Exhibit 2.14

EXECUTION VERSION

TRANSACTION AGREEMENT
by and among
LAUREATE EDUCATION, INC.,

Laureate Netherlands Holdings, B.V.,

ICE Inversiones Brazil, SL,

REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA.,

VC NETWORK EDUCAÇÃO S.A.,

ÂNIMA HOLDING S.A., and
solely for the purposes of Article XI,
CERTAIN OTHER PARTIES HERETO
Dated as of October 30, 2020

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TABLE OF CONTENTS
Page
Article I DEFINITIONS; INTERPRETATION    3
Section 1.1    Certain Defined Terms    3
Section 1.2    Interpretation    14
Section 1.3    Schedules, Exhibits and Disclosure Schedule    16
Article II Cash Transfer    17
Section 2.1    Cash Transfer; Cash Consideration    17
Section 2.2    Cash Consideration Adjustment    17
Section 2.3    Elevate Program    21
Section 2.4    Earn Out    21
Article III Closing    21
Section 3.1    Closing    21
Section 3.2    Actions to be Taken at the Closing    22
Section 3.3    Simultaneous Actions at the Closing; Actions Following the Closing.    22
Section 3.4    Withholding Tax    23
Section 3.5    Filing with the Board of Trade    24
Section 3.6    [Reserved]    24
Section 3.7    [Reserved]    24
Section 3.8    Failure to Close    24
Article IV Representations and Warranties of Athena    25
Section 4.1    Organization and Qualification    25
Section 4.2    Authority; Enforceability    26
Section 4.3    Capitalization of the Group Companies    26
Section 4.4    Consents and Approvals; No Violations    27
Section 4.5    Compliance with Laws    28
Section 4.6    Educational Matters; Permits    30
Section 4.7    Athena SEC Documents; Internal Controls; Financial Statements    32
Section 4.8    Absence of Undisclosed Liabilities    33
Section 4.9    Absence of Certain Changes or Events and Operations.    33
Section 4.10    Absence of Litigation    34
Section 4.11    Labor Matters    34
Section 4.12    Taxes    35
Section 4.13    Real Property; Sufficiency of Assets    36
Section 4.14    Company Material Contracts    38
v

Section 4.15    Transactions Related Parties    40
Section 4.16    [Reserved]    40
Section 4.17    Brokers and Finders    40
Section 4.18    [Reserved]    40
Section 4.19    Intellectual Property    40
Section 4.20    [Reserved]    41
Section 4.21    Corporate Matters    41
Section 4.22    Independent Investigation; No Other Representations and Warranties    42
Article V REPRESENTATIONS AND WARRANTIES OF ÂNIMA and ANGEL    43
Section 5.1    Organization and Qualification    43
Section 5.2    Authority; Enforceability    44
Section 5.3    [Reserved]    44
Section 5.4    Consents and Approvals; No Violations.    44
Section 5.5    Compliance with Laws    45
Section 5.6    Absence of Litigation    46
Section 5.7    [Reserved]    46
Section 5.8    [Reserved]    46
Section 5.9    [Reserved]    47
Section 5.10    [Reserved]    47
Section 5.11    [Reserved]    47
Section 5.12    [Reserved]    47
Section 5.13    Securities Matters    47
Section 5.14    [Reserved]    47
Section 5.15    [Reserved]    47
Section 5.16    [Reserved]    47
Section 5.17    [Reserved]    47
Section 5.18    Availability of Funds    47
Section 5.19    Brokers and Finders    47
Section 5.20    [Reserved]    47
Section 5.21    Board and Shareholder Approval    47
Section 5.22    [Reserved]    48
Section 5.23    [Reserved]    48
Section 5.24    [Reserved]    48
Section 5.25    Independent Investigation; No Other Representations and Warranties    48
Article VI Covenants    49
Section 6.1    Company’s Conduct of Business    49
Section 6.2    [Reserved]    53
Section 6.3    [Reserved]    53

Section 6.4    Call Notice and Management Proposal for Ânima Shareholders Meeting    53
Section 6.5    Ânima Shareholders Meeting    54
Section 6.6    [Reserved]    54
Section 6.7    [Reserved]    54
Section 6.8    [Reserved]    54
Section 6.9    Exclusivity    54
Section 6.10    Access to Information    55
Section 6.11    Confidentiality    56
Section 6.12    Consents    57
Section 6.13    Termination of Intercompany Arrangements    57
Section 6.14    Publicity    58
Section 6.15    Certain U.S. Tax Matters    58
Section 6.16    Control of Other Party’s Business    58
Section 6.17    [Reserved]    58
Section 6.18    Financials    59
Section 6.19    [Reserved]    59
Section 6.20    [Reserved]    59
Section 6.21    Further Assurances    59
Section 6.22    Maintenance of Books and Records    59
Section 6.23    Retained Names and Marks/Intellectual Property    60
Section 6.24    Directors and Officers    61
Section 6.25    [Reserved]    62
Section 6.26    Replacement of Guarantees    62
Section 6.27    Notices of Certain Events    62
Section 6.28    Transition Services Agreement, Business Integration    62
Section 6.29    [Reserved]    63
Section 6.30    Financial Capacity    63
Section 6.31    Insurance    64
Section 6.32    Power of Attorney    65
Section 6.33    Internal Reorganization    65
Section 6.34    [Reserved]    65
Section 6.35    [Reserved]    65
Section 6.36    [Reserved].    65
Section 6.37    Sale of Real Estate.    65
Section 6.38    Guarantee.    65
Section 6.39    Follow-On.    66
Article VII CONDITIONS PRECEDENT    66
Section 7.1    Conditions to Obligations of Each Party    66
Section 7.2    Additional Conditions to the Obligation of Angel    66
Section 7.3    Additional Conditions to the Obligation of Athena    67

Article VIII SURVIVAL; INDEMNIFICATION    68
Section 8.1    Survival of Representations and Warranties and Covenants    68
Section 8.2    Indemnification for Breaches of Covenants    68
Section 8.3    Exclusive Remedy    71
Article IX GOVERNMENTAL ANTITRUST AUTHORITIES    71
Section 9.1    Best Efforts; Cooperation; Filings with Governmental Antitrust Authorities    71
Article X TERMINATION    73
Section 10.1    Termination    73
Section 10.2    Effect of Termination    75
Section 10.3    Termination Payment    75
Section 10.4    No Other Termination    77
Section 10.5    Specific Performance    77
Article XI Ânima’s Controlling Shareholder    78
Section 11.1    Representations and Warranties of Ânima’s Controlling Shareholder    78
Section 11.2    Voting    79
Section 11.3    Restriction on Transfer    79
Section 11.4    [Reserved]    79
Section 11.5    Acquisition of Additional Shares    80
Article XII MISCELLANEOUS    80
Section 12.1    Fees and Expenses    80
Section 12.2    Amendment    80
Section 12.3    Waiver and Extension    80
Section 12.4    Governing Law    80
Section 12.5    Arbitration    81
Section 12.6    Notices    82
Section 12.7    Currency and Exchange Rates    83
Section 12.8    Entire Agreement; Assignment    84
Section 12.9    Parties in Interest    84
Section 12.10    Severability    84
Section 12.11    Headings    84
Section 12.12    Athena Counsel    85
Section 12.13    Angel Counsel    85
Section 12.14    Non-Recourse    85

Exhibit 2.14

EXECUTION VERSION

EXHIBITS
Exhibit A        Corporate Chart
Exhibit B        Internal Reorganization
Exhibit C        Farallon Future Asset Purchase Agreement
Exhibit 2.2(f)        List of Audit Firms
Exhibit 3.2(b)        Form of Amendment to the Articles of Association of the Company
Exhibit 3.2(f)        Form of Power of Attorney to Farallon
Exhibit 3.4        List of Law Firms
Exhibit 9.1(d)        Restricted Markets
Exhibit 11.1        Liens On Ânima’s Controlling Shareholders’ Equity Interest in Ânima

4838-0449-4785

INDEX OF DEFINED TERMS

Action    3
Adjusted Cash Consideration    3
Affiliate    3
Agreement    1
Allowed Insurance Claims    64
Amazonas Purchase Agreement    3
Ancillary Agreement    3
Angel    1
Angel Competing Proposal    55
Angel Counsel    85
Angel Disclosure Schedule    3
Angel Group Companies    4
Angel Indemnitees    68
Angel Material Adverse Effect    4
Angel Termination Payment    76
Angel’s Conditions    66
Angel’s Knowledge    4
Ânima    1
Ânima Board    2
Ânima Common Stock    3
Ânima’s Controlling Shareholders    1
Ânima Shareholders Meeting    54
Ânima Shareholder Approval    54
Ânima’s Specified Disclosure Documents    5
Anti-Corruption Laws    28
Athena    1
Athena Counsel    85
Athena Credit Agreement    5
Athena Data Room    5
Athena Disclosure Schedule    5
Athena Note Indenture    5
Athena SEC Documents    5
Athena Termination Payment    75
Athena Transaction Expenses    5
Athena’s Conditions    67
Athena’s Knowledge    5
Audit Firm    6
Audited Financial Statements    33
Board of Trade    6
Brazilian Civil Code    6
Brazilian Code of Civil Procedure    6
Brazilian GAAP    6
Business Day    6
CADE    6
CADE Clearance    6
Call Notice    6
Capital Gain Calculation Period    23
Capital Gain Methodology Period    23
Capital Gain Taxes    68
Cash Consideration    6
Cash Consideration Decrease Amount    18
Cash Transfer    2
Closing    6
Closing Statement    18
Closing Date    22
Company    1
Company Competing Proposal    55
Company Equity Interests    1
Company Leased Real Property    37
Company Material Adverse Effect    6
Company Material Contracts    38
Company Owned Real Property    36
Company Personal Property    37
Company Real Property Leases    37
Company Subsidiaries Equity Interests    1
Conditions Precedent    67
Confidential Information    7
Confidentiality Agreement    8
Continuing Education Agreements    8
Contract    8
Controlled Group    8
Corporations Law    8
CP Satisfaction Date    8
CVM    8
CVM Rule 358    8
CVM Rule 481    9
Defaulting Party    24
Disclosure Schedule    9
Earn-Out Payment    21
Educational Agency    9
Educational Approval    9
Educational Law    9
Elevate Program    9
Employee Plan    9
Employees    9
Enforceability Exceptions    26
Equity Interests    9
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4838-0449-4785

ERISA    10
Estimated Adjusted Cash Consideration    10
Estimated Cash Consideration Decrease Amount    18
Excess Athena Transaction Expenses    10
Exchange Act    10
Existing Shares    78
Existing Stock    61
Extended Outside Date    73
Farallon    2
Farallon Transaction    2
FIES    10
Final Adjusted Cash Consideration    20
Financial Assurances    62
Financial Statements    33
FMU    10
FMU Equity Interests    10
FMU Pledge Agreement    10
Fraud    10
Government Official    29
Governmental Antitrust Authority    71
Governmental Approval    27
Governmental Authority    10
Group Companies    11
Group Companies Equity Interests    1
Group Company Permits    31
Group Company Plan    35
IFRS    11
Independent Auditor    19
Indemnified Party    69
Indemnifying Party    69
Initial Payment    2
Intellectual Property    11
Intercompany Contracts    11
Interim Financial Statements    33
Internal Reorganization    1
IOF    24
IT Assets    11
Law    11
Liabilities    11
Lien    11
Lookback Date    11
Losses    11
Management Proposal    12
MEC    30
McKinsey’s Agreement    21
McKinsey’s Pending Payments    21
Necessary Financial Statements    59
Net Real Property Sale Proceeds    18
Non-Defaulting Party    24
Objection Notice    19
OFAC    30
Order    12
Ordinary Course of Business    12
Organizational Documents    12
Outside Date    73
Parties    1
Parties’ Conditions    66
Permits    12
Permitted Lien    12
Person    13
Post-Closing Adjustment Amounts    20
Pre-Closing Period    49
Providing Party    55
Receiving Party    55
Reference Form    13
Regulation S-X    13
Related Parties    13
Relative    13
Representatives    13
Retained Names and Marks    60
Review Period    19
Rules    81
Sanctions    30
Sapphire Transaction Agreement    2
SEC    13
Securities Act    13
Seller    1
Shareholders Shares    79
SOX    32
Subsidiary    13
Tax    14
Tax Authority    14
Tax Claim    69
Tax Return    14
Termination Payment    14
Ticking Fee    25
Trademarks    11
Transfer    79

Transition Services Agreement    63
U.S. GAAP    14
Wholly-Owned Angel Group Company    14
Wholly-Owned Group Company    14
Withholding Income Tax Reimbursement    77
Willful Breach    14

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT, dated as of October 30, 2020 (this “Agreement”), has been made and entered into by and among LAUREATE EDUCATION, INC., a company organized and validly existing under the laws of the State of Delaware, United States, with its principal place of business at 650 S. Exeter Street, Baltimore, Maryland, 21202, U.S.A. (“Athena”), Laureate Netherlands Holdings, B.V. a Dutch Besloten Vennootschap, with head offices at Barbara Strozzilaan 201, 1083HN Amsterdam (“LNHBV” or the “Seller”), ICE Inversiones Brazil, SL a Spanish Sociedad Limitada Unipersonal, with head offices at Calle Tajo Sin Numero, 28670 Villaviciosa de Odon, Madrid, REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA., a Brazilian limited liability company, with head offices in the city of São Paulo, State of São Paulo, at Rua Quatá, 67, 5th floor, Vila Olímpia, Zip Code 04546-040, enrolled with CNPJ/ME under No. 07.728.655/0001-20 (the “Company”), VC NETWORK EDUCAÇÃO S.A., a Brazilian corporation, with head offices in the city of Belo Horizonte, State of Minas Gerais, at Rua Aimorés, 1.451, Bairro Lourdes, Zip Code 30140-071, enrolled with CNPJ/ME under No. 04.011.351/0001-59 (“Angel”), ÂNIMA HOLDING S.A., a Brazilian corporation, with head offices in the city of São Paulo, State of São Paulo, at Rua Natingui, 862, 1º andar, Vila Madalena, Zip Code 05443-001, enrolled with CNPJ/ME under No. 09.288.252/0001-32 (“Ânima”), and solely for the purposes of Article XI, ÂNIMA’S CONTROLLING SHAREHOLDERS (each an “Ânima’s Controlling Shareholder” and, collectively, the “Ânima’s Controlling Shareholders”). Athena, the Seller, the Company, Angel and Ânima shall be referred to herein collectively as the “Parties”.
WHEREAS, pursuant to the corporate chart set forth in Exhibit A to this Agreement (i) Athena owns indirectly all of the issued and outstanding Equity Interests of the Seller, (ii) the Seller owns directly and indirectly all of the issued and outstanding Equity Interests of the Company (“Company Equity Interests”) and (iii) the Company owns directly or indirectly, as applicable, all of the issued and outstanding Equity Interests of the Subsidiaries of the Company, except for certain Equity Interests owned directly or indirectly by the Seller (such Equity Interests, the “Company Subsidiaries Equity Interests” and, together with the Company Equity Interests, the “Group Companies Equity Interests”).
WHEREAS, until the Closing, Athena shall be the indirect owner of the Company Equity Interests and the Seller and the Company shall be the sole direct or indirect owner of all of the issued and outstanding Company Subsidiaries Equity Interests.
WHEREAS, prior to the Closing Date, Athena will enter into and consummate the transactions set forth in Exhibit B (such transactions, collectively, the “Internal Reorganization”), according to which, among other steps as set forth in Exhibit B, certain minority Company Equity Interests owned indirectly by the Seller will be transferred to the Seller, and certain minority Company Subsidiaries Equity Interests owned by the Seller will be transferred to the Company, such that Seller will become the sole direct owner of all of the Company Equity Interests, and the Company will become the sole direct or indirect owner of all of the Company Subsidiaries Equity Interests.

WHEREAS, from this date until the Closing, Angel shall be a Wholly-Owned Angel Group Company.
WHEREAS, Athena desires to sell, transfer, assign, convey and deliver (or cause to be sold, transferred, assigned, conveyed and delivered) to Angel, and Angel desires to purchase, acquire and assume from Athena or one or more of its applicable Affiliates, all right, title and interest in and to, the Company Equity Interests in exchange for the Adjusted Cash Consideration upon the terms and subject to the conditions set forth in this Agreement (the “Cash Transfer”).
WHEREAS, on the date hereof, the board of directors of Ânima (the “Ânima Board”) has unanimously (a) determined that this Agreement, the Cash Transfer and the other transactions contemplated by this Agreement are in the best interests of Angel, Ânima and its shareholders taken as a whole, approved this Agreement and certain of the transactions contemplated hereby, including the Cash Transfer and the Cash Consideration to be paid by Angel in the Cash Transfer; and (b) resolved to recommend that the shareholders of Ânima vote in favor of the resolutions required under the Ânima Shareholder Approval when such resolutions are submitted to a shareholder vote.
WHEREAS, the board of directors of Athena has determined that this Agreement and the Cash Transfer and the other transactions contemplated by this Agreement are advisable and in the best interests of Athena and its shareholders, has approved this Agreement and the transactions contemplated hereby, including the Cash Transfer, and authorized the Company’s management, unless this Agreement has been terminated in accordance with its terms, to enter into the transactions set forth herein in accordance with the terms of this Agreement.
WHEREAS, concurrently with the execution and delivery of this Agreement, Athena (a) terminates that certain Transaction Agreement entered into by Athena, the Company, Ser Educacional S.A. and certain other parties thereto, dated as of September 11, 2020 (the “Sapphire Transaction Agreement”) (if applicable and upon receipt of the Initial Payment, as defined below); and (b) is required to pay to Ser Educacional S.A. the Go Shop Termination Fee (as defined in the Sapphire Transaction Agreement), in the total amount of one hundred and eighty million Brazilian Reais (R$180,000,000.00).
WHEREAS, concurrently with the execution and delivery of this Agreement and subject to the terms set forth in this Agreement, Angel is making a payment to Seller (or, if so directed by Seller, to Ser Educacional S.A. on behalf of Seller, as provided for in Section 2.1) of a portion of the Cash Consideration, in the total amount of one hundred and eighty million Brazilian Reais (R$180,000,000.00), subject to applicable Taxes, if any, as provided in Section 3.4 (“Initial Payment”).
WHEREAS, prior to the execution and delivery of this Agreement, Ânima and MAFF Holding LLC (“Farallon”) entered into a certain Future Asset Purchase Agreement, attached hereto as Exhibit C, whereby Ânima agreed to sell, transfer, assign, convey and delivery to Farallon, and Farallon agreed to purchase, immediately following the Closing, the FMU Equity Interests to be directly held by Angel (and indirectly held by Ânima) following Closing (the “Farallon Transaction”), in accordance with Article 483 of the Brazilian Civil Code.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
Article I.
DEFINITIONS; INTERPRETATION
Section i.Certain Defined Terms
Capitalized terms shall have the meanings ascribed to such terms in this Agreement. The following terms shall have the following meanings:
“Action” means any suit, action, claim, demand, arbitration, audit, investigation or other similar proceeding (administrative, judicial or criminal) by or before any Governmental Authority.
“Adjusted Cash Consideration” means an amount equal to the Cash Consideration minus the Cash Consideration Decrease Amount (if any).
“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise. For purposes of this Agreement, (i) none of the Group Companies shall constitute an Affiliate of Angel prior to the Closing, (ii) none of the Group Companies shall constitute an Affiliate of Athena at or following the Closing, and (iii) none of Wengen Alberta, Limited Partnership, its general partner, its or its general partner’s equityholders, any investment fund affiliated with or managed by Affiliates of such equityholders or any such equityholder’s portfolio investments (other than Athena and its Subsidiaries) shall be deemed to be Affiliates of Athena.
“Amazonas Purchase Agreement” means that certain Quota Assignment and Transfer Agreement and other Covenants, dated April 16, 2019, by and between Rede Internacional de Universidades Laureate Ltda., Cenesup - Centro Nacional de Ensino Superior Ltda., Sociedade de Desenvolvimento Cultural do Amazonas Ltda., Athena and Ser Educacional S.A., and any agreements related thereto.
“Ancillary Agreement” means the Transition Services Agreement.
“Ânima Common Stock” means the common stock of Ânima.
“Angel Disclosure Schedule” means the disclosure schedule delivered by Angel or Ânima to Athena concurrently with the execution of this Agreement.

“Angel Group Companies” means, collectively, Angel, Ânima and their direct or indirect Subsidiaries, including in any case (a) each of the entities listed as a Subsidiary of Ânima in the Ânima Audited Financial Statements for the financial year ended December 31, 2019 and (b) any other entity that became a Subsidiary of Ânima or Angel after such date.
“Angel’s Knowledge” means the actual knowledge of Angel and Ânima, after reasonable inquiry of their direct reports, of the individuals identified in Section 1.1 of the Angel Disclosure Schedule.
“Angel Material Adverse Effect” means any fact, circumstance, condition, event, change, development, occurrence or effect (including any breach of this Agreement), that, individually or in the aggregate with other facts, circumstances, conditions, events, changes, developments, occurrences or effects: (a) has resulted or is reasonably expected to result (x) in Losses of the Angel Group Companies, individually or in the aggregate, in excess of seven hundred and fifty million Brazilian Reais (R$750,000,000.00), (y) in the incurrence by any of the Group Companies of any Liabilities, individually or in the aggregate, in excess of seven hundred and fifty million Brazilian Reais (R$750,000,000.00), or (z) in a decrease in the net revenues of the Angel Group Companies (determined on a consolidated basis in accordance with IFRS) (A) for the four fiscal quarters of the Angel Group Companies immediately preceding the date of determination in an amount equal to or greater than thirty five percent (35%) compared with the net revenues of the Angel Group Companies (determined on a consolidated basis in accordance with IFRS), (B) during the four fiscal quarters of the Angel Group Companies immediately preceding such four fiscal quarters of the Angel Group Companies (so, for illustrative purposes only, if the date of determination is July 15, 2021, the period of clause (A) shall be the 2Q 2021, the 1Q 2021, the 4Q 2020 and the 3Q 2020 and the period of clause (B) shall be the 2Q 2020, the 1Q 2020, the 4Q 2019 and the 3Q 2019);or (b) has had or is reasonably expected to have a material adverse effect on the ability of Angel to perform its obligations hereunder or under the Ancillary Agreement or to consummate the transactions contemplated hereby or thereby; provided, however, that in no event shall any fact, circumstance, condition, event, change, development, occurrence or effect constitute or be taken into account in determining the occurrence of an Angel Material Adverse Effect under clause (a) of this definition to the extent it arises out of or results from (i) changes in general economic, political or business conditions in Brazil or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates; (iii) changes in conditions generally affecting the industry in which the Angel Group Companies operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, sabotage, civil or labor unrest, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake, natural disaster or other act of God or any epidemic, pandemic or disease outbreak (including the COVID-19 virus); (vi) changes or proposed changes in applicable Law (of general applicability), IFRS or Brazilian GAAP or in the interpretation or enforcement thereof; (vii) any failure by the Angel Group Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) non-cash accounting Losses; (ix) the public announcement of this Agreement and the identity of Athena or the pendency of the transactions contemplated by this Agreement, including any losses of students or employees, in each case, to the extent resulting therefrom (provided, that this clause (ix) shall not apply in the context of any representation or warranty contained in Section 5.4); or (x) any action taken or inaction by Angel or its Affiliates (A) that is expressly required or contemplated by this Agreement or any Ancillary Agreement or (B) at the express written request of Athena; except in the cases of clauses (i), (ii), (iii), (iv), (v) or (vi), to the extent the businesses of the Angel Group Companies, taken as a whole, are disproportionately adversely affected thereby as compared to other participants in the industries or markets in which the Angel Group Companies operate.
“Ânima’s Specified Disclosure Documents” means all information filed by Ânima with the CVM, regardless of its form, since the Lookback Date, and accessible to the public on the date hereof, including: (a) Ânima’s Reference Form for the Company for the fiscal year ended December 31, 2019, filed with the CVM on July 31st, 2020; and (b) Quarterly Information Form (Informações Trimestrais) for the second quarter of the fiscal year ending on December 31, 2020, filed with the CVM on August 13th, 2020.
“Athena Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 7, 2019, by and among Athena, Citibank, N.A. and the lenders party thereto.
“Athena Data Room” means the electronic data site made available by Athena for purposes of due diligence of Athena, the Group Companies and their businesses on a platform operated by Datasite under the project name “Athena 2020”.
“Athena Disclosure Schedule” means the disclosure schedule delivered by Athena to Angel concurrently with the execution of this Agreement.
“Athena Note Indenture” means that certain Indenture, dated as of April 26, 2017, by and among Athena, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 8.250% Senior Notes due 2025.
“Athena SEC Documents” means all forms, reports, schedules, statements, prospectuses, registration statements and other documents filed or furnished or required to be filed or furnished by Athena with the SEC, in each case, since the Lookback Date.
“Athena’s Knowledge” means the actual knowledge, after reasonable inquiry of their direct reports, of the individuals identified in Section 1.1 of the Athena Disclosure Schedule.
“Athena Transaction Expenses” means any and all (i) out-of-pocket fees, costs and expenses incurred by or on behalf of (but only to the extent actually paid or required to be paid by) any of the Group Companies or due by any of the Group Companies (or for which any of the Group Companies may be held liable) and related to this Agreement, any Ancillary Agreement, the transactions contemplated hereby and thereby or any other transaction concerning the sale of the Group Companies, including all legal, financial advisor, accounting, consulting or other advisory fees and (ii) stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar obligations (x) payable by any of the Group Companies to any directors, officers or employees of any of the Group Companies as a result of this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement and (y) triggered by the execution and delivery of this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement without the requirement of any further action by the Group Companies (including any termination of employment), in each case, other than any such payments to the extent that they are the result of any action taken by or at the express written request of Angel or any of its Affiliates.
“Audit Firm” means any of the audit firms listed on Exhibit 2.2(f).
“Board of Trade” (Junta Comercial) means the Governmental Authority competent for filing corporate documents of any Person in any State in Brazil or the Federal District.
“Brazilian Civil Code” means Law No. 10,406 of January 10, 2002, as amended or amended and restated from time to time, or as may be substituted by any successor law.
“Brazilian Code of Civil Procedure” means Law No. 13,105 of March 16, 2015, as amended or amended and restated from time to time, or as may be substituted by any successor law.
“Brazilian GAAP” means Brazilian generally accepted accounting principles, as per the Corporations Law.
“Business Day” means any day other than a Saturday, Sunday or a day when banking institutions are closed or are not required by Law to be open in the city of New York, United States of America or in the city of São Paulo, Brazil.
“CADE” means Brazil’s Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica).
“CADE Clearance” means the final approval by CADE, either by means of (i) a final decision issued by CADE’s General Superintendence following the expiration of the applicable waiting period with no third party appeal nor request for further review by CADE’s Tribunal, (ii) the publication of the minutes of the Plenary Session in which the final decision was issued by CADE’s Tribunal, (iii) the expiration of the formal review period set forth by Article 88, paragraphs 2 and 9, of the Law No. 12,529 of November 30, 2011, or (iv) CADE not making a decision within the time limits as set by the relevant competition laws, if such failure constitutes an automatic approval of the Transaction under the Brazilian Antitrust Laws.
“Call Notice” means the call notice convening and giving notice of the Ânima Shareholders Meeting, including any supplement or amendment thereto.
“Cash Consideration” means an amount in cash equal to three billion, nine hundred and fifty-seven million Brazilian Reais (R$ 3,957,000,000.00).
“CDI” means the Brazilian Extra-Group Interbank Deposits Rate.

“Closing” means the completion of the Cash Transfer and the other transactions to be completed on the Closing Date under this Agreement.
“Company Material Adverse Effect” means any fact, circumstance, condition, event, change, development, occurrence or effect (including any breach of this Agreement) that, individually or in the aggregate with other facts, circumstances, conditions, events, changes, developments, occurrences or effects: (a) has resulted or is reasonably expected to result (x) in Losses of the Group Companies, individually or in the aggregate, in excess of seven hundred and fifty million Brazilian Reais (R$750,000,000.00), (y) in the incurrence by the Group Companies of any Liabilities, individually or in the aggregate, in excess of seven hundred and fifty million Brazilian Reais (R$750,000,000.00), or (z) in a decrease in the net revenues of the Group Companies (determined on a consolidated basis in accordance with IFRS and in Brazilian Reais) (A) for the four fiscal quarters of the Group Companies immediately preceding the date of determination in an amount equal to or greater than thirty five percent (35%) compared with the net revenues of the Group Companies (determined on a consolidated basis in accordance with IFRS and in Brazilian Reais) (B) during the four fiscal quarters of the Group Companies immediately preceding such four fiscal quarters of the Group Companies (so, for illustrative purposes only, if the date of determination is July 15, 2021, the period of clause (A) shall be the 2Q 2021, the 1Q 2021, the 4Q 2020 and the 3Q 2020 and the period of clause (B) shall be the 2Q 2020, the 1Q 2020, the 4Q 2019 and the 3Q 2019); or (b) has had or is reasonably expected to have a material adverse effect on the ability of Athena or any Affiliate of Athena that will be a party to any Ancillary Agreement to perform their respective obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby; provided, however, that in no event shall any fact, circumstance, condition, event, change, development, occurrence or effect constitute or be taken into account in determining the occurrence of a Company Material Adverse Effect under clause (a) of this definition to the extent it arises out of or results from (i) changes in general economic, political or business conditions in Brazil or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates; (iii) changes in conditions generally affecting the industry in which the Group Companies operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, sabotage, civil or labor unrest, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake, natural disaster or other act of God or any epidemic, pandemic or disease outbreak (including the COVID-19 virus); (vi) changes or proposed changes in applicable Law (of general applicability), IFRS or Brazilian GAAP or in the interpretation or enforcement thereof; (vii) any failure by the Group Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) non-cash accounting Losses; (ix) the public announcement of this Agreement and the identity of Angel or the pendency of the transactions contemplated by this Agreement, including any losses of students or employees, in each case, to the extent resulting therefrom (provided, that this clause (ix) shall not apply in the context of any representation or warranty contained in Section 4.4); or (x) any action taken or inaction by Athena or its Affiliates (A) that is expressly required or contemplated by this Agreement or any Ancillary Agreement or (B) at the express written request of Angel; except in the cases of clauses (i), (ii), (iii), (iv), (v) or (vi) to the extent the businesses of the Group Companies, taken as a whole, are disproportionately adversely affected thereby as compared to other participants in the industries or markets in which the Group Companies operate.
“Confidential Information” means any and all non-public information that is confidential and proprietary, including confidential and proprietary trade secrets, techniques, know-how, processes, equipment, algorithms, design details and specifications, student lists, business forecasts, and sales and marketing plans, as well as all notes, analysis, reports, compilations, studies, interpretations, summaries or other documents that reflect any of the foregoing. The term “Confidential Information” shall also encompass any information about the proposed or potential business strategy, operations, financial matters and other matters relating to the Parties, as well as the subject matter or content of this Agreement or of any other instruments related hereto or cited herein, or any other documents and information related to the Cash Transfer or to any other transactions contemplated in this Agreement. Confidential Information shall not include information that (a) is or becomes generally available to the public other than as a result of a breach of confidentiality obligations by the Receiving Party, its Affiliates or their respective Representatives, (b) is known and can be shown to be known by the Receiving Party prior to the date of its disclosure to the Receiving Party by the Providing Party, its Affiliates or their respective Representatives or (c) becomes available to the Receiving Party or its Affiliates or their respective Representatives from a source other than the Providing Party or its Subsidiaries or its or their respective Representatives, if the source of such information is not known by the Receiving Party or its Affiliates or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Providing Party or its Affiliates with respect to such information.
“Confidentiality Agreement” means that certain confidentiality and non-disclosure agreement, dated as of April 3rd, 2020, by and between Athena and Ânima, as amended, and as supplemented by that certain clean team agreement, as amended.
“Continuing Education Agreements” means the Intercompany Contracts pursuant to which Athena or its Affiliates (other than the Group Companies) which are party thereto provide the Group Companies party thereto with continuing educational services in connection with such Group Companies’ students.
“Contract” means, with respect to any Person, any legally binding agreement, contract, instrument, lease, license, purchase order, sales order or other legally binding obligation, whether oral or written, in each case, to which such Person is a party or by which it or its assets are otherwise legally bound.
“Controlled Group” means any trade or business (whether or not incorporated) (i) which is under common control within the meaning of Section 4001(b)(1) of ERISA with any Group Company or (ii) which together with any Group Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the United States Internal Revenue Code.
“Corporations Law” means Brazil’s Law No. 6.404 of December 15, 1976, as amended or amended and restated from time to time, or as may be substituted by any successor law governing sociedades por ações incorporated in Brazil.

“CP Satisfaction Date” means the first date on which the conditions set forth in Section 7.1(b) (CADE Clearance), Section 7.1(c) (Ânima Shareholder Approval) and Section 7.2(d) (Release of Liens) are satisfied or, in case of Section 7.2(d), waived by Ânima.
“CVM” means the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários).
“CVM Rule 358” means the CVM Rule No. 358 dated as of January 3rd, 2002, as amended from time to time.
“CVM Rule 481” means the CVM Rule No. 481 dated as of December 12th, 2009, as amended from time to time.
“Disclosure Schedule” means the Angel Disclosure Schedule and the Athena Disclosure Schedule.
“Educational Agency” means any Person, whether a Governmental Authority, including the Brazilian Ministry of Education (MEC), Conselho Nacional de Educação (CNE) and Conselho Superior Universitário e de Ensino, Pesquisa e Extensão (CONSUNEPE), or a government-chartered private or quasi-private Person with the authority under Educational Laws to grant Educational Approvals for, administer student financial assistance to or for students of, or otherwise regulate private postsecondary institutions in accordance with standards relating to the performance, operation, financial condition or academic standards of such institutions.
“Educational Approval” means any license, permit, authorization, program participation agreement, certification, accreditation, or similar approval issued or required to be issued by an Educational Agency to an educational institution subject to the oversight of such Educational Agency with respect to the operations of such educational institution, including any such approval for the institution to participate in any program of student financial assistance offered by such Educational Agency, but excluding any license, permit, authorization, certification or similar approval issued to the institution’s employees or contractors on an individual basis.
“Educational Law” means any Law applicable to private postsecondary educational institution and any regulations implementing or relating thereto, issued or administered by any Educational Agency.
“Elevate Program” means the actions in relation to developing initiatives to transform the global operations of Athena in order to generate savings and efficiencies in connection with the services agreement entered by and between Athena and McKinsey & Co. on February 14, 2019.
“Employee Plan” means any (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance

(including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, worker’s compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits).
“Employees” means employees employed by the Group Companies, immediately prior to the Closing.
“Equity Interests” means, with respect to any Person, (a) any common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares and any other equity securities, capital stock, quota, partnership, membership, limited liability company or similar interest of such Person, (b) any securities that are directly or indirectly convertible, exchangeable or exercisable into any such stock or interests, including any right that would entitle any other Person to directly or indirectly acquire any such interest in such Person, and (c) any right that would otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such first Person (including stock appreciation, phantom stock, profit participation or other similar rights), in each case of clauses (a) through (c), however described and whether voting or non-voting.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Adjusted Cash Consideration” means an amount equal to the Cash Consideration minus the Estimated Cash Consideration Decrease Amount (if any).
“Excess Athena Transaction Expenses” means an amount equal to any and all Athena Transaction Expenses not accrued on the consolidated unaudited balance sheet of the Company as of March 31, 2020, or incurred, committed to be paid (irrespective of when required to be paid) or paid by any Group Company after March 31, 2020, and at or prior to the Closing in excess (in aggregate) of one Brazilian Real (R$1.00).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (including all rules and regulations promulgated thereunder).
“FIES” means the “Fundo de Financiamento Estudantil” promoted by MEC.
“FMU Equity Interests” means all of the issued and outstanding Equity Interests of Faculdades Metropolitanas Unidas Educacionais Ltda. (“FMU”), which is one of the Group Companies, which are currently free and clear of any Liens other than those arising from the FMU Pledge Agreement.
“FMU Pledge Agreement” means the Instrumento Particular de Alienação Fiduciária de Quotas em Garantia No. 050/14, by and among BSP Business School São Paulo Ltda., the Company, Banco BTG Pactual S.A., Banco Bradesco S.A. and SLW Corretora de Valores e Câmbio Ltda.

“Fraud” means fraud as defined under applicable Laws in the making of a representation or warranty contained in this Agreement, committed by a Person making such representation or warranty, with intent to deceive another Person, and to induce him, her or it to enter into the contract and requires (a) a false representation of material fact made herein; (b) knowledge that such representation is false; (c) an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such Person to suffer damage by reason of such reliance.
“Governmental Authority” means any federal, state, local, municipal, national or supranational government or governmental authority of any nature (including any governmental agency, branch, bureau, commission or department, or any official, administrative, executive, judicial, legislative, police, regulatory authority or entity), any securities exchange and any court or arbitral body.
“Group Companies” means, collectively, the Company and its direct or indirect Subsidiaries, including in any case (a) each of the entities listed as a Subsidiary of the Company in the Audited Financial Statements for the financial year ended December 31, 2019 and (b) any other entity that became a Subsidiary of the Company after such date.
“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board.
“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including (a) patents and patent applications, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, logos, trade dress, trade names, corporate names and Internet domain names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Trademarks”), (c) copyrights and all applications, registrations and renewals in connection therewith, and (d) trade secrets, including rights in know-how, and confidential and proprietary information.
“Intercompany Contracts” means any Contract between or among (a) Athena or any of its Related Parties (other than any Group Company), on the one hand, and (b) any Group Company, on the other hand.
“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned or purported to be owned by the applicable party or licensed or leased to such party pursuant to written agreement (excluding any public networks).
“Law” means any foreign or domestic federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, decree, order, requirement or rule of law (including common law) of any Governmental Authority, including the regulations and rules issued by any securities exchange.

“Liabilities” means any and all indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Action or Order, excluding any accounting losses with no cash effects.
“Lien” means any mortgage, lien, usufruct (usufruto), pledge, charge, security interest, encumbrance, easement, right of way, lease, license or transfer restriction (including any right of first refusal, right of first offer, preemptive right or option).
“Lookback Date” means December 31, 2017.
“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (deducted, however, of any amounts recovered), and excluding any accounting losses with no cash effects.
“Management Proposal” means the manual of the shareholders’ meeting (manual de participação na assembleia) and the management proposal (proposta da administração) prepared in accordance with the Corporations Law and CVM Rule 481, in respect of the Ânima Shareholders Meeting, including, any supplement or amendment thereto.
“Order” means any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Authority or arbitrator (with binding effect).
“Ordinary Course of Business” means, when used in relation to the conduct by the Group Companies or the Angel Group Companies, as applicable, of their respective businesses, any action or transaction taken by or inaction of any of the Group Companies or the Angel Group Companies, as applicable, in the ordinary course of business consistent with past practice, taking into account the following actions that the Group Companies or the Angel Group Companies, as applicable, may take or have taken in good faith in response to the COVID-19 pandemic: (a) any required or recommended quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, or other safety measures, (b) workforce reductions or workplace or worksite shutdowns or slowdowns or vacating real properties, (c) selling, transferring or otherwise disposing of unused or obsolete assets, (d) expanding (and prioritizing investment in) distance education and (e) any action taken in connection with the Elevate Program relating to costs saving and resources rationalization, in each of the foregoing clauses (a) through (e), to the extent (i) reasonably necessary or appropriate to respond to, or mitigate the adverse effects of, the COVID-19 pandemic, (ii) supported by documentation, information, data, or other evidence reasonably substantiating the necessity or appropriateness of such acts and (iii) taken to advance the interests of the Group Companies or the Angel Group Companies, as applicable.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, bylaws or comparable or equivalent organizational or governance documents of such Person.
“Permits” means any and all written permits, licenses, accreditations, operating certificates, certifications, filings, registrations, authorizations, enrollments, approvals and waivers obtained or required to be obtained from any Governmental Authority with valid jurisdiction.
“Permitted Lien” means (a) Liens for Taxes (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings and for which the Group Companies or the Angel Group Companies, as applicable, have established an adequate accrual in accordance with the applicable generally accepted accounting principles, (b) statutory Liens granted or arising in the Ordinary Course of Business, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (d) restrictions on transfer of securities imposed by applicable securities Laws, (e) any right to use, license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property, (f) Liens arising under original purchase price conditional sales contracts and equipment leases and real property leases with third parties entered into in the Ordinary Course of Business, (g) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority, (h) covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Liens with respect to any real property that would be revealed by a current title report with respect to such real property or that, individually or in the aggregate, do not materially impair or detract from the value of the real property subject thereto or impair or interfere in any material respect with the use or occupancy of the real property subject thereto in the operation of the Group Companies or the Angel Group Companies, as applicable, as currently conducted, taken as a whole, (i) any Liens reflected in, reserved against or otherwise disclosed on, the Financial Statements or the Ânima Financial Statements, as applicable, (j) Liens arising under this Agreement or any of the Ancillary Agreement, (k) Liens with respect to any real property which would be revealed by a survey or other inspection of such real property, and (l) any other Liens that, individually or in the aggregate, do not materially impair or detract from the value, or materially interfere with or impair the existing use, of the asset or property affected by such Lien, or that will be released on or prior to the Closing Date.
“Person” means any natural person, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, investment fund (fundo de investimento), or other entity, including any Governmental Authority.
“Reference Form” (Formulário de Referência) means the form disclosed by Ânima at CVM’s website, in accordance with CVM Ruling 480/2009.
“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Parties” means, with respect to any Person, as applicable, any other Person that is an Affiliate of such Person, a director, officer or manager of the first Person, their Relative, or an Affiliate of the foregoing.
“Relative” means, with respect to an individual, any parent, spouse, civil partners (companheiro/a), or any other relative until the third degree (parente em linha reta, colateral ou por afinidade até o terceiro grau), such Person’s spouse or civil partner or any other relative (by blood, marriage or adoption) that resides with such Person.
“Representatives” means, with respect to any Person, such Person’s officers, administrators, directors and authorized agents, consultants and advisors (including such Person’s authorized attorneys and accountants).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder).
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or a managing member, (b) such Person or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (c) such Person or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.
“Tax” or “Taxes” means any and all taxes, contributions, tariffs, fees or similar charges of any nature, at federal, state and municipal level, and others, including license fees, income tax (including social contributions), capital gains tax, tax on sales, including ICMS (Tax on the Circulation of Goods and Provision of Services), IPI (Tax on Industrialized Products), COFINS (Social Security Financing Contribution), PIS (Social Integration Program), CSLL (Social Contribution on Net Profit), ISS (Service Tax), IPTU (Urban Property Tax), ITR (Rural Property Tax), ITBI, ITCMD (Inheritance and Gift Tax), IPVA (Vehicle Tax), IR (Income Tax), IOF (Tax on Financial Operations), and other taxes and contributions, together with applicable interest, penalties and accessory obligations.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.
“Tax Return” means any and all returns, reports, information returns, declarations, documents or statements (and any attachments thereto) supplied or required to be supplied to any Tax Authority with respect to Taxes, including any claim for refund or amendment thereof.
“Termination Payment” means either the Athena Termination Payment or the Angel Termination Payment, as applicable.

“U.S. GAAP” means generally accepted accounting principles in the United States.
“Wholly-Owned Angel Group Company” means an Angel Group Company directly or indirectly wholly-owned by Ânima.
“Wholly-Owned Group Company” means a Group Company directly or indirectly wholly-owned by the Company.
“Willful Breach” means, with respect to any covenant or agreement of a Party made in this Agreement, an action or failure to act by such Party in material breach of such covenant or agreement that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or failure to act would, or would reasonably be expected to, cause such material breach of such covenant or agreement.
Section ii.Interpretation
(1)Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
(2)The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, article, section, paragraph, exhibit and schedule references are to the clauses, articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
(3)References in this Agreement to “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”.
(4)The plural of any defined term shall have a meaning correlative to such defined term in the singular, the singular of any defined term shall have a meaning correlative to such term defined in the plural and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(5)References in this Agreement to “USD”, “Dollars” and “$” shall mean United States Dollars. References in this Agreement to “BRL”, “Reais” and “R$” shall mean Brazilian Reais.
(6)A reference to any Party to this Agreement or to any party to any other agreement or document shall include such party’s successors and permitted assigns, subject to the terms hereof or thereof, as applicable.
(7)A reference to any specific statute, law, ordinance, regulation, rule, code, decree or order or to any provision thereof shall include any amendment, modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. A reference to a Contract (including this Agreement) shall be deemed to include references to such Contract as amended, amended and restated, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement, as applicable.
(8)References to a Person also refer to its successors and permitted assigns.
(9)Any capitalized terms used in any Schedule or Exhibit to this Agreement, the Athena Disclosure Schedule, the Angel Disclosure Schedule and any Ancillary Agreement but not otherwise defined therein shall have the respective meanings set forth in this Agreement.
(10)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(11)References to any document or information having been “delivered”, “furnished”, “provided” or “made available” by Athena to Angel or its Representatives shall mean Athena or its Representatives (i) having physically or electronically delivered such document or information to Angel or its Representatives, (ii) having posted such document or information to the Athena Data Room or (iii) otherwise having made a copy of such document or information publicly available (electronically) on the SEC’s website, in each case, prior to the execution of this Agreement by the Parties.
(12)References to any document or information having been “delivered”, “furnished”, “provided” or “made available” by Angel to Athena or its Representatives shall mean Angel or its Representatives (i) having physically or electronically delivered such document or information to Athena or its Representatives, or (ii) otherwise having made a copy of such document or information publicly available (electronically) on the CVM’s website, in each case, prior to the execution of this Agreement by the Parties.
(13)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of any period of time is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(14)The words “day” and “days” refer to calendar day(s).
(15)The word “or” shall not be exclusive.
(16)References to “written” or “in writing” include in electronic form (including, for the avoidance of doubt, electronic mail).
(17)All Sections referred to as “Reserved” were expressly and intentionally excluded by the Parties for all purposes of this Agreement.

Section iii.Schedules, Exhibits and Disclosure Schedule
(1)All Schedules and Exhibits to this Agreement and the Disclosure Schedule are hereby incorporated into this Agreement by reference and made a part of this Agreement.
(2)Disclosures on the Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections of this Agreement. Any disclosure set forth in any section of the Disclosure Schedule shall be deemed to be disclosed by the relevant Party for all sections of this Agreement and all other sections of such Party’s Disclosure Schedule to the extent that such disclosure is reasonably apparent on the face of such disclosure to be applicable to such other sections of this Agreement or such other sections of the Disclosure Schedule, notwithstanding the omission of a specific reference or cross-reference thereto. The headings contained in the Disclosure Schedule are for convenience of reference only, do not constitute part of the Disclosure Schedule and shall not be deemed to limit or otherwise affect, including modifying or influencing the interpretation of, any of the information contained in the Disclosure Schedule or this Agreement. The inclusion by any Party of any information in any section of its Disclosure Schedule shall not be deemed to be an admission or acknowledgement by such Party or otherwise imply that such information or matter rises to a Company Material Adverse Effect or an Angel Material Adverse Effect, as applicable, or is material to or outside the Ordinary Course of Business. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the listing by a Party of items or matters in the Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, such Party’s representations, covenants or other agreements contained in this Agreement. All references to, or disclosures of, a breach or violation of any Contract, Law or Order, the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements in the Disclosure Schedule are intended only to allocate rights and risks between Angel and Athena and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person that is not a Party, or give rise to any claim or benefit to any Person that is not a Party. Where a Contract or other document is referenced, summarized or described in the Disclosure Schedule, such reference, summary or description does not purport to be a complete statement of the terms or conditions of such Contract or other document, and (to the extent such Contract or other document was made available to Athena or Angel, as applicable) such reference, summary or description is qualified in its entirety by the specific terms and conditions of such Contract or other document (as made available to Athena or Angel, as applicable).
Article II.
Cash Transfer
Section i.Cash Transfer; Cash Consideration

(a)Upon the terms and subject to the conditions set forth in this Agreement, (a) Athena shall sell, transfer, assign, convey and deliver (or cause to be sold, transferred, assigned, conveyed and delivered) to Angel, and Angel shall purchase, acquire and accept from Athena or one or more of its applicable Affiliates, all right, title and interest in and to the Company Equity Interests, free and clear of any Liens (other than those set forth in the Organizational Documents of the Company or restrictions on transfer of securities imposed by applicable securities Laws) and (b) Angel shall pay to Seller, the holder of the Company Equity Interests on the Closing, the Adjusted Cash Consideration, as finally determined pursuant to Section 2.2.
(b)Concurrently with the execution and delivery of this Agreement, and irrespective of whether the Closing is consummated (including whether the Cash Transfer or any other transaction contemplated by this Agreement occurs), Angel shall pay Seller (or, if so directed by Seller, to Ser Educacional S.A. on behalf of Seller, pursuant to the wire instructions designated by Seller prior to the date of this Agreement) the Initial Payment; provided that any payment made by Angel to Ser Educacional S.A., on behalf of Seller, shall comply with applicable Law and shall not cause any additional expense, cost or burden to Angel, other than the IOF Tax provided in Section 3.4.
(c)As a result of, and following the Cash Transfer, (i) Angel will become the direct holder of the Company Equity Interests, which shall represent, on the Closing Date, one hundred percent (100%) of the total and voting capital stock of the Company; and (ii) Athena or one or more of its designees will receive the Cash Consideration, subject to Section 2.2 and Section 3.4.
a.Cash Consideration Adjustment
(a)The Cash Consideration shall be decreased by an amount equal to the sum of (i) the Initial Payment, (ii) the McKinsey’s Pending Payments, and (iii) the Excess Athena Transaction Expenses; and (iv) if and to the extent not covered in (ii) or (iii) above, and except for any payment made or expense incurred by or on behalf of any Group Company at the written request of Angel following the date hereof: (A) any amounts (including principal and interest accrued thereon) actually paid or repaid (other than through a capitalization into equity) by or on behalf of any Group Company to Athena or any of its Affiliates (other than a Wholly-Owned Group Company) under any Intercompany Contract relating to indebtedness (net of any replacement indebtedness provided by Athena or any of its Affiliates (other than a Group Company) to any Wholly-Owned Group Company and actually disbursed by Athena or any of its Affiliates (other than a Group Company) to such Wholly-Owned Group Company), in each case after March 31, 2020 and at or prior to the Closing; (B) any dividends or distributions declared, paid or agreed or committed to be declared or paid and any return of capital or any other payment declared, made or agreed or committed to be declared or made after March 31, 2020, and at or before the Closing by the Company to one or more of their respective equityholders in respect of such Person’s Equity Interests in the Company; and (C) any Taxes incurred in connection with any of the foregoing or withholding Taxes incurred in or in connection with the Internal Reorganization (including in the capitalization of principal and interest of any

Intercompany Contract relating to indebtedness) (the amount resulting from the application of this Section 2.2(a), the “Cash Consideration Decrease Amount”), provided, however, that (x) the distribution of any proceeds to the extent resulting from the sale of the non-operational real properties described in Section 6.1(b)(x) of the Athena Disclosure Schedule by one or more of the Group Companies (net of any Taxes, commissions, costs and expenses paid or incurred and any contractually undertaken monetary liabilities or obligations (which, for the avoidance of doubt, shall not include general legal responsibilities (including for evicção) and typical representations or warranties made in escrituras de compra e venda), in each case, in connection therewith) (“Net Real Property Sale Proceeds”), or (y) the entering into any Intercompany Contracts to sell those non-operational real properties described in Section 6.1(b)(x) to Athena or an Affiliate of Athena (other than a Group Company), shall not, in each case of clauses (x) and (y), result in any adjustment of the Cash Consideration, provided that such Intercompany Contracts shall not result in or create any liabilities or obligations of any nature whatsoever in relation to the Group Companies, other than delivery of possession of such non-operational real properties described in Section 6.1(b)(x)).
(b)At least four (4) Business Days prior to the Closing Date, Athena shall deliver to Angel a statement with its good faith estimate of the Cash Consideration Decrease Amount (the “Estimated Cash Consideration Decrease Amount”) and provide Angel a reasonable level of supporting documentation for the Estimated Cash Consideration Decrease Amount and the calculation thereof and any related information reasonably requested by Angel. If Angel objects to the Estimated Cash Consideration Decrease Amount or the calculation thereof, Angel shall deliver a notice of such objection to Athena no later than two (2) Business Days prior to the Closing Date, and Athena and Angel shall cooperate in good faith to resolve any objections set forth in such objection notice, and Angel shall revise the Estimated Cash Consideration Decrease Amount, and the calculation thereof to reflect any revisions mutually agreed upon by Athena and Angel at least one (1) Business Day prior to the Closing Date. If Athena and Angel fail to resolve any of such objections, the Estimated Cash Consideration Decrease Amount and the calculation thereof as originally delivered by Athena shall be conclusive and binding upon the Parties for the purposes of determining the amount of the Estimated Adjusted Cash Consideration payable by Angel at the Closing.
(c)As soon as reasonably practicable, but in no event later than sixty (60) days after the Closing Date, Angel shall prepare and cause to be delivered to Athena a statement with its good faith determination of the Cash Consideration Decrease Amount, which statement shall include, in reasonable detail, (i) Angel’s calculation of the amounts for the Cash Consideration Decrease Amount and (ii) the calculation of the Adjusted Cash Consideration (the “Closing Statement”). Angel shall provide a reasonable level of supporting documentation for the Closing Statement and the Adjusted Cash Consideration therein and the calculation thereof and any additional information reasonably requested by Athena and related thereto.
(d)Upon receipt of the Closing Statement, Athena and its representatives shall be permitted during the succeeding sixty (60) day period (the “Review Period”) reasonable access, upon reasonable notice, to (i) the books and records of the Group Companies in the possession of Angel or any of its Affiliates (including the Group Companies) which would reasonably be expected to be necessary for the preparation of the Closing Statement and (ii) the personnel of Angel and its Affiliates (including the Group Companies) involved in the preparation of the Closing Statement and/or who would reasonably be expected to be necessary for the preparation thereof.
(e)If Athena disagrees with the Closing Statement or the calculation of the Adjusted Cash Consideration in the Closing Statement, on or prior to the last day of the Review Period, Athena shall notify Angel in writing of such disagreement with the Closing Statement, which notice shall set forth any such disagreement in reasonable detail, the specific item of the Closing Statement and the calculation thereof to which such disagreement relates and the specific basis for each such disagreement (the “Objection Notice”). If Athena fails to deliver the Objection Notice within the Review Period, the Closing Statement and Angel’s calculation thereof shall be deemed to have been accepted by Athena and shall be final and binding. If Athena delivers the Objection Notice within the Review Period, subject to Section 2.2(f), Athena and Angel shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Athena and Angel shall be final and binding upon the Parties.
(f)If Athena and Angel are unable to resolve any disagreement as contemplated by Section 2.2(e) within thirty (30) days after delivery of the Objection Notice, then Athena and Angel shall submit the matter for resolution to one of the Audit Firms listed in Exhibit 2.2(f) (or, if none of them is willing or available to accept such engagement, a mutually agreeable independent international accounting firm), that shall, acting as an expert (and not as an arbitrator), resolve the dispute set forth in the Objection Notice. In the event all of the Audit Firms listed in Exhibit 2.2(f) are unwilling or unavailable to accept such engagement and Athena and Angel are unable to agree on an accounting firm within fifteen (15) days after being notified by the last one of such Audit Firms that it is unwilling or unavailable to accept such engagement, at the request of either Party, Athena and Angel shall jointly request that the ICC International Centre for Expertise appoint an independent international accounting firm to resolve, as an expert (and not as an arbitrator), the dispute set forth in the Objection Notice (the accounting firm appointed pursuant to this Section 2.2(f), the “Independent Auditor”). The fees, costs and expenses of the Independent Auditor (and, if applicable, the ICC International Centre for Expertise) shall be allocated between Athena and Angel in proportion to the extent either Athena or Angel did not prevail on the disputed items submitted for the Independent Auditor’s review. For the avoidance of doubt and solely as an illustration of the methodology set forth in the immediately preceding sentence, if (i) the Objection Notice delivered by Athena assigns values to the disputed items such that the Adjusted Cash Consideration would be increased by one million Brazilian Reais (R$1,000,000.00), (ii) Angel maintains that the Adjusted Cash Consideration as calculated pursuant to the Closing Statement is correct and (iii) the Independent Auditor’s final resolution of the disputed items in accordance with this Section 2.2 is that the Adjusted Cash Consideration as calculated by Angel in the Closing Statement is increased by six hundred thousand Brazilian Reais (R$600,000.00) (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of Athena), then forty percent (40%) of such fees and expenses of the Independent Auditor shall be paid by Athena and Angel shall be responsible for sixty percent (60%) of such fees and expenses of the Independent Auditor. All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Independent Auditor shall be borne by the Party incurring such cost and expense.
(g)Athena and Angel shall instruct the Independent Auditor to consider only those items and amounts which are identified in the Objection Notice as being items which Athena and Angel are unable to resolve and to make a determination as to whether such items and amounts were calculated in accordance with the terms of this Agreement. Further, the Independent Auditor’s determination shall be based solely on the relevant books and records and the other written information provided by Athena and Angel (i.e., not on the basis of an independent review), and the Independent Auditor shall not conduct additional discovery in any form.
(h)Athena and Angel shall jointly instruct the Independent Auditor to make a determination as soon as practicable (but in any case within thirty (30) days (or such other time as the Parties shall agree in writing) after its engagement) with respect to the disputed items submitted to the Independent Auditor; provided that the failure to adhere to such thirty (30) day time limit shall not be a basis for challenging the Independent Auditor’s determination. The Independent Auditor shall provide the Parties with a written explanation in reasonable detail of each such required adjustment, including the basis therefor. Except as may be required by applicable Law or court order, the Parties agree to maintain confidentiality as to all aspects of any proceeding before the Independent Auditor, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such proceeding to a court of competent jurisdiction for purposes of enforcing this Section 2.2 or the Independent Auditor’s final determination. The Independent Auditor shall be bound by a mutually agreeable confidentiality agreement, which shall preserve the confidentiality of any proceeding before the Independent Auditor. The procedures of this Section 2.2 are exclusive and, except as set forth below, the determination of the Independent Auditor shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.2(h) may be entered as a judgment in any court of competent jurisdiction. Either Athena and Angel may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.2(h). The only defense of either Athena or Angel to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Auditor or manifest error. Absent such fraud or manifest error, Athena or Angel, as applicable, shall reimburse the Party seeking enforcement for its expenses related to such enforcement.
(i)If (i) the Estimated Adjusted Cash Consideration exceeds the Adjusted Cash Consideration as finally determined pursuant to, and in accordance with, Section 2.2 (the “Final Adjusted Cash Consideration”), Athena shall pay (or cause to be paid) to Angel the amount of such excess, and (ii) the Final Adjusted Cash Consideration exceeds the Estimated Adjusted Cash Consideration, Angel shall pay to Athena (or one or more of its designees) the amount of such excess (the excess amounts referred to in each of clauses (i) and (ii), the “Post-Closing Adjustment Amounts”). Any Post-Closing Adjustment Amounts shall be paid in cash in Brazilian Reais by wire transfer of immediately available funds within three (3) Business Days after the final determination of the Post-Closing Adjustment Amounts in accordance with this Section 2.2 to an account or accounts designated by the Party receiving payment.

b.Elevate Program. The Parties agree that (i) up until Closing, any payments made by the Group Companies to McKinsey & Co. (or its Affiliates) under the services agreement entered into with respect to the Elevate Program in Brazil (“McKinsey’s Agreement”) shall be treated as a regular business expense of the Group Companies, and, thus, shall not reduce the Cash Consideration, provided that (a) any and all amounts to be paid by the Company or by the Group Companies to McKinsey & Co. (or its Affiliates) from the date hereof until the Closing shall refer to success fees calculated based on gains achieved in connection with the Elevate Program, as provided in the McKinsey’s Agreement on October 12, 2020; (b) from the date hereof until the Closing no one-off payment shall be made by the Group Companies to McKinsey & Co. (or its Affiliates); (c) on the date hereof there is no, and until the Closing there will not be, outstanding payment by the Group Companies to McKinsey & Co. (or its Affiliates) related to services rendered before March 31, 2020; and (d) the total amount paid or payable by the Group Companies from March 31, 2020 until the Closing does not exceed twenty million Brazilian Reais (R$ 20,000,000.00) within each semester (from January to June and from July to December of each year); and (ii) any amounts due to McKinsey & Co. (or its Affiliates) by any of the Group Companies: (x) as penalties resulting from the termination of the McKinsey’s Agreement in Brazil, (y) that are outstanding at Closing, with respect to services rendered after the Closing Date in connection with the Elevate Program in Brazil and (z) any amounts paid or payable by the Group Companies not in compliance with, or which exceed the limits and provisions set forth in this Section 2.3, items (i)(a), (i)(b), (i)(c) and (i)(d), if applicable, shall reduce the Cash Consideration in accordance with Section 2.2(a) above (“McKinsey’s Pending Payments”).
c.Earn Out
In case MEC issues and publishes decrees authorizing an increment in the number of seats (vagas) of the Medicine Courses to be offered in the campi of Piracicaba or São José dos Campos by Universidade Anhembi Morumbi within eighteen (18) months as of the date hereof, and provided that no judicial Order has been issued to cancel such authorization until the respective payment date provided herein, Angel shall pay to Seller or its respective designees or successors an earn-out consideration in the amount of one million and five hundred thousand Brazilian Reais (R$ 1,500,000.00) per seat (“Earn-Out Payment”). The Earn-Out Payment, reduced by the corresponding withholding Tax, if any, in accordance with Section 3.4, shall be made on the first anniversary of the date on which each relevant authorization has been published. Angel and Ânima hereby agree to, after the Closing, use their commercially reasonable efforts (and to instruct their Representatives in the management of the Group Companies to use their respective commercially reasonable efforts) to achieve the targets for the maximum Earn-Out Payment, and commit not to (and to instruct their Representatives in the management of the Group Companies not to) take any action that could reasonably be expected to reduce, delay or impair the achievement of such targets.
Article III.
Closing
d.Closing

The Closing contemplated by this Agreement shall take place at 10:00 a.m., São Paulo time, at the offices of Demarest Advogados, at Avenida Pedroso de Moraes, 1201, Pinheiros, São Paulo, State of São Paulo, (a) on a date mutually agreed by the Parties in writing or (b) if no such agreement is reached within two (2) Business Days from the CP Satisfaction Date, on the last Business Day of the second calendar month following the calendar month in which the CP Satisfaction Date occurs (i.e., for illustrative purposes only, if the CP Satisfaction Date occurs on March 15, 2021, the Closing shall take place on May 31, 2021) (the date on which the Closing actually occurs, the “Closing Date”); provided that the obligation of the Parties to consummate the Closing shall be subject to the satisfaction (or waiver by the Party entitled to waive the same) of each of the Conditions Precedent (including the Conditions Precedent satisfied on the CP Satisfaction Date, which shall be required to remain satisfied on the Closing Date).
e.Actions to be Taken at the Closing
At the Closing, the following actions shall be taken:
(1)Angel shall pay the Estimated Adjusted Cash Consideration, to the direct holder of the Company Equity Interests by wire transfer of immediately available funds to one or more accounts designated in writing by Athena no later than two (2) Business Days prior to the Closing Date;
(2)Athena (or the Subsidiary of Athena which is the direct holder of the Company Equity Interests immediately prior to Closing) and Angel shall execute (or cause to be executed) an Amendment to the Articles of Association of the Company in the form attached hereto as Exhibit 3.2(b) for the sale, transfer, assignment, conveyance and delivery of the Company Equity Interests from Athena to Angel;
(3) Angel and Athena shall deliver to each other the documents that evidence the powers and authority of their respective representatives duly empowered under applicable Law who act on behalf of, or represent, each of them as signatories of all documents to be executed on the Closing Date;
(4)Athena shall deliver to Angel a true, correct and complete chart setting forth the number of students of the Group Companies in each of the live courses (graduação presencial) and EAD (graduação de educação à distância) offered by the Group Companies as of the last day of the calendar month immediately preceding the Closing Date;
(5)Athena and Angel shall execute and deliver (or shall cause to be executed and delivered) to each other such documents, and take all such other actions, as are reasonably necessary to consummate the transactions contemplated by this Agreement to take place at the Closing, including the Ancillary Agreement; and
(6)The Company and the Group Companies, except for FMU, shall grant powers of attorney, in accordance with the drafts provided for in Exhibit 3.2(f), with management and representation powers, including before financial institutions and public authorities, to attorneys-in-fact indicated by Angel, such powers of attorney to be valid until the registration of the corporate documents provided in Section 3.2(b) above with the relevant Board of Trade.
f.Simultaneous Actions at the Closing; Actions Following the Closing.
(7)As provided in Article 476 of the Brazilian Civil Code, if any Party fails to take any action required to be taken at the Closing under Section 3.2, (i) there will be no further obligation on the other Parties to consummate any of the actions under Section 3.2, (ii) all other actions effectively taken in accordance with Section 3.2 shall be deemed null and void and (iii) each Party shall take such further action as may be reasonably required to undo and unwind any action taken at the Closing; and
(8)Immediately following consummation of the Closing and also on the Closing Date, (i) the Company, as hereby duly authorized by Ânima and in compliance with the terms and conditions of the Farallon Transaction, and Farallon, shall enter into an Amendment to the Articles of Association of FMU for the transfer, assignment, conveyance and delivery of the FMU Equity Interests from the Company to Farallon, and also election of the managers to be indicated by Farallon; (ii) FMU, as hereby duly authorized by Ânima and in compliance with the terms and conditions of the Farallon Transaction, shall grant powers of attorney, in accordance with the draft provided for in Exhibit 3.3(b)(ii), with management and representation powers, including before financial institutions and public authorities, to attorneys-in-fact indicated by Farallon, and (iii) Ânima shall issue a statement of material fact, in accordance with the terms of CVM Rule 358/02 and as mutually agreed by the Parties, informing the market of the consummation of the Cash Transfer and that, as a result of the transactions contemplated herein, Angel became the direct holder of Company Equity Interests, except for FMU, representing one hundred percent (100%) of its voting and total capital stock.
g.Withholding Tax
(9)Angel shall pay to Seller all amounts due under this Agreement and, to the extent withholding Taxes apply over such payments, be they in cash or in kind, such Taxes shall be borne by the applicable responsible party, in accordance with the applicable Law. Seller shall bear any Brazilian income tax, if any, realized by it in connection with the Transaction. Angel is hereby authorized to deduct the amount of income tax (imposto de renda retido na fonte) from the Initial Payment, the Adjusted Cash Consideration and the Earn-Out Payment, if any. Within thirty (30) days following the date hereof (“Capital Gain Methodology Period”), the Parties shall hold good faith discussions to reach consensus on the methodology applicable to the calculation of such capital gain tax, if any, provided that the Parties have already agreed that such calculation shall consider the corresponding tax basis in Brazilian Reais. As of the date of this Agreement, the Parties will not be required to provide supporting documentation; however, each Party will be required to provide supporting documentation during the Capital Gain Methodology Period as reasonably requested by the other Party. In case the Parties fail to reach consensus within the Capital Gain Methodology Period, they shall jointly and immediately engage one of the law firms listed in Exhibit 3.4 to assist in determining the methodology to calculate the amount of the capital gain, and such law firm shall deliver a legal opinion containing its view at a “should level” on such methodology, which shall be binding on the Parties. Upon reaching consensus on the methodology applicable to the calculation of such capital gain tax or the receipt of the binding legal opinion, within fifteen (15) days from the definition of the capital gain methodology, Seller shall inform Angel whether it believes there will be a capital gain in connection with the Transaction and, if so, the amount of such Tax. In either case, together with such communication, Seller shall provide all supporting documents and information necessary to effectively calculate the capital gain tax to be assessed as a result of the Transaction.
(10)Following the receipt of such communication and the related supporting documents and for a period of forty-five (45) days (“Capital Gain Calculation Period”), the Parties shall hold good faith discussions to reach consensus on the amount of the capital gain tax to be withheld and Angel shall be entitled to request any additional documents or information reasonably required for such purpose. In case the Parties fail to reach such consensus within the Capital Gain Calculation Period, they shall jointly and immediately engage the same law firm engaged pursuant to Section 3.4(a) (or, if no law firm was engaged pursuant to Section 3.4(a) or the law firm that was engaged pursuant to Section 3.4(a) no longer exists, one of the law firms or one of the other law firms, as applicable, listed in Exhibit 3.4) to calculate the amount of the capital gain and corresponding Tax due, and such law firm shall deliver a legal opinion containing its view at a “should level” on whether any capital gain tax is due and, if so, the calculation of such Tax, which shall be binding on the Parties. Once the exact amount of the capital gain and corresponding Tax has been agreed between the Parties, it shall be submitted to the local bank selected by Angel, which bank shall be responsible for remitting the Adjusted Cash Consideration abroad. In case such bank disagrees with the calculation of the capital gain due under this Agreement, if any, the Parties will jointly discuss in good faith and attempt to reach consensus with such bank, taking all reasonable and necessary steps to resolve any issues with such bank.
(11)In the event there is no capital gain pursuant to Section 3.4(b), Angel will not withhold any capital gain Tax. However, in the event there is a capital gain calculated as set forth in Section 3.4(b), Athena shall provide Angel with all information necessary to prepare a slip payment document (DARF) and collect such Tax. Angel shall timely remit such Tax to the Tax Authority and shall deliver to Seller proof of payment (DARF) of the respective capital gain Tax within two (2) Business Days after the date of payment.
(12)Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the Parties acknowledge and agree that the Tax on financial transactions (“IOF”), if any, levied on an applicable Person with respect to the Initial Payment, the Adjusted Cash Consideration and the Earn-Out Payment, if any, shall be borne by the Party in respect of which the liability for the IOF is imposed under applicable Law, it being acknowledged that Angel is such Party as of the date of this Agreement.
h.Filing with the Board of Trade
Angel shall request (or cause the Group Companies to request) the submission of the relevant corporate acts set forth in Section 3.2 and Section 3.3 with the competent Board of Trade within ten (10) days as of the Closing Date, and the Parties shall cooperate during the registration process so as to provide all the necessary information or documentation and take any further action that may be required by such Board of Trade for the registration of said corporate acts.
i.[Reserved]
j.[Reserved].
k.Failure to Close
If (a) all the Conditions Precedent had been satisfied or waived by the Party entitled to waive the same (other than those conditions that by their terms are to be satisfied at the Closing), (b) a Party stood ready, willing and able to consummate the transactions contemplated by this Agreement (the “Non-Defaulting Party”) and gave written notice to the other Party to that effect (c) the Closing did not take place as a result of a Willful Breach by the other Party (the “Defaulting Party”), and (d) such default was not cured within five (5) Business Days following receipt of written notice in that regard, the failure by the Defaulting Party to consummate the Closing shall subject the Defaulting Party to the payment of a non-exclusive, non-compensatory penalty of one million Brazilian Reais (R$1,000,000.00) per day (for each day after the date on which the five (5) Business Days cure period described above expired) (the “Ticking Fee”), which Ticking Fee shall be payable to the Non-Defaulting Party or its designee at the Closing; provided that nothing in this Section 3.8 shall limit in any way, and shall be without prejudice (i) to, any right that the Non-Defaulting Party may have to the applicable Termination Payment provided in Section 10.3 (provided, for the avoidance of doubt, that, if a Termination Payment is paid or payable by the Defaulting Party, the Ticking Fee shall not be paid or payable by such Party) or (ii) to require the Defaulting Party to consummate the Closing, to otherwise specifically (or otherwise) enforce any provision of this Agreement pursuant to Section 10.5 or (iii) to pay monetary damages resulting from the applicable breach or default. The Parties agree that the penalty contemplated by this Section 3.8 does not constitute liquidated damages.
Article IV.
Representations and Warranties of Athena
Except (a) as set forth in the Athena SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Athena SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this exception (i) shall only apply to the extent that (A) the disclosure made in such Athena SEC Documents is related to the business of the Group Companies and (B) the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face and (ii) shall not apply to Sections 4.1, 4.2, 4.3, 4.4, 4.15 and 4.17; or (b) as set forth on the Athena Disclosure Schedule in accordance with and subject to Section 1.3(b), Athena hereby represents and warrants to Angel as follows:
l.Organization and Qualification

(13)Athena is duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization. Each Group Company is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization.
(14)Each Group Company (i) has the requisite power and authority to carry on its business as presently conducted; and (ii) is duly qualified to do business and in good standing (where applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in the case of the foregoing clauses (i) and (ii) where the failure to have such power and authority or to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(15)Athena has made available to Angel true, correct and complete copies of the Organizational Documents of Athena and each of the Group Companies as in effect on the date of this Agreement.
m.Authority; Enforceability
The execution and delivery of this Agreement by Athena and the Company, the performance by Athena and the Company of their respective obligations hereunder and the consummation by Athena and the Company of the transactions contemplated to be consummated by Athena or the Company hereby have been duly authorized by all requisite action on the part of Athena and the Company. The execution and delivery of any Ancillary Agreement by Athena or the applicable Affiliate of Athena, the performance by Athena or such applicable Affiliate of their respective obligations thereunder and the consummation by Athena or such applicable Affiliate of the transactions contemplated thereunder have been duly authorized by all requisite action on the part of Athena or such applicable Affiliate. The approval of Athena’s shareholders is not required for the execution and delivery of this Agreement or any Ancillary Agreement by Athena or the applicable Affiliate of Athena, the performance by Athena or such applicable Affiliate of their respective obligations hereunder or thereunder or the consummation by Athena or such applicable Affiliate of the transactions contemplated hereunder or thereunder. This Agreement has been, and upon its execution, the Ancillary Agreement will have been, duly executed and delivered by Athena or the applicable Affiliate of Athena, and (assuming due authorization, execution and delivery by Angel or the applicable Affiliate thereof, as applicable) this Agreement constitutes, and upon its execution, the Ancillary Agreement will constitute, legal, valid and binding obligations of Athena or such applicable Affiliate enforceable against Athena or such applicable Affiliate in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, liquidation or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights or remedies generally (the “Enforceability Exceptions”).
n.Capitalization of the Group Companies

(16)Prior to the consummation of the Internal Reorganization: (i) all of the Company Equity Interests are indirectly owned by Athena, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws; and (ii) all of the Company Subsidiaries Equity Interests are directly or indirectly owned by Seller, by a direct wholly owned subsidiary of Seller, and by the Company, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws and for those Liens set forth in Section 4.3(a) of the Athena Disclosure Schedule. After the consummation of the Internal Reorganization: (x) all of the Company Equity Interests will be directly owned by Seller and indirectly owned by Athena, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws; and (y) all of the Company Subsidiaries Equity Interests will be directly or indirectly owned by the Company, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws and for those Liens set forth in Section 4.3(a) of the Athena Disclosure Schedule.
(17)All of the Group Companies Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Group Companies Equity Interests, there are no Equity Interests of any of the Group Companies issued or outstanding. Other than for those Liens set forth in Section 4.3(a) of the Athena Disclosure Schedule, there are no outstanding bonds, debentures, notes, indebtedness, preemptive rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts to which Athena or any of its Affiliates (including any of the Group Companies) are a party or are subject or by which any of their respective assets are bound (i) convertible into or exchangeable or exercisable for, or giving a Person a right to subscribe for or acquire, any Equity Interests of any of the Group Companies or obligating Athena or any of its Affiliates (including any of the Group Companies) to issue, transfer, sell, purchase, return or redeem any Equity Interests of any Group Company or securities convertible into or exchangeable or exercisable for Equity Interests of any Group Company, (ii) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any Equity Interests of any of the Group Companies (other than arising under applicable Law or the relevant Group Company’s Organizational Documents), (iii) restricting the transfer of any Equity Interests of any of the Group Companies or (iv) with respect to the voting of the Equity Interests of any of the Group Companies.
(18)Section 4.3(c)(i) of the Athena Disclosure Schedule sets forth the complete and accurate organization charts of the Group Companies, immediately prior to the Internal Reorganization, including the number and par value of all of the Group Companies Equity Interests that are issued or outstanding. The Group Companies do not own, of record or beneficially, any Equity Interests of any Person other than the Equity Interests provided for in the organization chart set forth in Sections 4.3(c)(i) of the Athena Disclosure Schedule.
(19)Upon consummation of the Cash Transfer, and delivery by Angel of the full Estimated Adjusted Cash Consideration, Angel will become the owner of the Company Equity Interests, which will represent one hundred percent (100%) of the total and voting capital stock of the Company and indirectly one hundred percent (100%) of the total voting capital and stock of the Group Companies.

o.Consents and Approvals; No Violations
(20)The execution and delivery by Athena and the Company of this Agreement, the execution and delivery by Athena or the applicable Affiliates of Athena of the Ancillary Agreement to which such Affiliates will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby do not and will not require Athena or any Affiliates of Athena to obtain any consent, approval, license, permit, order, qualification or authorization of, or registration or other action by, or to make any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”), except for (i) the CADE Clearance, and (ii) any Governmental Approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(21)Except as set forth in Section 4.4(b) of the Athena Disclosure Schedule, the execution and delivery by Athena and the Company of this Agreement, the execution and delivery by Athena or the applicable Affiliates of Athena of the Ancillary Agreement to which such Affiliates will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby (other than any distribution by Athena of the Adjusted Cash Consideration its stockholders) do not and will not (i) conflict with or result in any breach of any provisions of the Organizational Documents of Athena or any Affiliates of Athena (including any Group Company); (ii) assuming that the consents, approvals and filings referred to in Section 4.4(a) are obtained or made, as applicable, conflict with or violate, in any respect, any Law or Order applicable to Athena, any Group Company or any other Affiliate of Athena that will be a party to any Ancillary Agreement; (iii) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, require a consent or approval under, give any Person any rights of termination, acceleration or cancellation of, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit under, any Contract to which Athena, any of the Affiliates of Athena that will be a party to any Ancillary Agreement or any of the Group Companies are a party or by which any of their respective assets are bound; or (iv) result in the imposition or creation of any Lien (other than a Permitted Lien) on any of the Equity Interests, assets or properties of Athena, any of the Affiliates of Athena that will be a party to any Ancillary Agreement or any of the Group Companies, except in the case of the foregoing clauses (ii), (iii) and (iv) of this Section 4.4(b), for any such breaches, defaults, consents, approvals, terminations, accelerations, cancellations, losses of benefits or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(22)The execution and delivery by Athena and the Company of this Agreement, the execution and delivery by Athena or the applicable Affiliates of Athena of the Ancillary Agreement to which such Affiliate will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby do not and will not (i) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, require a consent or approval under, give any Person any rights of termination, acceleration or cancellation of, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit under, the Athena

Credit Agreement or the Athena Note Indenture; or (ii) result in the imposition or creation of any Lien (other than a Permitted Lien) under the Athena Credit Agreement or the Athena Note Indenture on any of the Equity Interests, assets or properties of Athena, any of the Affiliates of Athena that will be a party to any Ancillary Agreement or any of the Group Companies or (iii) be limited or restricted under the Athena Credit Agreement or the Athena Note Indenture.
p.Compliance with Laws
(23)Excluding any matters set forth in Section 4.5(a) of the Athena Disclosure Schedule or relating to Sanctions, Anti-Corruption Laws or antitrust or export control Laws (which are addressed in Section 4.5(b)-(g) below), (i) the businesses of the Group Companies are conducted, and since July 1, 2015, have been conducted in compliance with all applicable Laws and the Group Companies are not, and since July 1, 2015, have not been, in violation of any Law or Order applicable to any of them (except for any failures to comply or violations that would not, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole) and (ii) since July 1, 2015, none of the Group Companies has received written notice of any material failure to comply with or violation of any Law or Order applicable to the Group Companies’ businesses or properties or of any investigation, inquiry or proceeding by any Governmental Authority with respect to any actual, potential or alleged material failure to comply with or violation of any Law or Order applicable to the Group Companies’ businesses or properties.
(24)Since July 1, 2015, (i) the Group Companies and their directors, officers and, to Athena’s Knowledge, the Group Companies’ employees, agents and other Persons acting on behalf of the Group Companies, have been in compliance with all applicable Laws relating to anti-bribery or anti-corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977 of the United States of America and the Anti-Corruption Law of Brazil (Law No. 12,846/2013) (collectively, the “Anti-Corruption Laws”), (ii) the Group Companies have instituted and maintained policies and procedures designed to promote and achieve the Group Companies’ compliance with applicable Anti-Corruption Laws and (iii) none of the Group Companies has received written notice of any failure to comply with or violation of any Anti-Corruption Laws applicable to the Group Companies’ businesses or properties or of any investigation, inquiry or proceeding by any Governmental Authority with respect to any actual, potential or alleged failure to comply with or violation of any Anti-Corruption Laws applicable to the Group Companies.
(25)Without limiting the foregoing, none of the directors, officers or, to Athena’s Knowledge, employees or agents of the Group Companies or other Persons acting on behalf of the Group Companies has, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Governmental Authority, to any political party or official thereof, or to any candidate for political office (each, a “Government Official”) or to any Person under circumstances where Athena, the Group Companies or any of the Group Companies’ directors, officers, employees, agents, or other Persons acting on behalf of the Group Companies knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, in each case, for the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity related to his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist Athena, the Group Companies, or any director, officer, employee or agent of the Group Companies or other Person acting on behalf of the Group Companies in obtaining or retaining business for or with, or in directing business to, the Group Companies or any other Person.
(26)Without limiting the foregoing, no director, officer or, to Athena’s Knowledge, employee or agent of the Group Companies or other Persons acting on behalf of the Group Companies has made, offered, requested or taken any act in furtherance of any bribe or other unlawful payment or benefit, including, any unlawful influence payment, kickback or other unlawful payment or benefit.
(27)To Athena’s Knowledge, none of the Group Companies or their directors, officers, employees, agents or other Persons acting on behalf of the Group Companies is a Person that is or, since July 1, 2015, has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, and no such investigation, inquiry, or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
(28)None of the Group Companies or any director, officer or, to Athena’s Knowledge, employee or agent of the Group Companies or any other Person acting on behalf of the Group Companies, has taken any action, directly or indirectly, that would constitute a violation of applicable Sanctions. None of the Group Companies or their directors, officers or, to Athena’s Knowledge, employees, agents or other Persons acting on behalf of the Group Companies is a Person that is, or is 50% or more owned or controlled by Persons that are, (i) the target of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including designation on the “Specially Designated Nationals and Blocked Persons List” maintained by OFAC) or the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union (collectively, “Sanctions”), or (ii) organized or resident in a country or territory that is, or whose government is, the subject or the target of comprehensive Sanctions broadly prohibiting dealings with such country, territory or government (currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Venezuela and Syria).
(29)Since July 1, 2015, the business of the Group Companies has been and is in compliance with all applicable antitrust or export control Laws in all material respects. None of Athena or any of its Affiliates (including the Group Companies) has received any notice from any Governmental Authority of noncompliance with any such applicable antitrust or export control Laws with respect to the business of the Group Companies and no investigation, inquiry or proceedings with respect to any applicable antitrust or export control laws have been threatened or are pending and, to Athena’s Knowledge, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
q.Educational Matters; Permits
(30)Except as set forth in Section 4.6(a) of the Athena Disclosure Schedule, each Group Company holds and has held since the Lookback Date all Educational Approvals necessary to conduct its operations in the Ordinary Course of Business.
(31)Section 4.6(b)(i) of the Athena Disclosure Schedule contains a list of all educational permits (mantença) held or otherwise exercised by the Group Companies as of June 30, 2020. The educational permits (mantença) described in Section 4.6(b)(i) of the Athena Disclosure Schedule: (i) are valid, in full force and effect and free of any Liens, and the educational institutions to which such permits were issued or granted are duly accredited as Universities (Universidades) and/or University Centers (Centros Universitários) and/or Schools (Faculdades) and in good standing before the Ministry of Education (“MEC”); and (ii) have not been subject to, and are not subject to, any sanction that restricts their regular exercise due to non-compliance with legal or administrative determinations of the competent public authorities. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, the Group Companies are and, since the Lookback Date, have been in compliance with the terms of such permits and there has occurred no violation of, default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any such permit. Section 4.6(b)(ii) of the Athena Disclosure Schedule contains a list of all courses offered by educational institutions maintained by the Group Companies as of June 30, 2020 and the number of seats (vagas) offered in each such courses. All such courses offered were, according to the applicable legislation, duly recognized by the MEC through its competent office or are within the period established in the applicable legislation to apply for the proper accreditation and, to Athena’s Knowledge, there are no courses offered by educational institutions maintained by the Group Companies that are imminent of being subject to any sanction that restricts their regular operations due to non-compliance with legal or administrative determinations of the competent public authorities. The types of courses under which the educational institutions maintained by the Group Companies are accredited with MEC as of the date hereof are current, and there is no practice or measure that could jeopardize this type of accreditation. Except as set forth in Section 4.6(b)(iii) of the Athena Disclosure Schedule, all courses offered by the educational institutions maintained by the Group Companies have received a grade of at least three (3) considering the Preliminary Course Concept (Conceito Preliminar de Curso) in the latest reviews by the MEC prior to the date of this Agreement.
(32)Other than for the Educational Approvals and the educational permits (mantença) (which are the subject of clauses (a) and (b) of this Section 4.6), each Group Company holds and has held since the Lookback Date all Permits necessary to conduct their operations as then or as of the date hereof conducted (excluding the Educational Approvals and the educational permits (mantença), the “Group Company Permits”), except for any such Group

Company Permits the failure of which to be obtained or held, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or be a material violation of applicable Law. Except as it would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Group Company Permits are valid, in full force and effect, and free of any Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth in Section 4.6(c) of the Athena Disclosure Schedule, the Group Companies are and, since the Lookback Date, have been in compliance with the terms of the Group Company Permits and there has occurred no violation of, default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Group Company Permit.
(33)Except as set forth in Section 4.6(d) of the Athena Disclosure Schedule, the Group Companies are not a party to any instrument, contract or agreement relating to medical or nursing conventions (convênios) and partnerships (parcerias) for the performance of practical activities by students of the courses offered by the Group Companies. Each of the medical or nursing conventions and partnerships set forth in Section 4.6(d) of the Athena Disclosure Schedule are in full force and effect, with the Group Companies being in compliance with all of their respective obligations thereunder, and shall not be adversely affected or terminated as a result of the Closing.
(34)There are no relevant student movements that would reasonably be expected to materially adversely affect the business of the Group Companies, taken as a whole.
(35)Section 4.6(f) of the Athena Disclosure Schedule contains a true, correct and complete chart setting forth the number of students of the Group Companies in each of the live courses (graduação presencial) and EAD (graduação de educação à distância) offered by the Group Companies as of June 30, 2020. The chart to be delivered by Athena to Angel pursuant to Section 3.2(d) will contain a true, correct and complete chart setting forth the number of students of the Group Companies in each of the live courses (graduação presencial) and EAD (graduação de educação à distância) offered by the Group Companies as of the last day of the calendar month immediately preceding the Closing Date.
r.Athena SEC Documents; Internal Controls; Financial Statements
Athena has furnished or filed with the SEC all Athena SEC Documents required to be filed or furnished by Athena with the SEC. No Subsidiary of Athena is required to furnish or file any forms, reports, schedules, statements, prospectuses, registration statements or other documents with the SEC. Each Athena SEC Document (i) at the time filed (or, if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as the case may be, applicable to such Athena SEC Document, (ii) did not at the time it was filed (or, if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) that is a registration statement (as amended or supplemented, if applicable) filed pursuant to the Securities Act, did not contain, as of the date such registration statement (or amendment or supplement, if applicable) became effective, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Athena relating to the Athena SEC Documents, and none of the Athena SEC Documents is, to Athena’s Knowledge, the subject of ongoing SEC review.
(36)Athena is, and since the Lookback Date, has been, in compliance in all material respects with (i) the applicable provisions of SOX and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market, except as set forth in Section 4.7(b) of the Athena Disclosure Schedule, which has been publicly disclosed in item 9A of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(37)Athena maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to report, within the time periods specified in the Exchange Act, to Athena’s principal executive officer and principal financial officer material information required to be included in the Athena’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
(38)Athena maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Athena’s financial reporting and the preparation of Athena’s consolidated financial statements for external purposes in accordance with U.S. GAAP. Athena has disclosed, based on its most recent evaluation of internal controls prior to the date hereof to Athena’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Athena’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting.
(39)Athena has made available to Angel true, correct and complete copies of (i) the audited balance sheet of the Company on a consolidated basis for the financial years ended December 31, 2017, December 31, 2018 and December 31, 2019, the related audited statements of income and cash flows and the corresponding consolidation workpapers with financial information of each Group Company (collectively, the “Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company on a consolidated basis for the six (6) month period ended as of June 30, 2020 and the related unaudited statements of income and cash flows (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (x) were prepared in all material respects in accordance with the books of account and other financial records of the Group Companies (except as may be indicated in the notes thereto), (y) present fairly in all material respects the financial condition, results of operations and cash flows of the Group Companies as of the dates thereof or for the periods covered thereby and (z) were prepared in accordance with IFRS consistently applied and past practices of the Group Companies; except that the Interim Financial Statements are subject to normal recurring year-end adjustments and the absence of notes. From the Lookback Date to the date of this Agreement, Athena has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are the subject of any material review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.
(40)Clause (e) of this Section 4.7 is qualified by the fact that the Group Companies have not operated as a separate “stand alone” entity within Athena. As a result, the Group Companies have been allocated certain internal charges and credits for purposes of the preparation of the Financial Statements. Except as set forth in Section 4.11(d) of the Athena Disclosure Schedule, such allocations of charges and credits are reasonable and have been made in accordance with IFRS and in good faith with the intent of accurately presenting to the extent practicable the financial condition and results of operations of the Group Companies for the time periods covered by the Financial Statements.
(41)When delivered pursuant to Section 6.18, the Necessary Financial Statements shall have been prepared in accordance with IFRS and Regulation S-X, consistently applied, and shall present fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods presented.
s.Absence of Undisclosed Liabilities
Except as set forth in Section 4.8 of the Athena Disclosure Schedule and as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Group Companies do not have any Liabilities of a type required to be set forth on a balance sheet prepared in accordance with IFRS, other than Liabilities (a) reflected, reserved or disclosed in the Financial Statements, (b) incurred in the Ordinary Course of Business since December 31, 2019, (c) for future performance under existing Contracts (other than as a result of a breach or violation of or default under any such Contract) or (d) incurred in connection with this Agreement or the transactions contemplated hereby.
t.Absence of Certain Changes or Events and Operations.
(42)Since December 31, 2019, there has not been any Company Material Adverse Effect.
(43)Since December 31, 2019, except (i) for the transactions contemplated hereby or any preparation for, or conduct of, the sale process resulting therein, (ii) as contemplated in this Agreement, (iii) as required by applicable Law, or (iv) for the reasonable health-related actions, inactions, plans, procedures or practices adopted to address the health risk posed by the COVID-19 virus outbreak, (x) the Group Companies have conducted their businesses in the Ordinary Course of Business in all material respects and (y) there has not been any action taken by any of the Group Companies that, if taken during the period from the date of this Agreement through the Closing without Angel’s consent, would constitute a breach of any provision under Section 6.1(b).
u.Absence of Litigation
Except as set forth in Section 4.10 of the Athena Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) none of the Group Companies are a party or subject to any pending Action and (b) to Athena’s Knowledge, no Action has been threatened against any of the Group Companies in any written notice delivered to Athena or any of its Subsidiaries (including the Group Companies). There is no Order to which any of the Group Companies is subject that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated in this Agreement or the Ancillary Agreement. There are (i) no Actions pending or, to Athena’s Knowledge, threatened in any written notice delivered to Athena or any of its Subsidiaries (including any of the Group Companies), and (ii) no Orders to which Athena, any of its Subsidiaries that will be party to the Ancillary Agreement or any of the Group Companies are subject that, in each case of (i) and (ii), individually or in the aggregate, would reasonably be expected to prevent, enjoin or materially delay the transactions contemplated in this Agreement or the Ancillary Agreement.
v.Labor Matters
(44)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 4.11(a) of the Athena Disclosure Schedule, (i) there is no charge or complaint pending, or to Athena’s Knowledge, threatened in any written notice delivered to Athena or any of the Group Companies, before any Governmental Authority with respect to any Employee; (ii) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Athena’s Knowledge, threatened with respect to any Employees; (iii) there is no Action pending or, to Athena’s Knowledge, threatened in any written notice delivered to Athena or any of the Group Companies against or involving any Group Company brought by or on behalf of any Employee, trade union, works council, labor conventions or other employee representative body; (iv) there are no inquiries or investigations existing, pending or threatened in any written notice delivered to Athena or any of the Group Companies by any Governmental Authority which is responsible for employment matters that affect any Employees; and (v) since December 31, 2019, the Group Companies have not dismissed or terminated any employees outside of the Ordinary Course of Business.
(45)Section 4.11(b) of the Athena Disclosure Schedule sets forth any collective bargaining agreement covering any Employees that the Group Companies are party as of the date hereof.
(46)Except as set forth in Section 4.11(c) of the Athena Disclosure Schedule, (i) none of the Group Companies has any material liability with respect to the misclassification of any person as an independent contractor (or equivalent) rather than as an employee, and (ii) there is no material Action pending against or, to the Athena`s Knowledge, threatened against any Group Company by, on behalf of or with respect to any independent contractor (or equivalent) regarding misclassification or relating to compensation, benefits, entitlements, legal rights and protections under any applicable Laws covering such individuals.
(47)Section 4.11(d) of the Athena Disclosure Schedule contains a true, correct and complete list identifying each material Employee Plan maintained by the Group Companies (each a “Group Company Plan”). True, correct and complete copies of each Group Company Plan (and all amendments relating thereto) have been made available to Angel. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 4.11(d) of the Athena Disclosure Schedule, each of the Group Company Plan (i) has been maintained in compliance with all respects with its terms and applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment. (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is no funded, book-reserved or secured by an insurance policy, (iv) no event has occurred and no condition exists that could subject any Group Company, either directly or by reason of its affiliation with any member of its Controlled Group, to any liability imposed by Title IV of ERISA, (v) all contributions, premiums and payment that are due have been made for each Group Company Plan within the time periods required by the terms of such plans and applicable Law, and all contributions, premiums and payment for any period ending on or before the Closing Date that are nor due are properly accrued to the extent required to be accrued under Brazilian GAAP and (vi) no proceeding, audit, assessment, complaint or examination has been made, commenced or, to Athena’s Knowledge, threatened with respect to any Group Company Plan (other than routine claims for benefits payable in the Ordinary Course of Business and except as set forth in Section 4.11(a) of the Athena Disclosure Schedule).
(48)Except as set forth in Section 4.11(e) of Athena Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transaction contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former Employee of any Group Company or any material payment or benefit, (ii) material enhance any benefits or accelerate the time of any material payment or vesting or trigger any material payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other material obligation under, any Group Company Plan or otherwise, or (iii) limit or restrict the right of any Group Company or, after the Closing, any Angel Group Company to merger, amend or terminate any Group Company Plan (except as set forth in any Group Company Plan). Except as set forth in Section 4.11(e) of the Athena Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former Employee of any Group Company that, individually or collectively, would entitle such employee to any material tax gross-up or similar payment from any Group Company.
w.Taxes
Except for the provisions of Section 4.12 of the Athena Disclosure Schedule, each Group Company has (a) paid all Taxes due and owing by it, (b) filed all Tax Returns required to be filed by it, (c) withheld and paid all Taxes that it is obligated to withhold from amounts owing to any employee, creditor or third party, (d) not entered into any agreement with a Tax Authority with respect to the payment of overdue Taxes, under which the obligations of such Group Company have not been satisfied pursuant to the terms thereof, (e) not received written notification of, and is not party to, any Tax audit or examination or any legal or administrative proceeding for collection of Taxes, which proceeding has not been resolved, and (f) not benefitted from any Tax incentive, holiday or other similar relief, the entitlement to which would be materially adversely affected by the transactions contemplated by this Agreement. Section 4.12 of the Athena Disclosure Schedule contains a true, correct and complete list of the Tax benefits and Tax incentives from which the Group Companies benefit, including the FIES and ProUni. All of the foregoing have been duly obtained in accordance with applicable Law (including by beneficiary’s carrying out all appropriate registrations), are in full force and effect (and shall continue to be in full force and effect on the Closing Date) and none shall be adversely impacted by the execution of this Agreement and/or the consummation of the transactions contemplated by this Agreement. Except as provided under Section 4.12 of the Athena Disclosure Schedule, (i) the Group Companies do not benefit from any other Tax benefit, Tax incentive or other similar arrangement with any Governmental Authority; and (ii) the Group Companies have complied with all material rules and requisites applicable to Tax benefits or incentives referred to herein, and the Group Companies are not aware of any threatened termination or change of such benefits and incentives, including as a result of the transactions contemplated by this Agreement. To Athena’s Knowledge, there is no act, fact, event or situation that justifies the cancellation, revocation or early termination of any education-related Tax benefit or Tax incentive held by the Group Companies. Each of the Group Companies is treated as an entity disregarded as separate from its owner for U.S. federal tax purposes.
x.Real Property; Sufficiency of Assets
(49)Section 4.13(a)(i) of the Athena Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all real property that is owned or in respect of which acquisition rights are held by each of the Group Companies (the “Company Owned Real Property”). Except as set forth in Section 4.13(a)(ii) of the Athena Disclosure Schedule, the Group Companies have good and valid title to such Company Owned Real Property, which is free and clear of any Liens (other than Permitted Liens), except as set forth in Section 4.13(a)(ii) of the Athena Disclosure Schedule. To Athena’s Knowledge, except as set forth in Section 4.13(a)(iii) of the Athena Disclosure Schedule, there are no outstanding options or rights of first refusal in favor of any Person to purchase or lease the Company Owned Real Property and no leases or possessory interests have been granted to any Person with respect to the Company Owned Real Property other than leases in connection with convenience stores. Neither Athena nor any of its Subsidiaries (including the Group Companies) has received a written notice of any condemnation, expropriation, eminent domain or similar Action affecting all or any portion of the Company Owned Real Property, except as would not, individually or in the aggregate, be material to the operations of the Group Companies as currently conducted, taken as a whole.
(50)Section 4.13(b)(i) of the Athena Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all material leases, subleases and ground leases for real property (including the date and name of the parties thereto) leased or subleased to each Group Company other than subleases in connection with convenience stores ((x) all such real property as of the date hereof, together with all material leases, subleases and ground leases for real property leased or subleased to each Group Company after the date hereof and prior to the Closing, the “Company Leased Real Property”, and (y) all such material leases, subleases and ground leases, including all modifications, extensions, amendments or supplements thereto, as of the date hereof, together with all material leases, subleases and ground leases, including all modifications, extensions, amendments or supplements thereto, entered into after the date hereof and prior to the Closing, the “Company Real Property Leases”). Athena has made available to Angel true, correct and complete copies of each Company Real Property Lease as of the date hereof, other than subleases in connection with convenience stores. Except as set forth in Section 4.13(b)(ii) of the Athena Disclosure Schedule and except as would not, individually or in the aggregate, be material to the operations of the Group Companies as currently conducted, taken as a whole and except as set forth in Section 4.13(b)(ii) of the Athena Disclosure Schedule, (i) the Group Companies have valid leasehold or license (or its jurisdictional equivalent) interests in all Company Leased Real Property, free and clear of all Liens (other than Permitted Liens); (ii) each Company Real Property Lease is in full force and effect and is a valid and binding agreement of the applicable Group Company and, to Athena’s Knowledge, of each other party thereto, enforceable against such Group Company and, to Athena’s Knowledge, of each other party thereto, in accordance with its terms, subject to the Enforceability Exceptions; (iii) no Group Company that is a party to any such Company Real Property Lease has delivered or received written notice of material default under any Company Real Property Lease; (iv) no Group Company is a sublessor or grantor under any sublease or other instrument granting another Person any right to the possession, use or occupancy of any Company Leased Real Property, other than subleases in connection with convenience stores; (v) all of the Company Real Property Leases have been entered into for a period of no less than five (5) years and comply with all legal requirements to entitle the respective Group Company which is a party thereto to request mandatory renovation of said lease (ação renovatória); and (vi) neither Athena nor any of its Subsidiaries (including the Group Companies) has received a written notice of any condemnation, expropriation, eminent domain or similar Action affecting all or any portion of the Company Leased Real Property.
(51)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are in possession of and have good and valid title to, or valid leasehold interests in or valid rights under contract to use, all the machinery, equipment, vehicles, furniture, fixtures, computers, servers and other items of tangible personal property and assets used by the Group Companies, including the library books (acervo bibliotecário) (“Company Personal Property”). The Company Personal Property is free and clear of any Liens (other than Permitted Liens).
(52)Except as would not reasonably be expected to be, individually or in the aggregate, material to the operations of the Group Companies as currently conducted, taken as a whole, the Company Owned Real Property, the Company Leased Real Property and the Company Personal Property are in good operating condition and repair (ordinary wear and tear excepted).

(53)The Company Owned Real Property, the Company Leased Real Property and the Company Personal Property owned or leased by the Group Companies, together with all other properties, assets and rights of the Group Companies, are sufficient in all material respects for, and constitute all of the assets and properties necessary in all material respects to, conduct the business of the Group Companies as conducted on the date of this Agreement; provided, however, that nothing in this Section 4.13(e) shall be deemed to constitute a representation or warranty as to (i) the adequacy of the amounts of cash or working capital or (ii) any infringement of third party Intellectual Property. Taking into account the services to be made available by Athena or its Affiliates (other than the Group Companies) under the Transition Services Agreement, upon the Closing, the Group Companies will have, in all material respects, good and valid title to, or a valid legal right to use, as the case may be, all properties, assets and rights sufficient and necessary for the continued conduct of the business of the Group Companies after the Closing as conducted on the date of this Agreement and in the Ordinary Course of Business.
(54)Except as set forth in Section 4.13(f) of the Athena Disclosure Schedule and for the services to be provided by Athena or its Affiliates (other than the Group Companies) under the Transition Services Agreement, neither Athena nor any of its Subsidiaries (other than the Group Companies) owns any asset or property used by the Group Companies in the conduct of their business or necessary for the conduct of the business of the Group Companies.
y.Company Material Contracts
(55)Except for the Company Real Property Leases (which are the subject of Section 4.13(b)), for the transactions with Related Parties (which are the subject of Section 4.15) and for any Employee Plans, Section 4.14(a) of the Athena Disclosure Schedule sets forth a true, correct and complete list of each of the following types of Contracts to which any of the Group Companies is a party or to which any of their respective assets are subject as of the date hereof (each Contract required to be listed in Section 4.14(a) of the Athena Disclosure Schedule and each other Contract entered into after the date hereof that would have been required to be listed in Section 4.14(a) of the Athena Disclosure Schedule had it existed as of the date hereof, the “Company Material Contracts”):
i.any Contract with respect to a partnership, joint venture, co-owner or other similar arrangement whereby the relevant Group Company holds an Equity Interest or any other similar participation interest in any other Person (other than Group Companies);
ii.any Contract that (x) prohibits any of the Group Companies from competing in any line of business or geographic region or with any Person, (y) restricts the ability of any of the Group Companies to research, develop, manufacture, market, distribute or sell of any product or service, or (z) requires any of the Group Companies to work exclusively with any Person in any geographic region;
iii.any Contract involving payments by or to any of the Group Companies in an amount in excess of twenty-million Brazilian Reais (R$20,000,000.00);

iv.(x) any material Contract that contains “most favored nation” provisions for the benefit of any third-party counterparty to such Contract or (y) any Contract that grants any right of first refusal, right of first offer, put, call or similar right pursuant to which the relevant Group Company would be required to purchase or sell, as applicable, any Equity Interests or assets for an amount in excess of twenty-million Brazilian Reais (R$20,000,000.00);
v.any Contract relating to indebtedness for borrowed money or any financial guarantee (whether incurred, assumed, guaranteed or secured by any asset), in each case in excess of twenty-million Brazilian Reais (R$20,000,000.00) or any guarantee or indemnity of the performance of any obligation by any Person, other than (x) Contracts solely among the Group Companies, (y) Contracts relating to financial guarantees in respect of Company Real Property Leases and (z) Contracts relating to working capital lines of credit incurred in the Ordinary Course of Business;
vi.any Contract relating to any loan or other extension of credit made by any Group Company, in each case in excess of twenty-million Brazilian Reais (R$20,000,000.00), other than (x) Contracts solely among the Group Companies and (y) accounts receivable in the Ordinary Course of Business of the Group Companies;
vii.any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), under which any Group Company has any outstanding obligation that (x) is material to the Group Companies, taken as a whole, or (y) is otherwise in excess of thirty million Brazilian Reais (R$30,000,000.00));
viii.any Contract that contains (x) an exclusive license or other exclusive grant of rights by or to any Group Company with respect to any material Intellectual Property or (y) a material license or other material grant of rights to any Group Company with respect to any Intellectual Property, other than commercially available, “off the shelf” software licenses, involving payments in an amount, individually or in the aggregate, in excess of twenty-million Brazilian Reais (R$20,000,000.00) in any calendar year;
ix.any Contract that (x) involves future expenditures by any Group Company of more than twenty-million Brazilian Reais (R$20,000,000.00) and (y) cannot be terminated by the applicable Group Company on less than ninety (90) days’ notice without material payment or penalty;
x.Contracts providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or in any Ancillary Agreement; or
xi.any Contract between any Group Company, on the one hand, and any Governmental Authority, on the other hand, that is material to the Group Companies, taken as a whole; or

xii.any stockholders, investors rights, registration rights or similar agreement or arrangement of the Group Companies.
(56)Athena has made available to Angel copies of each Company Material Contract that are true, correct and complete in all material respects (subject to any redactions deemed reasonably necessary by Athena upon advice of its counsel to comply with applicable Law) as of the date hereof. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Company Material Contract is in full force and effect and is a valid and binding agreement of each Group Company that is a party thereto, and, to Athena’s Knowledge, of each other party thereto, enforceable against such Group Company and, to Athena’s Knowledge, of each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Group Companies that are a party to any Company Material Contract, nor, to Athena’s Knowledge, any other party to any Company Material Contract, (i) is in breach of, or default under, or has taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a breach or default under any of the provisions of, or (ii) has, since January 1, 2020, provided or received any written notice of any breach or default under, or any intention to terminate, any Company Material Contract.
z.Transactions with Related Parties
. Except as set forth in Section 4.15 of the Athena Disclosure Schedule, as of the date hereof, none of Athena or any of its Related Parties (other than any Group Company) is a party to any Contract, transaction or account with any Group Company. All Contracts, transactions or accounts between Athena or any of its Related Parties, on the one hand, and any Group Company, on the other hand, have been entered into on an arm’s length basis under Brazilian Law or on market terms and may be terminated after the Closing Date by the Group Companies without the payment of any penalty or fine.
aa.[Reserved]
ab.Brokers and Finders
Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Athena or any of its Affiliates. Athena will be solely responsible for the fees and expenses of Goldman Sachs & Co. LLC.
ac.[Reserved]

ad.Intellectual Property
(57)Section 4.19(a) of the Athena Disclosure Schedule contains a true, correct and complete list of all material registrations and applications for registration of any Intellectual Property owned by any Group Company.
(58)Except as set forth in Section 4.19(b) of the Athena Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) a Group Company is the sole and exclusive owner of all right, title and interest in and to all of the material Intellectual Property owned or purported to be owned by such Group Company (including the Intellectual Property set forth in Section 4.19(a) of the Athena Disclosure Schedule), free and clear of any Liens (other than Permitted Liens); (ii) to Athena’s Knowledge, no Group Company has infringed, misappropriated or otherwise violated the Intellectual Property of any Person; (iii) to Athena’s Knowledge, no Person is challenging, infringing, misappropriating or otherwise violating any Intellectual Property owned or purported to be owned by or exclusively licensed to any Group Company; (iv) there is no pending or, to Athena’s Knowledge, threatened in writing Action or Order (A) with respect to any Intellectual Property owned by (or, to Athena’s Knowledge, exclusively licensed to) any Group Company, challenging the validity, ownership or enforceability of any such Intellectual Property or (B) alleging any Group Company infringes, misappropriates or otherwise violates any Intellectual Property of any Person; (v) the owned registered Intellectual Property of the Group Companies are subsisting and, to Athena’s Knowledge, valid and in full force and effect; (vi) no Group Company is subject to any outstanding Order restricting the use of any Intellectual Property owned by (or, to Athena’s Knowledge, exclusively licensed to) any Group Company; (vii) the Group Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secrets (whose value to the Group Companies derives from such trade secret being confidential) owned, used or held for use by any Group Company and no such trade secrets have been disclosed other than to employees, representatives and agents of the Group Companies, all of whom are bound by reasonable written confidentiality agreements or other reasonable confidentiality obligations; (viii) the Group Companies own, or have a license or other right to use, all Intellectual Property used in or necessary for the conduct of the business of the Group Companies as currently conducted; (ix) neither the execution and delivery of this Agreement by Athena nor consummation of the transactions contemplated hereby will alter, encumber, impair or extinguish any of the Group Companies’ rights to any proprietary Intellectual Property used in or necessary for the conduct of the business of the Group Companies as currently conducted; (x) the IT Assets of the Group Companies operate and perform in all respects in a manner that permits the Group Companies to conduct the business of the Group Companies as currently conducted; (xi) to Athena’s Knowledge, no Person has gained unauthorized access to the IT Assets of the Group Companies; and (xii) the Group Companies have implemented reasonable backup and disaster recovery technology consistent with reasonable industry practices.
(59)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies maintain policies and procedures regarding data security and privacy that are consistent with reasonable industry practices. To Athena’s Knowledge, the collection, use, storage, processing and dissemination by the Group Companies of any and all personal data is and, since the Lookback Date, has been in material compliance with all applicable Laws and the Group Companies have not received any notice of any actual or alleged Action alleging violation thereof. Except as set forth in Section 4.19(c) of the Athena Disclosure Schedule, to Athena’s Knowledge, there is no security violation, unintentional destruction, unauthorized access, loss, alteration, exfiltration, disclosure of or disablement or other breach, in each case of a material nature, of or related to any personal data processed by or on behalf of any Group Company.
ae.[Reserved]

af.Corporate Matters

(60)As of the Closing Date, the Group Companies’ mandatory corporate books, as required by applicable Law, will be duly registered, kept and updated in all material respects and properly reflect the Group Companies’ corporate records, operations and events that pursuant to applicable Law are required to be recorded in such books in all material respects.
(61)All corporate acts of the Group Companies’ have observed the legal formalities required by applicable Law in all material respects and, to the extent required by applicable Law, have been duly filed or presented for filing with the competent Board of Trade.
(62)Section 4.21(c) of the Athena Disclosure Schedule sets forth a true, correct and complete list of all the establishments currently used by the Group Companies, stating their core activity, address and enrollment with the CNPJ/ME.
ag.Independent Investigation; No Other Representations and Warranties
(63)Athena has analyzed the information provided by Angel or disclosed in Angel´s Disclosure Schedule and has conducted to its satisfaction its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Angel Group Companies, their businesses and operations, assets, condition (financial or otherwise) and prospects. Athena acknowledges that it and its Representatives have been provided such access to the personnel, properties, premises, records and other documents and information of, and relating to the Angel Group Companies and their businesses as it has requested for such purpose. In entering into this Agreement, Athena acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on, and is not relying on, any representation, warranty or other statement made by, on behalf of, or relating to, Angel, Angel’s Affiliates, the Angel Group Companies and their respective Representatives, except for the representations and warranties expressly set forth in Article V and in Angel´s Disclosure Schedule.

(64)NEITHER ATHENA NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO Angel OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO ATHENA OR ANY OF ITS AFFILIATES, THE GROUP COMPANIES, THE COMPANY EQUITY INTERESTS, THE GROUP COMPANIES EQUITY INTERESTS, THE BUSINESSES OF THE GROUP COMPANIES, THEIR PROBABLE SUCCESS OR PROFITABILITY, THE ASSETS OR LIABILITIES OF THE GROUP COMPANIES, THE SALE OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE IV (AS DISCLOSED AGAINST IN THE ATHENA DISCLOSURE SCHEDULE). ATHENA HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY ATHENA, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. WITHOUT LIMITING THE FOREGOING, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE IV, NEITHER ATHENA NOR ANY OTHER PERSON HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO Angel OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO Angel, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF ATHENA IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) ANY INFORMATION MEMORANDUM, MANAGEMENT PRESENTATION OR MATERIALS IN THE ATHENA DATA ROOM OR (C) ANY FINANCIAL PROJECTION, ESTIMATE, FORECAST, BUDGET OR FINANCIAL DATA OR REPORT RELATING TO THE GROUP COMPANIES OR THEIR BUSINESSES.
(65)ATHENA ACKNOWLEDGES AND AGREES THAT (I) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, NONE OF Angel, ANY OF Angel’S AFFILIATES OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE Angel GROUP COMPANIES AND THEIR BUSINESSES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO (A) MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, (B) THE OPERATION OR PROBABLE SUCCESS OR PROFITABILITY OF THE Angel GROUP COMPANIES AND THEIR BUSINESSES FOLLOWING THE CLOSING OR (C) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE Angel GROUP COMPANIES OR THEIR BUSINESSES MADE AVAILABLE TO ATHENA AND ITS REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THEIR INVESTIGATION OF THE Angel GROUP COMPANIES OR THEIR BUSINESSES, AND (II) ATHENA WILL HAVE NO RIGHT OR REMEDY (AND Angel, Angel’S AFFILIATES AND THEIR REPRESENTATIVES WILL HAVE NO LIABILITY WHATSOEVER) ARISING OUT OF, AND ATHENA EXPRESSLY DISCLAIMS ANY RELIANCE UPON, ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT MADE BY OR ON BEHALF OF Angel, ANY OF Angel’S AFFILIATES OR ANY OF THEIR REPRESENTATIVES, INCLUDING IN ANY MATERIALS, DOCUMENTATION OR OTHER INFORMATION REGARDING THE Angel GROUP

COMPANIES OR THEIR BUSINESSES MADE AVAILABLE TO ATHENA OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THEIR INVESTIGATION OF THE Angel GROUP COMPANIES OR THEIR BUSINESSES (INCLUDING ANY INFORMATION MEMORANDUM, MANAGEMENT PRESENTATION OR ANY FINANCIAL PROJECTION, ESTIMATE, FORECAST, BUDGET OR FINANCIAL DATA OR REPORT), OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V AND THE RIGHTS OF ATHENA EXPRESSLY SET FORTH IN THIS AGREEMENT IN RESPECT OF SUCH REPRESENTATIONS AND WARRANTIES.
Article V.
REPRESENTATIONS AND WARRANTIES OF ÂNIMA AND ANGEL
Except (a) as set forth in the Ânima’s Specified Disclosure Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Ânima’s Specified Disclosure Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this exception (i) shall only apply to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face and (ii) shall not apply to Sections 5.1, 5.2, 5.4 and 5.19, Ânima hereby represents and warrants to Athena as follows:
ah.Organization and Qualification
(66)Ânima is a public corporation (companhia aberta) duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization, registered with the CVM as a Type-A Issuer and listed on the Novo Mercado. Angel is a corporation duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization. Each Angel Group Company is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization. Angel is on the date hereof, and will be until and at the Closing, a Wholly-Owned Angel Group Company.
(67)Each of Angel Group Company (i) has the requisite power and authority to carry on its business as presently conducted; and (ii) is duly qualified to do business and in good standing (where applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in the case of the foregoing clauses (i) and (ii) where the failure to have such power and authority or to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have an Angel Material Adverse Effect.
(68)Ânima has made available to Athena true, correct and complete copies of the Organizational Documents of Ânima and Angel as in effect on the date of this Agreement.
ai.Authority; Enforceability

Subject to the approvals to be obtained at the Ânima Shareholders Meeting, the execution and delivery of this Agreement by Angel and Ânima, the performance by Angel and Ânima of their obligations hereunder and the consummation by Angel and Ânima of the transactions contemplated to be consummated by Angel and Ânima hereby have been duly authorized by all requisite action on the part of Angel and Ânima. The execution and delivery of any Ancillary Agreement by Angel, Ânima or the applicable Affiliate of Ânima, the performance by Angel, Ânima or such applicable Affiliate of their respective obligations thereunder and the consummation by Angel, Ânima or such applicable Affiliate of Ânima of the transactions contemplated thereunder have been duly authorized by all requisite action on the part of Angel and Ânima or such applicable Affiliate. This Agreement has been, and upon its execution, the Ancillary Agreement will have been, duly executed and delivered by Angel, Ânima or the applicable Affiliate of Ânima, and (assuming due authorization, execution and delivery by Athena or the applicable Affiliate thereof, as applicable) this Agreement constitutes, and upon its execution, the Ancillary Agreement will constitute, legal, valid and binding obligations of Angel, Ânima or such applicable Affiliate enforceable against Angel, Ânima or such applicable Affiliate in accordance with their respective terms, subject in each case to the Enforceability Exceptions.
aj.[Reserved]
ak.Consents and Approvals; No Violations.
(69)The execution and delivery by Angel and Ânima of this Agreement, the execution and delivery by Angel, Ânima or the applicable Affiliates of Ânima of the Ancillary Agreement to which such Affiliates will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby do not and will not require Angel, Ânima or such Affiliates to obtain any Governmental Approval, except for (i) the CADE Clearance, and (ii) any Governmental Approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have an Angel Material Adverse Effect. The execution and delivery by Angel and Ânima of this Agreement, the execution and delivery by Angel or Ânima or the applicable Affiliates of Ânima of the Ancillary Agreement to which such Affiliates will be a party and/or the consummation by any of them of the transactions contemplated hereby or thereby, do not and will not (i) conflict with or result in any breach of any provisions of the Organizational Documents of Angel, Ânima or such Affiliates (including any Angel Group Company); (ii) assuming that the consents, approvals and filings referred to in Section 5.4(a) are obtained or made, as applicable, conflict with or violate, in any respect, any Law or Order applicable to Angel, Ânima, any Angel Group Company or any Affiliate of Ânima that will be a party to any Ancillary Agreement.
al.Compliance with Laws

(70)(i) The businesses of the Angel Group Companies are conducted, and since July 1, 2015, have been conducted, in compliance with all applicable Laws and the Angel Group Companies are not, and since July 1, 2015, have not been, in violation of any Law or Order applicable to any of them (except for any failures to comply or violations that would not, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to the Angel Group Companies, taken as a whole); and (ii) since July 1, 2015, none of the Angel Group Companies has, received written notice of any material failure to comply with or violation of any Law or Order applicable to the Angel Group Companies’ businesses or properties or of any investigation, inquiry or proceeding by any Governmental Authority with respect to any actual, potential or alleged material failure to comply with or violation of any Law or Order applicable to the Angel Group Companies’ businesses or properties.
(71)Since July 1, 2015, (i) the Angel Group Companies and their directors, officers and, to Angel’s Knowledge, the Angel Group Companies’ employees, agents and other Persons acting on behalf of the Angel Group Companies, have been in compliance with Anti-Corruption Laws applicable to them, (ii) the Angel Group Companies have instituted and maintained policies and procedures designed to promote and achieve the Angel Group Companies’ compliance with applicable Anti-Corruption Laws and (iii) none of the Angel Group Companies has received written notice of any failure to comply with or violation of any Anti-Corruption Laws applicable to the Angel Group Companies’ businesses or properties or of any investigation, inquiry or proceeding by any Governmental Authority with respect to any actual, potential or alleged failure to comply with or violation of any Anti-Corruption Laws applicable to the Angel Group Companies.
(72)Without limiting the foregoing, none of the directors, officers or, to Angel’s Knowledge, employees or agents of the Angel Group Companies or other Persons acting on behalf of the Angel Group Companies has, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where the Angel Group Companies or any of their directors, officers, employees, agents, or other Persons acting on behalf of the Angel Group Companies knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, in each case, for the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity related to his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Angel Group Companies, or any director, officer, employee or agent of the Angel Group Companies or other Person acting on behalf of the Angel Group Companies in obtaining or retaining business for or with, or in directing business to, the Angel Group Companies or any other Person.
(73)Without limiting the foregoing, no director, officer or, to Angel’s Knowledge, employee or agent of the Angel Group Companies or other Persons acting on behalf of the Angel Group Companies has made, offered, requested or taken any act in furtherance of any bribe or other unlawful payment or benefit, including, any unlawful influence payment, kickback or other unlawful payment or benefit.

(74)To Angel’s Knowledge, none of the Angel Group Companies or their directors, officers, employees, agents or other Persons acting on behalf of the Angel Group Companies is a Person that is or, since July 1, 2015, has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, and no such investigation, inquiry, or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
(75)None of the Angel Group Companies or any director, officer or, to Angel’s Knowledge, employee or agent of the Angel Group Companies or any other Person acting on behalf of the Angel Group Companies, has taken any action, directly or indirectly, that would constitute a violation of applicable Sanctions. None of the Angel Group Companies or their directors, officers or, to Angel’s Knowledge, employees, agents or other Persons acting on behalf of the Angel Group Companies is a Person that is, or is 50% or more owned or controlled by Persons that are, (i) the target of any Sanctions, or (ii) organized or resident in a country or territory that is, or whose government is, the subject or the target of comprehensive Sanctions broadly prohibiting dealings with such country, territory or government (currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Venezuela and Syria).
(76)Since July 1, 2015, the business of the Angel Group Companies has been and is in compliance with all applicable antitrust or export control Laws in all material respects. None of Angel or any of its Affiliates (including the other Angel Group Companies) has received any notice from any Governmental Authority of noncompliance with any such applicable antitrust or export control Laws with respect to the business of the Angel Group Companies and no investigation, inquiry or proceedings with respect to any applicable antitrust or export control laws have been threatened or are pending, and, to Angel’s Knowledge, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
am.Absence of Litigation
On the date hereof there are (i) no Actions pending or, to Angel’s Knowledge, threatened in any written notice delivered to Angel, Ânima or any of its Subsidiaries (including any of the Angel Group Companies), and (ii) no Orders to which Angel, Ânima, any of its Subsidiaries that will be a party to the Ancillary Agreement or any of the Angel Group Companies are subject that, in each case of (i) and (ii), individually or in the aggregate, would reasonably be expected to prevent, enjoin or materially delay the transactions contemplated in this Agreement or the Ancillary Agreement.
an.[Reserved].

ao.[Reserved]

ap.[Reserved]
aq.[Reserved]
ar.[Reserved]
as.[Reserved]
at.Securities Matters
Angel is acquiring the Company Equity Interests to be acquired in the Cash Transfer for its own account and not with a view to (or for) resale in connection with any public sale or distribution thereof. Angel and Ânima acknowledge that the Company Equity Interests to be acquired in the Cash Transfer are not registered under any applicable securities Laws, and Angel shall not offer to sell or otherwise dispose of such Company Equity Interests in violation of the registration provisions of the applicable securities Laws. Angel and Ânima acknowledge that they have sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Company Equity Interests to be acquired by Angel in the Cash Transfer.
au.[Reserved]
av.[Reserved]
aw.[Reserved]
ax.[Reserved]
ay.Availability of Funds
On the date hereof, Angel and Ânima have credit lines available to them which can be immediately drawn, can be used and, jointly with its available cash position, are sufficient for the payment of the Cash Consideration. On the Closing Date, Angel and Ânima shall have all funds necessary to pay the Cash Consideration and all fees, costs and expenses payable by Angel in connection with the transactions contemplated by this Agreement in full.
az.Brokers and Finders
. Except for JPMorgan, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Angel or any of its Affiliates (including Ânima). Angel will be solely responsible for the fees and expenses of JPMorgan.
ba.[Reserved]

bb.Board and Shareholder Approval
The only resolutions of (i) the Ânima’s Board, or (ii) holders of Ânima’s capital stock required under any applicable Law as currently in force, or Angel’s Organizational Documents and Ânima’s Organizational Documents, for the Cash Transfer and the other transactions contemplated hereby, are the only resolutions duly passed, or to be duly passed, as applicable, at (i) the Ânima Board, as per the seventh whereas of this Agreement, and (ii) the Ânima Shareholders Meeting (or an adjournment of such meeting) by shareholders representing the majority of the Ânima Common Stock present at the meeting. Since Angel is a Wholly-Owned Angel Group Company, both Angel and Ânima represent that Angel’s shareholder approval is not necessary under Angel’s Organizational Documents.
bc.[Reserved].
bd.[Reserved]
be.[Reserved].
bf.Independent Investigation; No Other Representations and Warranties
(77)Angel and Ânima have analyzed the information provided by Athena in the virtual data room as disclosed in Athena’s Disclosure Schedule and have conducted to their satisfaction their own independent investigation, review and analysis of, and reached their own independent conclusions regarding, the Group Companies, their businesses and operations, assets, condition (financial or otherwise) and prospects. Angel and Ânima acknowledge that they and their Representatives have been provided such access to the personnel, properties, premises, records and other documents and information of, and relating to the Group Companies and their businesses as they have requested for such purposes. In entering into this Agreement, Angel and Ânima acknowledge that they have relied solely upon their own investigation, review and analysis and have not relied on, and are not relying on, any representation, warranty or other statement made by, on behalf of, or relating to, Athena, Athena’s Affiliates, the Group Companies and their respective Representatives, except for the representations and warranties expressly set forth in Article IV and in Athena’s Disclosure Schedule.
(78)NEITHER Angel, ÂNIMA, NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO ATHENA OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO Angel, ÂNIMA OR ANY OF ITS AFFILIATES, THE Angel GROUP COMPANIES, EQUITY INTERESTS THEREOF, THE BUSINESSES OF THE Angel GROUP COMPANIES, THEIR PROBABLE SUCCESS OR PROFITABILITY, THE ASSETS OR LIABILITIES OF THE Angel GROUP COMPANIES, THE SALE OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE V (AS DISCLOSED AGAINST IN THE Angel DISCLOSURE SCHEDULE). Angel HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY Angel, ÂNIMA OR ANY OF ITS AFFILIATES OR

ANY OF THEIR RESPECTIVE REPRESENTATIVES. WITHOUT LIMITING THE FOREGOING, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE V, NEITHER Angel, ÂNIMA NOR ANY OTHER PERSON HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO ATHENA OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO ATHENA, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF Angel OR ÂNIMA IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) ANY INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION OR (C) ANY FINANCIAL PROJECTION, ESTIMATE, FORECAST, BUDGET OR FINANCIAL DATA OR REPORT RELATING TO THE Angel GROUP COMPANIES OR THEIR BUSINESSES.
(79)Angel AND ÂNIMA ACKNOWLEDGE AND AGREE THAT (I) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, NONE OF ATHENA, ANY OF ATHENA’S AFFILIATES OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE GROUP COMPANIES AND THEIR BUSINESSES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO (A) MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, (B) THE OPERATION OR PROBABLE SUCCESS OR PROFITABILITY OF THE GROUP COMPANIES AND THEIR BUSINESSES FOLLOWING THE CLOSING OR (C) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE GROUP COMPANIES OR THEIR BUSINESSES MADE AVAILABLE TO Angel, ÂNIMA AND THEIR REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THEIR INVESTIGATION OF THE GROUP COMPANIES OR THEIR BUSINESSES, AND (II) Angel AND ÂNIMA WILL HAVE NO RIGHT OR REMEDY (AND ATHENA, ATHENA’S AFFILIATES AND THEIR REPRESENTATIVES WILL HAVE NO LIABILITY WHATSOEVER) ARISING OUT OF, AND Angel AND ÂNIMA EXPRESSLY DISCLAIM ANY RELIANCE UPON, ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT MADE BY OR ON BEHALF OF ATHENA, ANY OF ATHENA’S AFFILIATES OR ANY OF THEIR REPRESENTATIVES, INCLUDING IN ANY MATERIALS, DOCUMENTATION OR OTHER INFORMATION REGARDING THE GROUP COMPANIES OR THEIR BUSINESSES MADE AVAILABLE TO Angel, ÂNIMA OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THEIR INVESTIGATION OF THE GROUP COMPANIES OR THEIR BUSINESSES (INCLUDING ANY INFORMATION MEMORANDUM, MANAGEMENT PRESENTATION OR MATERIALS IN THE ATHENA DATA ROOM, OR ANY FINANCIAL PROJECTION, ESTIMATE, FORECAST, BUDGET OR FINANCIAL DATA OR REPORT), OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND THE RIGHTS OF Angel AND ÂNIMA EXPRESSLY SET FORTH IN THIS AGREEMENT IN RESPECT OF SUCH REPRESENTATIONS AND WARRANTIES.

Article VI.
Covenants
bg.Company’s Conduct of Business
. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article X and the Closing (the “Pre-Closing Period”), except (i) as set forth in Section 6.1 of the Athena Disclosure Schedule, (ii) for the actions required in connection with the consummation of the Internal Reorganization, as set forth in Exhibit B (including as revised, if at all, pursuant to Section 6.33), (iii) as expressly contemplated or permitted by this Agreement, (iv) as required by applicable Law or Order, or (v) as consented to by Angel in writing, which consent shall not be unreasonably withheld, conditioned or delayed:
(80)Athena shall cause the Group Companies to (i) conduct their business in all material respects in the Ordinary Course of Business and (ii) use their commercially reasonable efforts to (A) preserve intact and maintain the Group Companies’ present business organizations and (B) maintain and preserve all goodwill associated with the Group Companies’ business, affairs and properties, and their reputation and brand value; and
(81)Athena shall not (directly or indirectly) with respect to any of the Group Companies, and Athena shall cause the Group Companies and (with respect to the Group Companies) its other Affiliates not to (directly or indirectly), take any of the following actions:
xiii.(A) issue, sell, assign, pledge, transfer, deliver, dispose of or subject to any Lien any Equity Interests of any Group Company, except for (x) the issuance or transfer of any Equity Interests of any Group Company to another Wholly-Owned Group Company or for the issuance or transfer of any quotas of the Company, or (y) any future capital increase (AFACs) of any of the Group Companies made in the Ordinary Course of Business that does not result in any Person holding or owning any Equity Interests (other than a Person that holds or owns Equity Interests on the date hereof); or (B) issue, grant or enter into any bonds, debentures, notes, indebtedness, preemptive rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts (w) convertible into or exchangeable or exercisable for, or giving a Person a right to subscribe for or acquire, any Equity Interests of any Group Company or obligating Athena or any of its Affiliates (including any Group Company) to issue, transfer, sell, purchase, return or redeem any Equity Interests of any Group Company or securities convertible into or exchangeable or exercisable for Equity Interests of any Group Company, (x) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any Equity Interests of any Group Company, (y) restricting the transfer of any Equity Interests of any Group Company or (z) with respect to the voting of the Equity Interests of any Group Company;
xiv.(A) split, combine, subdivide or reclassify any Equity Interests of any Group Company; (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Equity Interests of any Group Company, except for (x) dividends paid by any Group Company to the Company or another Wholly-Owned Group Company or (y) dividends paid to distribute any Net Real Property Sale Proceeds; (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Equity Interests of any Group Company; or (D) reduce the capital stock of any Group Company, except for (x) capital reductions paid by any Group Company to the Company or a Wholly-Owned Group Company or (y) to distribute any Net Real Property Sale Proceeds;
xv.fail to comply with any material obligation (x) under any Company Material Contract that would lead to any material penalties or fines imposed upon or due by the Group Companies or the termination of the relevant Company Material Contract, or (y) that would prevent any renewal of the relevant Educational Approval or Permit of a Group Company; provided, however, that nothing in this Section 6.1(b)(iii) shall prevent any Group Companies from terminating or modifying real estate leases that they are otherwise permitted to terminate, amend or modify pursuant to Section 6.1(b)(viii) under this Agreement;
xvi.fail to take commercially reasonable efforts to (A) maintain or timely request the renewal of any material Educational Approvals or other material Permits or any material Tax benefits or material Tax incentives required to continue the operation of the Group Companies in the Ordinary Course of Business or (B) avoid having any such Educational Approvals or other Permits or such Tax benefits or Tax incentives modified in any way materially adverse to the Group Companies or being terminated, cancelled or revoked;
xvii.other than in the Ordinary Course of Business, create any material scholarship programs or materially amend any existing material scholarship programs or fail to take commercially reasonable efforts to maintain all conventions (convênios) and partnerships (parcerias) required for the performance of practical activities by students participating in the courses offered by the Group Companies in the medicine and nursing fields;
xviii.incur any capital expenditures or any obligations or liabilities in respect thereof, except for (A) those not in excess of one hundred and twenty percent (120%) of the amounts contemplated by the capital expenditure budget set forth in Section 6.1(b)(vi) of the Athena Disclosure Schedule per calendar year, and (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident to the extent such repair or replacements are in the Ordinary Course of Business;
xix.sell, license, otherwise transfer or dispose of, abandon or permit to lapse, or subject to or create or incur any Lien (other than any Permitted Lien) on, any material Intellectual Property owned by any Group Company (other than transactions solely among the Company and Wholly-Owned Group Companies or among Wholly-Owned Group Companies or licenses in the Ordinary Course of Business);
xx.enter into, amend or otherwise materially modify, waive any material rights under, give any material release under, fail to timely exercise any renewal rights or terminate any Company Real Property Lease, Company Material Contract or any

Contract that would have constituted a Company Real Property Lease of Company Material Contract had it been in effect on the date hereof (including by amendment or other modification of any Contract that is not a Company Real Property Lease or Company Material Contract so that such Contract becomes a Contract that would have been a Company Real Property Lease or Company Material Contract had it been in effect on the date hereof), in each case other than (A) in the Ordinary Course of Business or (B) termination (including partial termination so as to reduce the total leased area) of real estate leases that: (i) do not consist in built-to-suit agreements; (ii) may be terminated without incurrence of a termination penalty that exceeds an amount equivalent to one (1) year of rental payments; or (iii) do not involve the shutdown of a campus (as a whole) where the Group Companies’ business is conducted;
xxi.except as set forth in Section 6.1(b)(ix) of the Athena Disclosure Schedule or for renegotiation with students in the Ordinary Course of Business, grant any advance, loan, investment or capital contribution to any Person, as well as pardon, cancel, waive or discharge any credit, debt, account receivable, claim or other right related to any Person (other than by the Company or Wholly-Owned Group Company to another Wholly-Owned Group Company);
xxii.adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Group Companies, except for reorganizations made for the sole purpose of transferring the real properties listed in Section 6.1(b)(x) of the Athena Disclosure Schedule to another Affiliate of Athena (that is not a Group Company);
xxiii.amend or otherwise modify the Organizational Documents of the Company, except for amendments in the capital stock clause authorized pursuant to this Section 6.1(b);
xxiv.create any Subsidiary of any of the Group Companies that is not a direct or indirect wholly-owned Subsidiary of the Company;
xxv.enter into any Intercompany Contract, transaction or account with, assume any obligation of or modify any obligation with, or make or agree to make a payment of any nature to, any Related Party of the Group Companies (other than the Company or a Wholly-Owned Group Company) or any of Athena’s shareholders or their respective Related Parties (other than the Company or a Wholly-Owned Group Company); except for the transfer, sale or other disposition of the real properties listed in Section 6.1(b)(x) of the Athena Disclosure Schedule, to another Related Party of Athena that is not a Group Company, and provided that such transfer may be made for no compensation;
xxvi.make any material change to the financial accounting methods, principles or practices of any of the Group Companies, except as may be required by IFRS, Brazilian GAAP or U.S. GAAP, as applicable;

xxvii.changing the external auditors of the Group Companies, except if to one of the Audit Firms listed in Exhibit 2.2(f) or PricewaterhouseCoopers;
xxviii.(A) make any donations or contributions to political parties, political associations or politicians in general or to any other Person that has a not-for-profit nature to the extent those donations or contributions to any other Person that has a not-for-profit nature are unrelated to conventions and partnerships regarding educational matters or (B) engage in any dealings or activities that would constitute a violation of applicable Anti-Corruption Laws or applicable Sanctions;
xxix.except in the Ordinary Course of Business and as set forth in Section 6.1(b)(xvii)(1) of the Athena Disclosure Schedule, (A) increase or approve any change in the total annual compensation paid to any Employee, or grant or increase any bonus, insurance, severance indemnity, deferred payment, pension, retirement, profit sharing, equity or equity-based awards, stock option, stock purchase or other Employee benefit plan, except (1) as required by applicable Law or under the applicable collective labor agreements or employment agreements in effect on the date hereof or (2) in an amount not exceeding ten million Brazilian Reais (R$10,000,000.00) in the aggregate in a given year or (B) except as set forth in Section 6.1(b)(xvii)(2) of the Athena Disclosure Schedule, hire any new Employee with a gross monthly salary higher than forty-five thousand Brazilian Reais (R$45,000.00) or dismiss (other than for cause) any Employee with a gross monthly salary in excess of one hundred thousand Brazilian Reais (R$100,000.00);
xxx.agree or commit, in each case, to do any of the foregoing;
provided, however, that the following actions may be taken by the Group Companies and such actions (to the extent taken in good faith in response to the COVID-19 pandemic) shall not constitute a breach of this Section 6.1: (a) any required or recommended quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, or other safety measures, (b) workforce reductions or workplace or worksite shutdowns or slowdowns or vacating real properties, (c) selling, transferring or otherwise disposing of unused or obsolete assets, (d) expanding (and prioritizing investment in) distance education, (e) any action taken in connection with the Elevate Program relating to costs saving and resources rationalization, and, in each of the foregoing clauses (a) through (e), to the extent (i) reasonably necessary or appropriate to respond to, or mitigate the adverse effects of, the COVID-19 pandemic, (ii) supported by documentation, information, data, or other evidence reasonably substantiating the necessity or appropriateness of such acts and (iii) taken to advance the interests of the Group Companies.
bh.[Reserved].
bi.[Reserved]

bj.Call Notice and Management Proposal for Ânima Shareholders Meeting
Within fifty-five (55) calendar days following the date hereof, Ânima shall: (A) disclose, in accordance with the applicable Law and Ânima’s Organizational Documents, the Management Proposal for the Ânima Shareholders Meeting, (B) publish the Call Notice for the Ânima Shareholders Meeting, in accordance with applicable Law and Ânima’s Organizational Documents, and with the minimum advance notice period provided thereon, in the periodicals where Ânima generally publishes its corporate documents. Ânima shall not cause or allow the shareholders meeting to be cancelled, postponed, adjourned or interrupted unless required to do so under applicable Law or Order. The Ânima Board shall (i) mail proxy requests; and (ii) include its recommendation in favor of the Ânima Shareholder Approval in the Management Proposal. Additionally, the Ânima Board and Ânima’s Controlling Shareholder shall use their best efforts to take all other actions reasonably necessary or advisable to secure the Ânima Shareholder Approval (including hiring third party service providers to contract Ânima’s shareholders to gather support towards the Ânima’s Shareholders Approval). Neither the Ânima Board nor any committee thereof shall (w) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Athena, the approval, determination of advisability or recommendation by the Ânima Board of the resolutions required under the Ânima Shareholder Approval, (x) make, or permit any director or executive officer to make, any public statement in connection with the Ânima Shareholders Meeting by or on behalf of the Ânima Board or such committee that would reasonably be expected to have the same effect, or (y) approve, determine to be advisable or recommend, or propose publicly to approve, determine to be advisable or recommend, any Angel Competing Proposal or enter into or permit or authorize Angel, Ânima or any Affiliate of Ânima to enter into any Contract with respect to an Angel Competing Proposal.
bk.Ânima Shareholders Meeting
The Ânima shareholders’ meeting shall be held within seventy (70) days following the date hereof (“Ânima Shareholders Meeting”), at Ânima’s headquarters and at the time when shareholders meetings of Ânima are generally held, and shall have, among others, the following agenda, and in any case any resolutions passed at such Ânima Shareholder’s Meeting shall be contingent upon and subject to the satisfaction or waiver of the Conditions Precedent set forth in this Agreement, if applicable, ratification of the authorization for the management of Ânima to take any steps necessary to implement the Cash Transfer and the other transactions contemplated herein (the “Ânima Shareholder Approval”). Ânima and the Ânima’s Controlling Shareholders shall not cause or allow the Ânima Shareholders Meeting to be cancelled, postponed, adjourned or interrupted unless required to do so under applicable Law or Order.
bl.[Reserved]
bm.[Reserved]
bn.[Reserved]

bo.Exclusivity
(82)From the date hereof through the Closing or earlier termination of this Agreement, each of Athena, Angel and Ânima shall not, and shall cause their respective Affiliates not to, and shall instruct and cause their respective Affiliates to instruct their Representatives not to, directly or indirectly, solicit, initiate, continue, enter into or participate in any discussions or negotiations or communications with, or provide any information to, or enter into any agreement, understanding, commitment or letter of intent with, any Person or group of Persons (other than the other Party and its Affiliates and their respective Representatives regarding the transactions contemplated by this Agreement) concerning any Company Competing Proposal or Angel Competing Proposal, as applicable.
(83)Each of Athena, Angel and Ânima shall instruct their Representatives to (i) immediately cease any discussions or negotiations of the nature described in Section 6.9(a), if any, with any Person (other than (x) Athena, Angel, Ânima or their respective Affiliates or Representatives or (y) exclusively in relation to Ânima or Angel, other than Farallon) and (ii) as soon as practicable following the date hereof request any such Person to destroy or have returned to Athena, Angel or Ânima, as applicable, promptly any Confidential Information that has been provided in any such discussions or negotiations in accordance with, and will enforce, the terms of the confidentiality agreements between itself and any such Person.
(e)    For purposes of this Agreement:
“Company Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from or to any Person relating to (i) a merger, scheme of arrangement, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving any Group Company; (B) the purchase or acquisition (whether by merger, scheme of arrangement, consolidation, equity investment, joint venture or otherwise) by any Person of any assets of the Group Companies (other than assets permitted to be sold, leased, licensed, transferred, encumbered or otherwise disposed of by the Group Companies under Section 6.1(b)); (C) the purchase or acquisition after the date hereof, in any manner, directly or indirectly, by any Person of any Equity Interest of any Group Company; (D) any purchase, acquisition, tender offer or exchange offer of any Equity Interest of any Group Company; or (E) any combination of the foregoing.
“Angel Competing Proposal” shall mean any proposal or offer from or to any Person relating to (A) a merger, scheme of arrangement, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Angel or Ânima; (B) the purchase or acquisition after the date hereof, in any manner, directly or indirectly, by any Person of a number of the issued and outstanding shares of the Angel or Ânima Common Stock or other Equity Interests of Angel or Ânima resulting in Ânima’s Controlling Shareholders holding less than the number or percentage of shares they currently own in Ânima, except for the Follow-On as provided under Section 6.39 and for the permitted sale and transfer of Ânima Common Stock as provided under Section 11.3; (C) Angel no longer being an Wholly-Owned Angel Group Company or; (D) any combination of the foregoing.

bp.Access to Information
During the Pre-Closing Period and with due regard to any applicable Law or Order, Athena, upon reasonable prior notice from Angel, shall, and shall cause the Group Companies to promptly: (x) provide Angel and its Representatives during normal business hours and without unreasonable interference with any of their businesses or operations (or of Athena or its Affiliates, if applicable) with (i) reasonable access to the offices, properties and books and records of the Group Companies, (ii) such additional financial or operating data and other information regarding the Group Companies, as Angel may from time to time reasonably request and (iii) access to the appropriate senior-level officers and employees of the Group Companies, and (y) promptly instruct their respective employees, counsel, financial and other advisors, auditors and other Representatives to cooperate with Angel and its Representatives in their investigation of the Group Companies, as applicable, in each case, in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (including the performance of any covenants or obligations under this Agreement or any Ancillary Agreement or the satisfaction of any Conditions Precedent) or the preparation for the integration or operation of the Group Companies and their respective businesses into Angel after the Closing, except, in each case, for information that (A) Athena, as the Party providing access or requested to provide access (the “Providing Party”) reasonably determines is competitively sensitive information restricted from disclosure under applicable Law or Order, (B) is subject to the attorney-client privilege or other similar privilege or the attorney work product doctrine, (C) is subject to any obligations of confidentiality which prohibit the disclosure of such information to Angel, as the receiving or requesting Party (the “Receiving Party”) or its Representatives, or (D) the disclosure of which would otherwise violate any Law or Order applicable to, or Contract of (in existence on the date hereof), the Providing Party or any of its Affiliates. The Providing Party may redact material provided to the Receiving Party as reasonably necessary to (I) remove references concerning the valuation of the Group Companies or the assessment and analysis of a sale or other strategic transaction relating to the Group Companies, (II) comply with contractual confidentiality arrangements (in existence on the date hereof), (III) comply with other obligations of confidentiality arising under applicable Law or Order which prohibit the disclosure of such information to the Receiving Party or its Representatives, or (IV) preserve attorney-client privilege or other similar privilege or attorney work product status. In the event any of the restrictions set forth in the foregoing sentences of this Section 6.10 restrict or otherwise limit the provision of any information to the Receiving Party or its Representatives, then, the Providing Party shall (1) promptly provide a written notice to the Receiving Party stating that it is withholding information in reliance on the foregoing sentences of this Section 6.10 and (2) take all reasonable actions and implement all reasonable arrangements (including, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of any third parties required to provide such information, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make the relevant information available to the Receiving Party or its Representatives to the extent reasonably possible. Notwithstanding anything in this Agreement to the contrary, during the Pre-Closing Period, (x) neither Party shall, or shall cause its Affiliates and its Representatives to, contact any vendor, supplier, landlord, student or employee of the other Party regarding the business, operations or prospects of such other Party or this Agreement, the Ancillary Agreement or the transactions contemplated hereby or thereby (except to the extent their consent or waiver or notice to them is required in connection with transactions contemplated hereby or thereby), and (y) no Party shall have right to perform subsurface or any other sampling of any kind at the properties or facilities of the Party or its Subsidiaries. Each of Athena and Angel agrees that, until the Closing, it will, and will cause its Representatives to, use any Confidential Information obtained pursuant to this Section 6.10 or otherwise in connection with the transactions contemplated by this Agreement or any Ancillary Agreement only in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (including the performance of any covenants or obligations under this Agreement or any Ancillary Agreement or the satisfaction of any Conditions Precedent) or the preparation for the integration or operation of the Group Companies and their respective businesses into or by Angel after the Closing. Subject to Section 6.11, the terms of the Confidentiality Agreement shall apply with respect to all Confidential Information provided by a Party or its Representatives to the other Party or its Representatives; provided that in no event shall the Confidentiality Agreement be deemed to prevent the disclosure of any information to the extent such disclosure is required under applicable Law or Order. No information or knowledge obtained by a Party or its Affiliates or Representatives pursuant to this Section 6.10 or otherwise shall affect or be deemed to modify any representation or warranty made by a Party under this Agreement, waive a Condition Precedent or limit or otherwise affect any remedies available to a Party hereunder.
bq.Confidentiality
Notwithstanding anything to the contrary herein, following the Closing or any termination of this Agreement, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms except that, from and after the Closing, (a) Angel’s or Ânima’s obligations thereunder with respect to Confidential Information related to the Group Companies shall terminate and (b) with respect to all information related to the Group Companies that prior to the Closing constituted Confidential Information of Athena or the Group Companies, Athena shall be subject to the same confidentiality obligations and use restrictions in respect thereof that applied to Angel and Ânima prior to the Closing. With respect to Confidential Information that does not relate to the Group Companies, such information shall remain subject to the terms and conditions of the Confidentiality Agreement. The limitations set forth in this Agreement and in the Confidentiality Agreement for disclosure of Confidential Information do not apply when such Confidential Information (a) is disclosed to the extent necessary to meet a legal requirement or comply with a decision of a court or government agency or body, as long as (i) to the extent permissible under applicable Law or Order, the disclosing party promptly notifies Angel, or Athena or Ânima, as the case may be, in writing of the legal requirement or order or demand received, and (ii) the disclosure is restricted to the minimum information necessary to comply with the order or demand; (b) is disclosed to meet the disclosure requirements of securities market regulators or similar bodies; or (c) has been authorized to be disclosed in writing by Angel, or Athena and Ânima, as applicable.

br.Consents
(84)During the Pre-Closing Period, Athena shall, and shall cause its Subsidiaries to give notices, and each of Athena, Angel and Ânima shall, and shall cause their respective Subsidiaries to, cooperate and use commercially reasonable efforts to obtain the consents or waivers (which may be conditioned on the consummation of the transactions contemplated by this Agreement) required from counterparties to any Contracts set forth in Section 4.4(b) of the Athena Disclosure Schedule in connection with the consummation of the Cash Transfer; provided, however, that none of Athena, its Affiliates, the Group Companies, Angel and Ânima, their Affiliates or the Angel Group Companies shall have any obligation to (i) amend or modify any Contract (other than, at the reasonable request of the other party to any such Contract in connection with its delivery of such consent or waiver, a novation of the Contract to Angel or Ânima) or (ii) pay any consideration to any Person for the purpose of obtaining any such consent or waiver.
(85)Each of Angel, Ânima and Athena acknowledges that certain consents and waivers with respect to the Closing may be required from counterparties to Contracts to which a Group Company or Angel Group Company is a party and that such consents and waivers may not be obtained prior to the Closing and are not conditions to the consummation of the transactions contemplated by this Agreement. None of Athena, Angel and Ânima or their respective Affiliates shall have any Liability whatsoever to Athena, Angel and Ânima or their respective Affiliates arising out of or relating to the failure to obtain any such consents or waivers or the termination, acceleration or cancellation of any Contract as a result of the transactions contemplated by this Agreement, and each of Angel, Ânima and Athena acknowledges that no representation, warranty, covenant or agreement of Athena, Angel or Ânima contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination, acceleration or cancellation or (iii) any Action commenced or threatened by or on behalf of any Person to the extent arising out of or relating to the failure to obtain any such consent or waiver or any such termination, in each case, except to the extent resulting from a breach by Athena, Angel or Ânima of this Section 6.12(b).
bs.Termination of Intercompany Arrangements
Except for (a) the Ancillary Agreement and (b) any Continuing Education Agreements listed in Section 4.15 of the Athena Disclosure Schedule, and subject to the adjustment provisions set forth in Section 2.2(b) and the restrictions set forth in Section 6.1(b)(xiii), Athena shall cause (i) all Intercompany Contracts and all transactions and accounts between or among Athena or any of its Affiliates (other than any Group Company), on the one hand, and any Group Company, on the other hand, to be terminated prior to the Closing and (ii) all Liabilities arising under any such Intercompany Contracts, transactions and accounts to be settled or satisfied prior to the Closing, without any penalty, further Liability or adverse consequence to any of the Group Companies from and after the Closing. provided that any Intercompany Contracts relating to indebtedness between or among Athena or any of its Affiliates (other than any Group Company), on the one hand, and any Group Company, on the other hand, that are outstanding immediately prior to the Closing shall be settled through capitalization into equity. Any settlement or satisfaction of any such Intercompany Contracts, transactions or accounts in a manner different than that set forth in this Section 6.13 shall require Angel’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). After the Closing, neither Athena nor any of its Affiliates, on the one hand, nor any of the Group Companies, on the other hand, shall be bound by any such Intercompany Contracts, transactions or and accounts or have any further Liability thereunder to any other party thereto.
bt.Publicity
Athena, Angel and Ânima will consult with each other and will mutually agree upon any press release or public announcement pertaining to the transactions contemplated by this Agreement and shall not issue any such press release or public announcement prior to such consultation and agreement, except for public announcements or filings reasonably deemed required pursuant to applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or public announcement shall use its reasonable efforts to consult in good faith with the other Party before issuing any such press release or public announcement. Notwithstanding the provisions of this Section 6.14, on the date hereof Angel shall issue a statement of material fact (fato relevante) pursuant to CVM Rule 358, and Athena shall issue a press release, both informing the market of the execution of the Agreement, in a form to be mutually agreed by the Parties.
bu.Certain U.S. Tax Matters.
For U.S. federal (and applicable U.S. state and local) income tax purposes, each of Athena and Angel shall treat (and cause their respective Affiliates to treat) the Cash Transfer as a taxable sale of the assets and liabilities of each Group Company to Angel.
bv.Control of Other Party’s Business
Nothing contained in this Agreement shall give Athena, directly or indirectly, the right to control or direct Ânima’s or Angel’s operations prior to the Closing. Nothing contained in this Agreement shall give Angel or Ânima, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing in accordance with applicable Laws. Prior to the Closing, each of Athena, Angel and Ânima shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations in accordance with applicable Laws.
bw.[Reserved].

bx.Financials.

Athena shall use its reasonable best efforts to provide Angel, as promptly as reasonably practicable and (a) no later than forty-five (45) days as from the date hereof, with the audited consolidated balance sheets of the Company as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income, equity and cash flows of the Company for the years then ended, prepared in accordance with IFRS and Regulation S-X consistently applied, (b) no later than December 4, 2020, the unaudited consolidated balance sheet of the Company as of September 30, 2020, and the related unaudited consolidated statements of income, equity and cash flows of the Company for the nine (9) month period then ended, prepared in accordance with IFRS and Regulation S-X consistently applied, and (c) no later than March 31, 2021, the audited consolidated balance sheet of the Company as of December 31, 2020, and the related audited consolidated statements of income, equity and cash flows of the Company for the year then ended, prepared in accordance with IFRS and Regulation S-X consistently applied (the financial statements referred to in clauses (a) through (c), collectively, the “Necessary Financial Statements”).
by.[Reserved].
bz.[Reserved].
ca.Further Assurances
Athena, Angel and Ânima shall, from time to time following the Closing, use commercially reasonable efforts to take or cause to be taken all actions and do, or cause to be done, all things reasonably necessary to carry out the purposes of this Agreement, including the execution of any additional documents or instruments of any kind (not containing additional obligations, representations and warranties) to make effective the Cash Transfer and the other transactions contemplated by this Agreement.
cb.Maintenance of Books and Records
Following Closing, Angel and Ânima shall, and shall cause their Affiliates (including the Group Companies) to, preserve, until at least the sixth (6th) anniversary of the Closing Date, all pre-Closing Date records (including Tax records) possessed or to be possessed by Angel or Ânima or their Affiliates (including the Group Companies) relating to the Group Companies and their respective businesses. After the Closing Date and up until at least the sixth (6th) anniversary of the Closing Date, except for information that (a) Angel or Ânima reasonably believe is competitively sensitive information, (b) is subject to the attorney-client privilege or other similar privilege or the attorney work product doctrine, (c) is subject to any obligations of confidentiality which prohibit the disclosure of such information to Athena or any of its Subsidiaries or (d) the disclosure of which would otherwise violate any Law applicable to, or Contract of, Angel or any of its Subsidiaries, upon any request from Athena or its Representatives, Angel or Ânima shall not destroy, or permit any of its Subsidiaries to destroy, any such records without first (i) providing to Athena or its Representatives access to such records during normal business hours and without unreasonable interference with any of the businesses or operations of Angel or Ânima or their Subsidiaries and (ii) permitting Athena or its Representatives to make copies of such records, in each case at no cost to Athena or its

Representatives. If Angel or Ânima do not provide or cause to be provided information in reliance on the exceptions in the foregoing sentence, then Angel or Ânima shall (A) promptly provide a written notice to Athena stating that it is withholding information in reliance on this sentence and (B) take reasonable actions or implement arrangements (which could include, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of third parties, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make the relevant information available to Athena or its Representatives to the extent reasonably possible. Records and information may be sought by Athena or its Representatives under this Section 6.22 solely to the extent required in connection with audit, accounting, litigation, federal securities disclosure, Tax or compliance matters of Athena or any of its Affiliates and may be used by Athena and its Representatives only in connection with such matters (and may not be used in connection with any other matters or for any other purposes). To the extent any such records or information constitute Confidential Information of Angel or Ânima or their Subsidiaries, such records and information shall be subject to the confidentiality obligations and use restrictions that under the Confidentiality Agreement apply to any Confidential Information of Angel or its Subsidiaries; provided that, for such purposes, the term of the Confidentiality Agreement shall be deemed to commence on the date such records or information are provided or made available to Athena or its Representatives (irrespective of whether the Confidentiality Agreement had otherwise expired).
cc.Retained Names and Marks/Intellectual Property
(86)Angel and Ânima hereby acknowledge that all rights and interests in and to the names set forth in Section 6.23 of the Athena Disclosure Schedule, together with all variations and acronyms thereof and all Trademarks containing same (collectively the “Retained Names and Marks”), are owned exclusively by Athena or its Affiliates (other than the Group Companies) and that, except as expressly provided below, any and all rights of the Group Companies to the use of the Retained Names and Marks shall terminate as of the Closing and shall immediately be assigned and deemed assigned to Athena or its Affiliates, along with any and all goodwill associated therewith. Neither Angel, Ânima nor any of their Affiliates, including after the Closing, any of the Group Companies, shall contest the ownership or validity of any rights of Athena or any Affiliate of Athena in or to the Retained Names and Marks and Athena shall have no responsibility or liability for claims by third parties arising out of or relating to the use by Angel, Ânima or any Affiliate of Angel or Ânima (including after the Closing, any of the Group Companies) of the Retained Names and Marks or any similar related names and Trademarks.
(87)Angel and Ânima shall, and shall cause the Group Companies to, (i) as soon as practicable after the Closing, but in no event later than thirty (30) days after the Closing, take all actions necessary to file applications or other requests with the relevant Governmental Authorities (including the filing of the Amendment to the Articles of Association of the Company to be executed at the Closing in accordance with Section 3.2(b)) to change the Group Companies’ corporate name, “doing business as” name, trade name, design and any other similar corporate identifier, in each case, that include any of the Retained Names and Marks, (ii) prosecute diligently such name changes to completion and (iii) supply promptly any additional information, documents and materials that may be reasonably requested by Athena with respect to such filings.
(88)Commencing as of the Closing, Athena shall grant to the Group Companies a limited, royalty-free, non-sublicensable, non-assignable, non-exclusive license to the Retained Names and Marks for a period of six (6) months (extendable, upon Angel’s and Ânima’s reasonable request before expiration of the license, for up to six (6) additional months) to use in Brazil, solely in connection with the operation of the businesses of the Group Companies as operated immediately prior to the Closing, all of their stocks of signs, letterheads, banners, invoice stock, advertisements, promotional materials and other similar documents and materials containing the Retained Names and Marks existing as of the Closing (the “Existing Stock”). On or before the last day of the sixth (6th) month after the Closing Date as provided in the previous sentence, Angel or Ânima shall, and shall cause the Group Companies to, cease using the Retained Names and Marks in any manner and to remove or obliterate the Retained Names and Marks from such Existing Stock. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 6.23 shall inure solely to the benefit of Athena or its Affiliates, as applicable. In no event shall Angel or Ânima or, following the Closing, the Group Companies, use the Retained Names and Marks in any manner that damages or tarnishes the reputation of Athena or the Affiliates or the goodwill associated with the Retained Names and Marks.
(89)At Angel’s or Ânima’s request, for one hundred and eighty (180) days after the Closing, Athena shall include on all websites and social media pages of Athena that reference the business of the Group Companies a mutually-agreed statement about the transactions contemplated hereby and link to a website or social media pages of Angel or Ânima or their designees.
(90)Effective upon the Closing Date, Athena hereby grants to the Group Companies a perpetual, non-exclusive, sublicensable, assignable license to use (and exercise all rights in any Intellectual Property (other than Trademarks) in), in the conduct of their businesses, any educational or curricular content including, but not limited to, Laureate Advantage Courseware content relating to Fundamentals of Nutrition, Biostatistics, Epidemiology, Public Health and Entrepreneurship, that is (i) owned by Athena or its Affiliates (other than the Group Companies) as of the Closing Date and (ii) used by the Group Companies in the conduct of their businesses as of the Closing Date.
(91)Effective upon the Closing Date, Angel or Ânima, on behalf of themselves and the Group Companies, hereby grant to Athena and its Affiliates (other than the Group Companies) a perpetual, non-exclusive, sublicensable, assignable, license to use (and exercise all rights in any Intellectual Property (other than Trademarks) in), in the conduct of their businesses, any educational or curricular content including, but not limited to, Laureate Advantage Courseware content relating to Fundamentals of Nutrition, Biostatistics, Epidemiology, Public Health and Entrepreneurship, that is (i) owned by the Group Companies as of the Closing Date and (ii) used by Athena or its Affiliates (other than the Group Companies) in the conduct of their businesses as of the Closing Date.
cd.Directors and Officers
(92)On the Closing Date, Athena will cause the Group Companies (or their relevant corporate bodies, as applicable) to grant a complete discharge pursuant to applicable Law to the directors, administrators and officers of each Group Company for actions taken until the Closing Date (including those directors, administrators and officers whose resignation or other evidence of removal is delivered on the Closing Date) and Athena shall use commercially reasonable efforts to obtain from each such individual a reciprocal release of each Group Company in relation to any rights held by such individuals in his or her capacity as a director, administrator or officer of the Group Companies.
(93)The current and former directors and officers of each Group Company covered by the waiver set forth in this Section 6.24 are intended to be third-party beneficiaries of this Section 6.24.
ce.[Reserved].
cf.Replacement of Guarantees
At or prior to the Closing, Angel and Ânima shall, and Angel and Ânima shall cause one or more of their Affiliates to, use commercially reasonable efforts to obtain the unconditional release of Athena and its Affiliates (other than the Group Companies), as applicable, from and after the Closing, by the applicable counterparty of any and all obligations of Athena or any of its Affiliates (other than the Group Companies) with respect to any Liability of any Group Companies under (i) the Amazonas Purchase Agreement (the “Financial Assurances”), including by providing substitute similar guarantees or by making any other reasonable arrangements the counterparty may request. To the extent Angel fails to obtain any such unconditional release of any Financial Assurances under this Section 6.26, from and after the Closing, Angel shall indemnify, defend and hold harmless Athena and its Affiliates against, and reimburse Athena and its Affiliates for, all amounts payable, including fees, costs or expenses payable in connection with such Financial Assurances, and shall promptly reimburse Athena and its Affiliates to the extent any such Financial Assurance is called upon and Athena or any of its Affiliates makes any payment under any such Financial Assurance.
cg.Notices of Certain Events
Each Party shall promptly (after becoming aware) notify the other of: (a) any notice or other communication received from any Governmental Authority or counterparty to any Company Material Contract or Company Real Property Lease alleging that the consent, authorization, approval or waiver of such Person is required in connection with the transactions contemplated by this Agreement; (b) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Athena or any of its Subsidiaries or Angel or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would restrict or materially and adversely impact the consummation of the transactions contemplated by this Agreement; and (c) the reasonably likely failure of any Condition Precedent to be satisfied; provided that any failure to give notice in accordance with this Section 6.27 shall not in and of itself be deemed to constitute the failure of any such Condition Precedent to be satisfied. No information or knowledge obtained by a Party or its Affiliates or Representatives during the Pre-Closing Period pursuant to this Section 6.27, Section 6.10 or otherwise shall affect or be deemed to modify any representation or warranty made by a Party hereunder, waive a Condition Precedent or limit or otherwise affect any remedies available to a Party hereunder.
ch.Transition Services Agreement
; Business Integration.
(94)As soon as reasonably practicable after the date of this Agreement, Athena, Angel and Ânima shall cooperate and negotiate in good faith a transition services agreement to be entered into at the Closing, pursuant to which, from and after the Closing, Athena and its Affiliates shall provide transition services to Angel and its Affiliates (including the Group Companies) (the “Transition Services Agreement”). Among other customary terms for an agreement of such type, the Transition Services Agreement shall provide for the following terms and conditions: (i) a fixed term of six (6) months commencing on the Closing Date and extendable at the election of Angel for an additional period of up to six (6) months if reasonably necessary to avoid interruption of the activities of the Group Companies; (ii) the price payable by Angel and its Affiliates to Athena and its Affiliates for the provision of services thereunder shall be (A) the cost of such services to Athena and its Affiliates (i.e. without profit margin or any additional charges that do not make up the cost of services) plus (B) any Taxes levied on the provision of such services by Athena or its Affiliates plus (C) any reasonably documented out of pocket expenses incurred by Athena or its Affiliates in connection with the provision of such services; (iii) the services to be provided by Athena and its Affiliates shall be (A) all services which are reasonably necessary for the transition and adequacy of all the information systems currently used by the Group Companies to the systems used by Angel, and (B) all services necessary to ensure a transition without partial or total interruption of any service or system of the Group Companies; (iv) except in the case of willful breach or gross negligence, Athena’s liability thereunder shall in no event exceed the amounts received for the services rendered; and (v) Angel shall have the right to early terminate the Transition Services Agreement, at its sole discretion, through the delivery of a 30-days’ prior notice, without paying any penalties. If the Parties fail to finalize and enter into a mutually agreeable Transition Services Agreement at the Closing, from and after the Closing, Athena and its Affiliates shall provide transition services to Angel and its Affiliates pursuant to the terms set forth in the foregoing sentence of this Section 6.28.
(95)Prior to the Closing, to the extent permitted by applicable Law, Athena shall, and shall cause its Affiliates to, reasonably cooperate and use commercially reasonable efforts to assist Angel in connection with the preparation by Angel for the integration of the businesses and affairs of the Group Companies with the businesses and affairs of the Angel Group Companies and the operation of the businesses and affairs of the Group Companies following the Closing.

ci.[Reserved].
cj.Financial Capacity
On the date hereof, Angel’s current cash position and credit facilities available to it are sufficient to pay the Cash Consideration and all fees, costs and expenses payable by Angel in connection with the transactions contemplated by this Agreement in full. Until the Closing, Angel will conduct its business in a manner such that at all times its cash position and/or credit facilities available to it continue to be sufficient to pay the Cash Consideration and all fees, costs and expenses payable by Angel in connection with the transactions contemplated by this Agreement in full. Promptly after Athena’s reasonable request, Angel will provide reasonable evidence thereof to Athena, including a certificate of an authorized officer of Angel or Ânima (a) describing Angel’s and/or Ânima’s cash position and the cash available under any credit facilities of Angel and Ânima, (b) showing any calculations reasonably required in connection therewith and (c) confirming that no default exists under such credit facilities which could affect the availability of such cash.
ck.Insurance
(96)Angel and Ânima acknowledge and agrees that, except as expressly provided in this Section 6.31, effective from and after the Closing, (i) the Group Companies will cease to be insured by any insurance policies of Athena and its Affiliates and (ii) Angel, Ânima and their Affiliates (including the Group Companies) shall be solely responsible for procuring, paying for and maintaining insurance coverage for the Group Companies.
(97)Notwithstanding Section 6.31(a), Athena hereby agrees that, with respect to acts, facts, circumstances or omissions occurring prior to the Closing that are covered under any occurrence-based insurance policies of Athena or its Affiliates with third party insurers, Angel and the Group Companies shall have the right to make claims (“Allowed Insurance Claims”) and benefit from coverage under such policies subject to the terms and conditions thereof and this Agreement, to the extent that the terms and conditions of any such policies so allow. Athena shall reasonably cooperate with Angel and the Group Companies with respect to any such Allowed Insurance Claim and the receipt of insurance proceeds by or on behalf of the Group Companies or Angel thereunder. Athena shall, and Athena shall cause its Affiliates to, take no action to exclude or remove any Group Company from any occurrence-based insurance policies that were in effect at any time prior to the Closing or otherwise modify, amend or early terminate such policies in a manner adverse to the Group Companies. If Athena or any of its Affiliates receives any insurance proceeds after the Closing in respect of any Allowed Insurance Claims, such proceeds shall be promptly turned over to Angel (net of any reasonable out-of-pocket recovery costs incurred by Athena or any of its Affiliates in connection therewith); provided, that (w) Angel shall exclusively bear, or cause the Group Companies to exclusively bear, and neither Athena nor any of its Affiliates or direct or indirect equityholders shall have any obligation to repay or reimburse Angel or the Group Companies for, the amount of any deductibles, uninured or self-insured amounts in respect of any such Allowed Insurance Claims, (x) Angel shall notify, or cause the Group Companies to notify, Athena in writing of any Allowed Insurance Claims made by Angel and the Group Companies and (y) Angel agrees to reimburse

Athena promptly upon request for all reasonable out-of-pocket costs or expenses incurred by Athena or any of its Affiliates in connection with its cooperation on Allowed Insurance Claims pursuant to the preceding sentence, including the costs of filing Allowed Insurance Claims and any premium increases, Taxes or other amounts that are or become payable by Athena or any of its Affiliates to the extent resulting from claims made in respect of Allowed Insurance Claims made pursuant to this Section 6.31.
(98)For the avoidance of doubt, from and after the Closing, neither Angel nor the Group Companies shall have any right to, nor shall any of the foregoing, make claims or seek coverage under any claims-made insurance policies of Athena or its Affiliates provided by third parties.
(99)From and after the Closing, Angel shall cause the Group Companies to reasonably cooperate with Athena and share such information to the extent related to Allowed Insurance Claims as is reasonably necessary in the reasonable view of Athena in order to permit Athena and its Affiliates and direct and indirect equityholders to manage and conduct their insurance matters as such Persons deem reasonably appropriate.
cl.Power of Attorney
No later than two (2) Business Days prior to the Closing Date, Athena shall deliver to Angel a true, correct and complete schedule setting forth the name of each Person holding a proxy, general or special power of attorney, or other similar instrument from any of the Group Companies, together with copies of all such proxies, powers of attorney and other documents, as well as all powers of attorney issued by the Group Companies, with a summary of the powers granted and the term of validity thereof.
cm.Internal Reorganization
Prior to the Closing, Athena shall (or shall cause its Affiliates to) consummate the Internal Reorganization in accordance with the actions set forth in Exhibit B; provided, however, that so long as it could not reasonably be expected to have an adverse impact (other than a de minimis adverse impact) on any of the Angel Group Companies or any of the Group Companies, upon prior written notice to Ânima, which notice will include a revised Exhibit B setting forth any such change to such actions in reasonable detail, Athena shall be permitted to consummate the Internal Reorganization in accordance with the actions set forth in such revised Exhibit B, and the provisions of this Agreement (and any Exhibit or Schedule hereto) shall apply mutatis mutandis.
cn.[Reserved].
co.[Reserved]
cp.[Reserved].

cq.Sale of Real Estate.
In case Athena does not sell or otherwise transfer prior to the Closing the non-operation real properties described in Section 6.1(b)(x) of the Athena Disclosure Schedule, then Angel and Ânima shall, at Athena’s expense and following its requests, use its commercially reasonable efforts to sell such properties through organized sales or auctions and pay the proceeds of such sales (net of any Taxes, commissions, costs and expenses paid or incurred, in each case, in connection therewith) to Athena as an adjustment to the Cash Consideration and the provisions of Section 3.4 shall apply mutatis mutandis to income tax on capital gain, if any, required to be withheld over such adjustment amount; provided, however, that Athena shall have the right to reasonably direct the strategy of (but not control) the sale process and Angel and Ânima shall implement it (but it shall not enter into any agreement regarding (or consummate) any such sale without Athena’s prior written consent (not to be unreasonably withheld, conditioned or delayed)).
cr.Guarantee.
(100)As a guarantee to the fulfillment of Angel’s obligations, covenants and agreements under this Agreement and the Ancillary Agreement, Ânima enters into this Agreement as the primary obligor, jointly and severally liable with Angel of any and all obligations, covenants, agreements, terms and conditions established under this Agreement and the Ancillary Agreement of Angel or any of the Angel Group Companies.
(101)Ânima hereby expressly, irrevocably and irreversibly, waive the benefit provided for in articles 366, 821, 824, 827, 835, 838 and 839, of the Brazilian Civil Code and article 794 of the Brazilian Code of Civil Procedure (or any other provision that may replace or supplement the articles listed above).
cs.Follow-On.
(102)Following Ânima Shareholder Approval, Ânima and/or any Angel Group Company shall be permitted to increase their share capital and/or issue new Ânima Common Stock, even if as a result of such capital increase or issuance of new Ânima Common Stock, the percentage of Ânima Common Stock held by Ânima’s Controlling Shareholders is lower than the percentages set forth in Section 11.3, provided that, in the case of an Angel capital increase, Angel shall remain as a Wholly-Owned Angel Group Company until Closing, as provided for under Section 5.1(a).
Article VII.
CONDITIONS PRECEDENT
ct.Conditions to Obligations of Each Party
. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or waiver, if permissible under applicable Law, by Athena, and Angel) on or prior to the Closing Date of each of the following conditions (“Parties’ Conditions”):

(103)No Governmental Order. No Governmental Authority of competent jurisdiction with valid enforcement authority shall have enacted, enforced or entered any Law or Order that is in effect which prohibits, restrains, enjoins or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.
(104)CADE Clearance. The CADE Clearance shall have been obtained.
(105)Ânima Shareholder Approval. The Ânima Shareholder Approval shall have been obtained.
cu.Additional Conditions to the Obligation of Angel
The obligation of Angel to consummate the Closing is subject to the satisfaction (or waiver, if permissible under applicable Law, by Angel) of each of the following additional conditions (“Angel’s Conditions”):
(106)Representations and Warranties. The representations and warranties set forth in Section 4.1(a) and (c) (Organization), Section 4.2 (Authority; Enforceability), Section 4.3 (Capitalization of the Group Companies), Section 4.4(b)(i) (No Violations), Section 4.9(a) (Absence of Company Material Adverse Effect) and Section 4.17 (Brokers and Finders) shall be true and correct in all respects (in each case (other than in the case of Section 4.9(a)), except for any de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be so true and correct on and as of such time, date or period, as applicable). All other representations and warranties of Athena contained in Article IV of this Agreement shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Effect qualifiers set forth therein) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be so true and correct on and as of such time, date or period, as applicable), except where the failure to be so true and correct (without regard to any materiality or Company Material Adverse Effect qualifiers set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(107)Performance. Athena shall have performed, in all material respects, and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Athena on or prior to the Closing Date.
(108)Officer’s Certificate. Angel shall have received a certificate signed by a duly authorized officer of Athena certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(109)Release of Liens. Athena shall have obtained the full release of the existing Liens on the FMU Equity Interest, pursuant to the FMU Pledge Agreement and any other Lien that may be created until the Closing Date so that, at Closing, the FMU Equity Interest are free and clear of Liens.
cv.Additional Conditions to the Obligation of Athena
The obligation of Athena to consummate the Closing is subject to the satisfaction (or waiver, if permissible under applicable Law, by Athena) of each of the following additional conditions (“Athena’s Conditions” and, together with the Parties’ Conditions and Angel’s Conditions, the “Conditions Precedent”):
(110)Representations and Warranties. The representations and warranties set forth in Section 5.1(a) and (c) (Organization), Section 5.2 (Authority; Enforceability), Section 5.4, (Consents and Approvals; No Violations), and Section 5.19 (Brokers and Finders) shall be true and correct in all respects (in each case on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be so true and correct on and as of such time, date or period, as applicable). All other representations and warranties of Ânima and Angel contained in Article V of this Agreement shall be true and correct in all respects (without regard to any materiality or Angel Material Adverse Effect qualifiers set forth therein) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be so true and correct on and as of such time, date or period, as applicable), except where the failure to be so true and correct (without regard to any materiality or Angel Material Adverse Effect qualifiers set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, an Angel Material Adverse Effect.
(111)Performance. Angel and Ânima shall have performed, in all material respects, and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Angel or Ânima on or prior to the Closing Date.
(112)Officer’s Certificate. Athena shall have received a certificate signed by a duly authorized officer of Angel certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
Article VIII.
SURVIVAL; INDEMNIFICATION

cw.Survival of Representations and Warranties and Covenants
(113)The representations and warranties set forth in Article IV and Article V shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, either Party or its Affiliates with respect to the representations and warranties set forth in Article IV and Article V.
(114)Except with respect to the covenants and agreements set forth in Section 6.1, all covenants and agreements that are required to be performed prior to the Closing shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, either Party or its Affiliates with respect to such covenants and agreements. Any breaches of any covenants or agreements set forth in Section 6.1 that occurred on or before the Closing Date shall survive until the six (6) month anniversary of the Closing Date. Notwithstanding the foregoing, any claims asserted with respect to Section 6.1, in good faith with reasonable specificity (to the extent known at such time) and in writing by notice to the breaching or non-fulfilling Party prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
(115)To the extent any covenants and agreements contemplate any actions (or inaction) to be taken (or not taken) after the Closing, said covenants and agreements shall survive (with respect to any such actions (or inactions) to be taken (or not taken) after the Closing) in accordance with their terms.
cx.Indemnification for Breaches of Covenants
(116)From and after the Closing, Athena shall indemnify and defend each of Angel and its Subsidiaries (including the Group Companies) and their respective Representatives, successors and permitted assignees (collectively, the “Angel Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Angel Indemnitees to the extent resulting from or arising out of (i) any breach or non-fulfillment of any covenant or agreement set forth in Section 6.1 prior to the Closing and/or (ii) the capital gain Taxes incurred by Athena in Brazil in connection with the Transaction envisaged herein, as provided in Section 3.4 (“Capital Gain Taxes”). With respect to any inquiries, audits or similar proceedings (a “Tax Claim”) by any Tax Authority with respect to Capital Gain Taxes, which if determined adversely, would give rise to a liability for Tax indemnification pursuant to this Section 8.2(a), Athena shall be entitled to control, at its own expense, all proceedings, to make all decisions in connection with such Tax Claim (including selection of a reputable counsel) and to settle, but shall not enter into any installment plan. For purposes of this Section 8.2(a), (i) in all circumstances the corresponding tax debt must be suspended and not collectible (exigibilidade suspensa) from Angel or Ânima; (ii) a Tax Claim shall not prevent or cause any burden to Angel or Ânima in the obtainment of their tax clearance certificates at all times; and (iii) Seller shall present to Angel an insurance policy or bank guarantee in the amount equivalent to the debt under discussion in the applicable Tax Claim, adjusted by the same index applicable to debt discussed in such Tax Claim, prior to presenting the defense in any administrative or judicial proceeding – such insurance policy or bank guarantee shall be valid and in force until the full payment or extinction of such Tax Claim, provided, however, that the Seller shall not be obligated to (a) present an insurance policy to Angel or (b) provide or maintain a guarantee to Angel, in each case, in the event that Seller provides a guarantee to the relevant Tax Authority in any judicial proceeding in connection with the applicable Tax Claim to the extent such guarantee is valid and in force until the payment or extinction of such Tax Claim. Angel shall have the right to participate in any proceedings, in connection with a Tax Claim, at its own expense, provided that Athena shall always have the right to make all decisions with respect to such Tax Claim.
(117)The indemnification provided for in this Section 8.2 shall be subject to the following limitations:
xxxi.(x) Athena shall not be liable to the Angel Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds fifteen million Brazilian Reais (R$15,000,000.00), in which event Athena shall be required to pay or be liable only for the Losses that exceed such amount; and (y) Athena’s liability to the Angel Indemnitees for indemnification under Section 8.2(a) shall be limited in total and in the aggregate to an amount equal to three billion and nine hundred million Brazilian Reais (R$3,900,000,000.00); provided that the limitations set forth in this Section 8.2(b)(i) shall not apply in the event of Willful Breach.
xxxii.No Indemnified Party may be indemnified for any Loss under this Agreement to the extent the amount of such Loss resulted in a decrease, as applicable, of the Cash Consideration pursuant to Section 2.2.
(118)Any claim for indemnification under this Section 8.2 shall be asserted by the Person seeking indemnification (an “Indemnified Party”) against the indemnifying Person (the “Indemnifying Party”) by giving reasonably prompt written notice thereof to the Indemnifying Party; provided, however, the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the indemnification claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after receipt of such notice to respond in writing to such indemnification claim accepting or rejecting such indemnification claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the indemnification claim, and whether and to what extent any amount is payable in respect of the indemnification claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s and its Affiliates’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request; provided, however, that the Indemnified Party shall not be required to give the Indemnifying Party information that (A) the Indemnified Party reasonably determines is competitively sensitive information restricted from disclosure under applicable Law or Order, (B) is subject to the attorney-client privilege or other similar privilege or the attorney work product doctrine, (C) is subject to any obligations of confidentiality which prohibit the disclosure of such information to the Indemnifying Party or its Representatives, or (D) the disclosure of which would otherwise violate any Law or Order applicable to, or Contract (in existence on the date hereof and set forth on the Athena Disclosure Schedule or the Angel Disclosure Schedule, as applicable) of, the Indemnified Party or any of its Affiliates. If the Indemnifying Party does not so respond in writing to such indemnification claim accepting or rejecting such indemnification claim within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue a claim pursuant to Section 12.5.
(119)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 8.2, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of such agreement or such final, non-appealable adjudication to but excluding the date such payment has been made at CDI rate. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.
(120)All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the purchase price payable under this Agreement for Tax purposes, unless otherwise required by applicable Law.
(121)The covenants and agreements of an Indemnifying Party and an Indemnified Party’s right to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such covenant or agreement is, was or might be breached or non-fulfilled or by reason of the Indemnified Party’s waiver of any condition set forth in Article VII.
(122)From and after the Closing, Athena and its Affiliates shall not have, and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, reimbursement, subrogation or indemnity against any of the Group Companies in connection with any indemnification obligation to which Athena may become subject pursuant to this Agreement. From and after the Closing Date, Athena hereby irrevocably waives and releases (on behalf of itself and its Affiliates) each of the Group Companies from any such right of contribution, reimbursement, subrogation or indemnity.
(123)Neither the Indemnifying Party nor the Indemnified Party shall enter into any settlement or compromise in respect of any claim or Loss for which indemnification is being sought hereunder without the prior written consent of the other (not to be unreasonably delayed, conditioned or withheld), provided that the Indemnifying Party is in full compliance with its obligations under Section 8.2.
(124)No Party shall have any Liability under this Section 8.2 for (x) any consequential, special, incidental or indirect damages of any kind or nature, including damages determined as diminution in value or as multiple of earnings or similar financial measure, (y) any punitive or exemplary damages of any kind or nature or (z) except in connection with a Willful Breach of clauses (iii), (iv), (v), (vii), (viii) of Section 6.1(b), any loss of revenue or loss of profits.
cy.Exclusive Remedy
Following the Closing, the remedies provided under Section 8.2 of this Agreement shall be the exclusive and sole remedy available to the Angel Indemnitees and in lieu of any other remedies or rights available to the Angel Indemnitees, at law or in equity, with respect to any claims, disputes, conflicts, damages or otherwise arising out of or related to any covenants and agreements of the Parties set forth in this Agreement that are required to be performed prior to the Closing.
Article IX.
GOVERNMENTAL ANTITRUST AUTHORITIES
cz.Best Efforts; Cooperation; Filings with Governmental Antitrust Authorities
(125)Each of Athena, Angel and Ânima agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, which actions include (i) cooperating in determining which filings, notices, statements, submissions of information or applications are required or advisable to obtain the consent, authorization, order, license, registration, permit, variance or approval of, or any exemption, clearance, action, non-action, waiver or exemption by, any Governmental Authority, including any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust Laws (“Governmental Antitrust Authority”), as are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) furnishing all information and documents required by applicable Law in connection with approvals of, or filings with, any Governmental Antitrust Authority, (iii) filing or submitting, or causing to be filed or submitted, as promptly as practicable following the execution and delivery of this Agreement, any documentation or information that is required, proper or advisable to obtain the consent, authorization, order, license, registration, permit, variance or approval of, or any exemption, clearance, action, non-action, waiver or exemption by, any Governmental Antitrust Authorities, (iv) using reasonable best efforts to obtain as promptly as practicable the CADE Clearance under applicable Law, (v) resolving, as promptly as reasonably practicable, any objections as may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated hereby, (vi) taking such actions as are necessary to cause the conditions set forth in Article VII to be satisfied as promptly as reasonably practicable (provided that nothing in this Agreement shall be deemed to obligate any Party to waive any such conditions), and (vii) cooperating to the extent reasonable with the other parties hereto in their respective efforts to comply with their respective obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, each of Athena, Angel and Ânima shall use reasonable best efforts to file with CADE any required notification and report forms required to be filed with CADE under the applicable Law as promptly as practicable following the date of this Agreement, but in any event the pre-filing shall be made no later than the twentieth (20th) Business Day following the date of this Agreement. Subject to Angel’s and Ânima’s compliance with its obligations under this Section 9.1, Angel shall, on behalf of the Parties, control and lead all communications and strategy relating to CADE, after consulting and cooperating with and considering in good faith the views of Athena with respect thereto.
(126)In connection with, and without limiting, the efforts referenced in Section 9.1(a), each of Athena, Angel and Ânima shall furnish to the other, and Athena shall cause the Group Companies to furnish to Angel, such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under applicable Law, including any antitrust merger control Laws, and permit the other Party to review any filing or submission prior to forwarding to the CADE and other Governmental Antitrust Authorities and accept any reasonable comments made by that other Party (it being acknowledged that certain such drafts or documents may be shared in redacted form or on a confidential outside counsel-to-counsel only basis). Athena, Angel and Ânima shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Antitrust Authorities and shall comply as promptly as practicable with any such inquiry or request. Each of Athena, Angel and Ânima agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Antitrust Authority in connection with the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Antitrust Authority, gives the other Party the opportunity to attend and participate. Angel shall lead the filing process and be responsible for the payment of (i) the one-time filing fee to the applicable Governmental Antitrust Authorities in connection with the submission and (ii) any and all penalties and fines in connection with the submission of false or inaccurate data of Angel to the Governmental Antitrust Authority as regards the information in its possession. Athena shall be responsible for the payment of any and all penalties and fines in connection with the submission of false or inaccurate of Athena to the Governmental Antitrust Authority as regards the information in its possession and provided to Angel.
(127)In connection with, and without limiting, the efforts referenced in Section 9.1(a), each of Angel and Ânima agrees to take any and all steps necessary to avoid or eliminate any impediment that may be asserted by any Governmental Antitrust Authority so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement, including offering, accepting and agreeing, within three hundred days following the CADE notification or its amendment to any conditions, obligations or other requirements necessary to satisfactorily address any potential Governmental Antitrust Authority concerns. Without limiting the foregoing and for the sake of clarity, Angel and Ânima undertake to offer by three hundred days following the CADE notification or its amendment, any and all remedies required for the purpose of allowing unconditional clearance of the transactions contemplated by this Agreement, including any of its own assets, brands, companies and/or businesses necessary to address competition concerns, even if such remedies amount to a larger business/turnover than the business being acquired by means of this Agreement. In connection with, and without limiting, the efforts referenced in Section 9.1(a), each of Angel and Ânima undertakes to appeal all decisions of the Governmental Antitrust Authority that prohibit or limit the scope of the transactions contemplated by this Agreement until no further appeal is possible and the decision has become final at the administrative level.
(128)Except as specifically required by this Agreement, Athena shall not, and shall cause its Affiliates not to, directly or indirectly, enter into any transaction which may worsen its position in respect of obtaining the approval from any Governmental Antitrust Authority or deliberately make public any information that materially deviates from the information set out in the filings to be made or is likely to worsen the chances of obtaining approval from any Governmental Antitrust Authority. On another hand, Angel and Ânima shall not, and shall cause their Affiliates not to, directly or indirectly, enter into any transaction pursuant to which Angel and/or Ânima may acquire any portion of educational business or assets (A) in the markets listed in Exhibit 9.1(d), (B) that effectively delays or negatively impairs the CADE Clearance to be obtained; or (C) that, in aggregate or alone, would make Angel and/or Ânima or any Angel Group Company to add fifty-thousand (50,000) new student seats to its current portfolio, provided that nothing in this Agreement shall prevent, impact or restrain the exercise by Ânima of its call option to acquire the sponsorship in Universidade do Sul de Santa Catarina - Unisul, to which Ânima has already obtained clearance from CADE.
(129)Angel’s compliance with any condition, obligation or other requirement imposed or contained in any decision by the Governmental Antitrust Authority, or the effectuation of any offer made by Angel to the Governmental Antitrust Authority pursuant to this Section 9.1 will not result in any change to the terms and conditions of this Agreement.
Article X.
TERMINATION
da.Termination
This Agreement may be terminated at any time prior to the Closing:
(130)by either Party, if the Closing has not occurred by the date that is the fourteenth (14th) month anniversary of the date hereof (the “Outside Date”); provided, however, that if on the Outside Date all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, are capable of being so satisfied if the Closing would have occurred) or duly waived other than the condition set forth in Section 7.1(a) (to the extent such Order shall become final and non-appealable and relates to any antitrust approval, waiver or consent) or Section 7.1(b), then Athena or Angel may, to the extent such Party is in compliance with all of its obligations hereunder in all material respects, extend the Outside Date for a period of six (6) additional months (as so extended, the “Extended Outside Date”) by delivery of written notice of such extension to the other Party prior to the Outside Date; provided, further, that the right to terminate this Agreement under this Section 10.1(a) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur by the Outside Date or the Extended Outside Date, as applicable, as provided for in Article 476 of the Brazilian Civil Code, in which case the non-defaulting Party may elect to enforce this Agreement against the defaulting Party, as provided for in Section 10.5;
(131)by either Party, upon written notice to the other Party, in the event that any Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have been made, entered into, issued or passed and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall have used reasonable best efforts to prevent, oppose and remove such Order, including those provided for in Section 9.1;
(132)by Athena, if the Ânima’s Shareholders Meeting shall not have been held within seventy (70) calendar days as from the date hereof;
(133)by either Party, if the Ânima Shareholder Approval shall not have been obtained at the relevant Ânima Shareholders’ Meeting (or, if such meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof) at which a vote on the resolutions required to implement the transactions contemplated in this Agreement was held; provided, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Angel if action or failure of Angel to perform any of its obligations under this Agreement or if action or failure of Ânima’s Controlling Shareholder to perform any of its obligations under Article XI is the primary cause of, or primarily resulted in, the failure to obtain the Ânima Shareholder Approval;
(134)by Athena, if Ânima shall have breached, or failed to comply with, any of its obligations under Section 6.4 or Section 6.5 in any material respect and, if curable, such breach is not cured within thirty (30) calendar days after Angel receives written notice of such breach from Athena (which notice shall specify in reasonable detail the nature of such breach);
(135)by Athena, if (i) Angel breaches any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breach would result in the failure of Athena’s Conditions to be satisfied or the inability of Angel to take any of the actions to be taken (or caused to be taken) set forth in Section 3.2 and (iii) if curable, such breach is not cured by the earlier of (A) thirty (30) calendar days after Angel receives written notice of such breach from Athena (which notice shall specify in reasonable detail the nature of such breach, failure or inability) and (B) the Outside Date or the Extended Outside Date, as the case may be; provided that if Ânima or Angel breach their obligations under Section 9.1(d) in any material respect, the Parties agree that such breach may be cured by the termination of the transaction entered into in breach of Section 9.1(d) which shall occur within the earlier of (A) thirty (30) calendar days after Angel receives written notice of such breach from Athena (which notice shall specify in reasonable detail the nature of such breach, failure or inability) and (B) the Outside Date or the Extended Outside Date, as the case may be.
(136)by Angel, if (i) Athena breaches any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breach would result in the failure of Angel’s Conditions to be satisfied or the inability of Athena to take any of the actions to be taken (or caused to be taken) set forth in Section 3.2 and (iii) if curable, such breach is not cured by the earlier of (A) thirty (30) days after Athena receives written notice of such breach from Angel (which notice shall specify in reasonable detail the nature of such breach, failure or inability) and (B) the Outside Date;
(137)by Athena, if  (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Party entitled to waive the same) of such conditions at the Closing) have been and continue to be satisfied or waived (by the Party entitled to waive the same) in accordance with this Agreement, (ii) Angel fails to consummate the Closing by delivering the Adjusted Cash Consideration within two Business Days of the date on which the Closing should have occurred pursuant to Section 3.1 and (iii) at all times during such two Business Day period described in clause (ii), Athena stood ready, willing and able to consummate the Closing and the other transactions contemplated by this Agreement and Athena shall have given Angel a written notice on or prior to the end of such two Business Day period confirming such fact;
(138)by Angel, if   (i) the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Party entitled to waive the same) of such conditions at the Closing) have been and continue to be satisfied or waived (by the Party entitled to waive the same) in accordance with this Agreement, (ii) Athena fails to consummate the Closing by delivering the Company Equity Interests within two Business Days of the date on which the Closing should have occurred pursuant to Section 3.1 and (iii) at all times during such two Business Day period described in clause (ii), Angel stood ready, willing and able to consummate the Closing and the other transactions contemplated by this Agreement and Angel shall have given Athena a written notice on or prior to the end of such two Business Day period confirming such fact; or
(139)by the mutual written consent of Athena and Angel.
db.Effect of Termination
In the event this Agreement is terminated pursuant to this Article X, the transactions contemplated by this Agreement shall be abandoned, without further action by either of the Parties, and this Agreement shall become void and have no further force and effect and there shall be no Liability hereunder on the part of any of the Parties or their respective Affiliates or Representatives, except that (a) the obligations of Angel and Athena set forth in the Confidentiality Agreement shall survive such termination and remain in effect in accordance with its terms, (b) neither Party shall be relieved from any Liabilities arising from a Willful

Breach of this Agreement made by such Party prior to such termination or Fraud, and (c) the provisions set forth in this Section 10.2, Section 10.3, Article I, Article XII shall survive such termination and remain in effect.
dc.Termination Payment
(140)Angel shall pay to Seller or its designee four hundred million Brazilian Reais (R$400,000,000.00) (the “Athena Termination Payment”), by wire transfer of immediately available funds to an account or accounts specified by Seller, if this Agreement is terminated (A) pursuant to Section 10.1(c), Section 10.1(e), or Section 10.1(h), or pursuant to Section 10.1(a) by Athena when this Agreement could have been terminated pursuant to Section 10.1(c), Section 10.1(e) or Section 10.1(h); (B) by either Party pursuant to Section 10.1(d), or pursuant to Section 10.1(a) when this Agreement could have been terminated pursuant to Section 10.1(d); (C) pursuant to Section 10.1(f) due to a breach by Angel or Ânima of Article IX, which breach results in any of the conditions set forth in Section 7.1(b) or Section 7.1(a) (but only, in the case of Section 7.1(a), if the failure to meet any such conditions is a result of any breach by Angel or Ânima of their obligations under Article IX) being incapable of being satisfied; or (D) by Athena, pursuant to Section 10.1(a) or Section 10.1(b), in each case, under circumstances in which this Agreement could have been terminated by Athena pursuant to Section 10.1(f) due to a breach by Angel or Ânima of Article IX, which breach results in any of the conditions set forth in Section 7.1(b) or Section 7.1(a) (but only, in the case of Section 7.1(a), if the failure to meet any such conditions is a result of any breach by Angel or Ânima of their obligations under in Article IX) being incapable of being satisfied. The Parties further agree that the provisions of Section 3.4 shall not apply to this Section 10.3(a) and Angel is authorized to withhold and deduct the Brazilian withholding income tax (currently at the rate of 15%) from the Athena Termination Payment.
(141)Seller shall pay to Angel or its designee four hundred million Brazilian Reais (R$400,000,000.00) (the “Angel Termination Payment”), by wire transfer of immediately available funds to an account or accounts specified by Angel, if this Agreement is terminated pursuant to Section 10.1(i) or pursuant to Section 10.1(a) when this Agreement could have been terminated pursuant to Section 10.1(i). The Parties further agree that Seller is authorized to withhold and deduct the Dutch withholding income tax (currently at the rate of 0%) from the Angel Termination Payment, if any.
(142)In the event of termination of this Agreement (i) pursuant to Section 10.1(b), (ii) pursuant to Section 10.1(j) or (iii) resulting from a Company Material Adverse Effect, in each case of (i), (ii) and (iii), only if there has not been a breach by any of Athena, Angel, Ânima or any other Group Company of their respective representations, warranties, covenants or agreements contained in this Agreement, Seller shall reimburse Angel in the amount equivalent to fifty percent (50%) of the Initial Payment, to the extent paid by Angel in accordance with Section 2.1(b); provided that, for the avoidance of doubt, Athena shall not be obligated make such reimbursement pursuant to this Section 10.3(c) under circumstances in which the Angel Termination Payment is payable.

(143)In the event of the termination of this Agreement under circumstances in which the Athena Termination Payment or the Angel Termination Payment is payable pursuant to this Section 10.3, (i) the Athena Termination Payment or the Angel Termination Payment, as applicable, shall be paid no later than the fifth (5th) Business Day following such termination and (ii) it is agreed that each of the Athena Termination Payment and the Angel Termination Payment constitutes liquidated damages, and not a penalty. Each Party agrees that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Angel or Seller, as applicable, fail to pay any amounts due under this Section 10.3 and, in order to obtain such payment, Angel or Seller, as applicable, commence a suit that results in a judgment against Angel or Seller (or their respective designees), as applicable, for such amounts, Angel or Seller, as applicable, shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the CDI rate, together with the costs and expenses (including reasonable legal fees and expenses) of Angel Seller, as applicable, in connection with such suit. In the event that the Athena Termination Payment or the Angel Termination Payment is payable and actually paid to Angel or Seller, as applicable, in accordance with this Section 10.3, payment of such Athena Termination Payment or Angel Termination Payment, as applicable, shall be the sole and exclusive remedy of Seller and its Affiliates against Angel, its Subsidiaries, their respective Affiliates and the former, current and future stockholders, directors, officers, employees, Affiliates and other Representatives of each such Person, or the sole and exclusive remedy of Angel and its Affiliates against Seller, its Subsidiaries, their respective Affiliates and the former, current and future stockholders, directors, officers, employees, Affiliates and other Representatives of each such Person, as applicable, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby; provided, however, that payment by Angel of the Athena Termination Payment or by Seller of the Angel Termination Payment shall not (x) limit the right of Seller and its Subsidiaries and Representatives or Angel and its Subsidiaries and Representatives, as applicable, to recover interest in accordance with the third sentence of this Section 10.3(d), or (y) relieve Seller or Angel from any liability or damage resulting from Fraud or Willful Breach.
(144)The Parties acknowledge and agree that in no event shall (i) Angel and Ânima be required to pay more than one Athena Termination Payment; or (ii) Athena and Seller be required to pay more than one Angel Termination Payment or reimburse a portion of the Initial Payment, as applicable.
(145)Except as provided in Section 10.3(c) and in this Section 10.3(f), the Initial Payment is non-refundable at any time, under any circumstance or event. The Parties acknowledge and agree that the Initial Payment shall not constitute a down payment (arras or sinal) for any legal purpose, including articles 417 through 420 of the Brazilian Civil Code. In the event that this Agreement is terminated, the Parties agree that the provisions of Section 3.4 shall not apply to the Initial Payment and Seller shall reimburse Angel for the portion of the Initial Payment that corresponds to the Brazilian withholding income tax (currently at the rate of 15%) due and payable by Angel on such Initial Payment in accordance with applicable Law (the “Withholding Income Tax Reimbursement”), plus, if required by Law, interest, penalties or any additional or accessory charges. The Withholding Income Tax Reimbursement, if due, shall be paid no later than date the withholding income tax is due and paid by Angel under applicable Law. The Parties further agree that any Athena Termination Payment to be made by Angel shall be paid in full, except for the deduction of the corresponding withholding income tax, and in no event or under any circumstance shall it be reduced by the Initial Payment.
(146)Athena is hereby jointly and severally liable with Seller for the payment of the Angel Termination Payment, the reimbursement of the Initial Payment and the Withholding Income Tax Reimbursement when due in accordance with this Section 10.3. Athena expressly, irrevocably and irreversibly, waives the benefit provided for in articles 366, 821, 824, 827, 835, 838 and 839, of the Brazilian Civil Code and article 794 of the Brazilian Code of Civil Procedure (or any other provision that may replace or supplement the articles listed above).
dd.No Other Termination
This Agreement may only be terminated prior to Closing in accordance with Section 10.1 of this Agreement.
de.Specific Performance
The commitments and obligations assumed hereunder by each of the Parties are subject to specific performance, according to the Brazilian Code of Civil Procedure, it being certain that the stipulation of liquidated damages will not constitute adequate and sufficient remedy. For this purpose, the Parties acknowledge that this Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument (título executivo extrajudicial) for all purposes and effects of the Brazilian Code of Civil Procedure.
Article XI.
ÂNIMAS’s Controlling Shareholder
For purposes of this Article XI, Ânima’s Controlling Shareholder are Parties.
a.Representations and Warranties of Ânima’s Controlling Shareholder
(147)The Ânima’s Controlling Shareholders hereby represent and warrant to the Parties as follows:
xxxiii.Authority. The Ânima’s Controlling Shareholders have full capacity, power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement. This Agreement has been duly executed and delivered by the Ânima’s Controlling Shareholders and (assuming due authorization, execution and delivery by the Parties) constitutes legal, valid and binding obligations of the Ânima’s Controlling Shareholders, enforceable against the Ânima’s Controlling Shareholders in accordance with its terms, subject to the Enforceability Exceptions.
xxxiv.Consents and Approvals; No Violations. The execution and delivery by the Ânima’s Controlling Shareholders of this Agreement or the consummation by the

Ânima’s Controlling Shareholders of the transactions contemplated hereby do not and will not require the Ânima’s Controlling Shareholders to obtain any Governmental Approval. The execution and delivery by the Ânima’s Controlling Shareholders of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (A) conflict with or violate, in any respect, any Law or Order applicable to the Ânima’s Controlling Shareholders; (B) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, require a consent or approval under, give any Person any rights of termination, acceleration or cancellation of, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit under, any Contract to which the Ânima’s Controlling Shareholders are a party; or (C) result in the imposition or creation of any Lien (other than a Permitted Lien) on any of the Equity Interests, assets or properties of the Ânima’s Controlling Shareholders, except, in the case of the foregoing clauses (A), (B) and (C), for any such conflicts, violations, breaches, defaults, consents, approvals, terminations, accelerations, cancellations, losses of benefits or Liens that would not, individually or in the aggregate, reasonably be expected to prevent the performance by the Ânima’s Controlling Shareholders of any of their obligations under this Agreement.
xxxv.Ownership of Stockholder Shares. As of the date of this Agreement, the Ânima’s Controlling Shareholders legally own thirty-six million, five hundred and ninety-one thousand, five hundred and ten (36,591,510) shares of Ânima Common Stock (the “Existing Shares”), representing thirty-four percent (34%) of the total and voting capital of Ânima, free and clear of all Liens (other than Liens provided in Exhibit 11.1 or arising under the Ânima’s Organizational Documents or this Agreement, restrictions on transfer imposed by applicable securities Laws and Permitted Liens). Without limiting the foregoing, as of the date hereof, except for restrictions pursuant to this Agreement, (A) the Ânima’s Controlling Shareholders have voting power and power of disposition with respect to all Existing Shares, with no restrictions on the Ânima’s Controlling Shareholders rights of voting or disposition pertaining thereto (except as provided in this Section 11.1(a)(iii)) and (B) no Person other than the Ânima’s Controlling Shareholders has any right to direct or approve the voting or disposition of any Existing Shares. The Existing Shares constitute all of the shares of Ânima Common Stock owned of record by the Ânima’s Controlling Shareholder as of the date hereof.
b.Voting
From the date hereof until the earlier of the Closing and termination of this Agreement in accordance with its terms, and without in any way limiting Ânima’s Controlling Shareholders’ right to vote the Existing Shares and any shares of Ânima Common Stock owned or acquired by Ânima’s Controlling Shareholders on or after the date hereof (together with the Existing Shares, the “Shareholders Shares”) in their sole discretion on any other matters that may be submitted to a stockholder vote or other approval, at any meeting of Ânima’s shareholders (if required to be held by applicable Law) however called or any adjournment or postponement thereof, Ânima’s Controlling Shareholders shall vote (or cause or direct to be voted) all outstanding Shareholder Shares, at the relevant meeting of Ânima’s shareholders and at any adjournment or postponement thereof against any action, proposal, agreement or transaction that would reasonably be expected to impede, interfere with, delay or postpone the transactions contemplated by this Agreement.
c.Restriction on Transfer
Except for the right of the Ânima’s Controlling Shareholders to transfer two million and four hundred thousand (2,400,000) Shareholders Shares (considering all of Ânima’s Controlling Shareholders taken together), from the date hereof until the earlier of the Ânima Shareholder Approval or termination of this Agreement in accordance with its terms, Ânima’s Controlling Shareholders shall not, directly or indirectly, without the prior written consent of Athena, (a) offer for sale, sell, transfer, tender in any tender or exchange offer, give, pledge, grant, encumber, assign or otherwise dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Shareholder Shares (or any right, title or interest thereto or therein) which would result in Ânima’s Controlling Shareholders holding less than 31.76% ownership of the issued and outstanding shares of Ânima Common Stock, (b) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares, or (c) amending the shareholders’ agreement or allowing any shares held by the Ânima’s Controlling Shareholders to be removed (desvinculadas) or no longer being subject to the provisions of such agreement without the consent of Athena or (d) take, or agree to take, any action that would have the effect of preventing or delaying Ânima’s Controlling Shareholders from performing any of their obligations under this Agreement, including by agreeing (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) through (c) of this Section 11.3.
d.[Reserved].
e.Acquisition of Additional Shares
From the date hereof until the earlier of the Closing and termination of this Agreement in accordance with its terms, Ânima’s Controlling Shareholders shall notify the Parties promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Ânima Common Stock after the date of this Agreement, if any, all of which shall be considered Shareholder Shares and be subject to the terms of this Agreement as though owned by Ânima’s Controlling Shareholders on the date of this Agreement.
Article XII.
MISCELLANEOUS
f.Fees and Expenses
Except as otherwise provided in this Agreement, including this Section 12.1, and except for (a) the one-time submission fee in connection with the approvals required under Article IX (which fee shall be borne by Angel), and (b) the Excess Athena Transaction Expenses (which are governed by Section 2.2), each Party shall pay its own costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated and except as otherwise provided in this Agreement or in any Ancillary Agreement. The Parties acknowledge and agree that Athena is and shall be sole responsible for any and all indemnification request, fees, penalties and expenses claimed by Ser Educacional S.A. or incurred in connection with the termination of the Sapphire Transaction Agreement or any suit challenging the proper termination of the Sapphire Transaction Agreement, with regards to the Sapphire Transaction Agreement, other than the payment of the Go Shop Termination Fee to the extent Athena requires such payment to be made by Angel on its behalf.
g.Amendment
This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by all the Parties.
h.Waiver and Extension
Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) except to the extent prohibited by Law, waive compliance with any of the agreements described or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party at any time or times to demand performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any term contained in this Agreement in one or more instances shall be deemed to be a, or construed as a, further or continuing waiver of such condition or breach.
i.Governing Law
This Agreement and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether contractual or extracontractual, shall be governed by, and construed in accordance with, the Laws of Brazil.
j.Arbitration
(148)All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by three arbitrators. The claimant(s) shall nominate one arbitrator in the request for arbitration. The respondent(s) shall nominate one arbitrator in the answer to the request. The two party-nominated arbitrators shall then have thirty (30) days to agree, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the International Chamber of Commerce shall select the third arbitrator (or any arbitrator that claimant(s) or respondent(s) shall fail to nominate in accordance with the foregoing). The place of arbitration shall be the city of São Paulo, Brazil. The arbitration award shall be issued in São Paulo, Brazil. The language of the arbitration shall be English. The law governing this arbitration agreement shall be the Laws of Brazil.
(149)The tribunal shall be empowered to resolve any and all controversies relating to any dispute, including ancillary matters, and shall be empowered to issue any necessary orders to the Parties, including injunctions and intermediate orders prior to a final decision. The arbitrators shall not make decisions on the basis of equity.
(150)The arbitration award may be enforced in any court of competent jurisdiction over the Parties, their assets or to the courts of the city of São Paulo, State of São Paulo, Brazil, at the parties’ sole discretion. The arbitral award shall be final and binding to the parties of the arbitration proceeding and to their successors and assigns, and the Parties waive any right to appeal. The arbitral award, partial or final, shall, in addition to the requirements provided in the Rules, fully comply with the requirements of Article 489 and its paragraphs, of the Brazilian Code of Civil Procedure. The appointed arbitrators shall expressly confirm, in their independence and impartiality questionnaires, that they will adhere to this procedural provision and the absence of such confirmation will constitute cause for refusal, by any of the parties, to the appointment of the arbitrator.
(151)Each Party retains the right to seek judicial assistance: (a) to compel arbitration; (b) to obtain interim measures for protection of rights prior to the institution of arbitration, which may be upheld, overturned or modified by the arbitration tribunal, after its constitution; (c) to enforce any decision of the arbitration tribunal, including the arbitral award and any enforceable obligation; and (d) to seek annulment of the arbitration award when permitted by Law; which the Parties, at their own discretion, may request to any court having jurisdiction over the Parties or their assets or to the court of the city of São Paulo, State of São Paulo, Brazil. No judicial measure shall be construed as a waiver of arbitration as the exclusive means of dispute resolution selected by the Parties or to the jurisdiction of the arbitrators.
(152)If the Rules are silent on any procedural aspect, they shall be supplemented by the relevant provisions of Brazil’s Law No. 9,307 of September 23, 1996, as amended, supplemented or substituted from time to time.
(153)Arbitration Costs. During the course of the arbitration, the Parties shall bear their own expenses, costs and fees of their attorneys, Representatives and technical assistants. At the end of the arbitration, the arbitration panel shall establish in the arbitration award the criteria for the reimbursement of such expenses, costs and legal fees in favor of the Party that prevails, always in the proportion that such Party prevailed.
(154)Confidentiality. The Parties agree that the existence, contents and result of the arbitration shall be always kept confidential during its entire course and also after it is concluded. All elements of the arbitration (including the arguments of the parties, evidence, reports, decisions, third party statements and any documents submitted or exchanged within the proceeding) may only be disclosed to the arbitration panel, to the parties, their attorneys, technical assistants and to persons necessarily bound to the arbitration proceeding, except if the disclosure is required for the compliance of the obligations imposed by applicable Law. However, a violation of this covenant shall not affect the enforceability of this Agreement to arbitration or the arbitrators’ award. Violation of confidentiality shall be subject to an expedited judicial collection proceeding pursuant to Brazilian Law (Execução Judicial).
(155)The Parties’ obligations under this arbitration provision shall survive the termination of this Agreement. The invalidity or unenforceability of any provision of this section shall not affect the validity or enforceability of the Parties’ obligation to submit their claims to binding arbitration or the other provisions of this section.
k.Notices
All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally by hand or by overnight courier or other delivery method or when sent by electronic mail transmission (provided that, in the case of electronic mail transmission, either receipt of such electronic mail is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):
(156)If to Athena or, prior to the Closing, the Company, to:
Laureate International Universities
650 S. Exeter Street,
Baltimore, MD 21202
Attention:     Rick Sinkfield
E-mail:

with a copy (which shall not constitute notice) to:
Veirano Advogados
Avenida Brigadeiro Faria Lima, 3477, 16º andar
São Paulo, SP 04538-000

Attention:     Roberto Rudzit
Lior Pinsky
Graziela Lima
Email:

and
Demarest Advogados
Avenida Pedroso de Moraes, 1201,
São Paulo, SP 05419-001
Attention:    José Setti Diaz
Email:

and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Gary I. Horowitz
Sebastian Tiller
Mark Brod
Email:

(157)If to Angel, Ânima, Ânima’s Controlling Shareholder or, after the Closing, the Company, to:
Ânima Holding S.A.
Rua Natingui, 862, 1º andar, Vila Madalena,
São Paulo, São Paulo, CEP 05443-001
Attention:    Marcelo Battistela Bueno / João Pacheco Carvalho / Rodrigo Rossetto Dias Ramos
Email:
with a copy (which shall not constitute notice) to:
KLA Advogados
Avenida Brigadeiro Faria Lima, 1355, 18º andar
São Paulo, São Paulo, CEP 01452-919
Attention:    Mariana Cortez
Email:

l.Currency and Exchange Rates
Unless otherwise specified in this Agreement, all references to currency and monetary values shall mean Brazilian Reais and all payments hereunder shall be made in Brazilian Reais. In the event that there is any need to convert Brazilian Reais into foreign currency, or vice versa, for any purposes under this Agreement, and except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law), the exchange rate shall be with respect to the conversion of Brazilian Reais to Dollars, or vice versa, the official Brazilian Reais to Dollar exchange rate published by the Brazilian Central Bank (Banco Central do Brasil) on its website under PTAX on the immediately prior Business Day.
m.Entire Agreement; Assignment
This Agreement (including all Exhibits and Schedules to this Agreement and including the Disclosure Schedule) and the Confidentiality Agreement together constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 12.8 shall be null and void and of no force and effect; provided, however, that Athena shall be permitted to assign, without the prior written consent of Angel, any of its rights, interest or obligations hereunder to any Affiliate of Athena so long as (x) the assignee agrees in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned, and (y) Athena remains responsible for the performance of, or otherwise indemnifies, defends and holds Angel and its Affiliates harmless for the non-performance of, any such obligations by such assignee. Subject to the preceding sentences of this Section 12.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.
n.Parties in Interest
Except as otherwise provided in Section 6.24, this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.
o.Severability
If any provision set forth in this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, the other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner that is materially adverse to any party to this Agreement. Upon such determination that any provision is invalid, illegal or incapable of being enforced by any law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties to this Agreement as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated by the parties to this Agreement to the greatest extent possible.
p.Headings
The table of contents and Article, Section and paragraph headings contained in this Agreement or any Exhibit or Schedule to this Agreement are for convenience of reference only, do not constitute part of this Agreement or any such Exhibit or Schedule and shall not be deemed to limit or otherwise affect, including modifying or influencing the interpretation of, any of the provisions hereof or thereof.
q.Athena Counsel

The Parties acknowledge that (a) Simpson Thacher & Bartlett LLP, Jones Day, Veirano Advogados, Demarest Advogados and Campos Mello Advogados (collectively, the “Athena Counsel”), before the Closing, acted as legal counsel to Athena and its Affiliates (including the Group Companies) in connection with the Cash Transfer and the other transactions contemplated in this Agreement, (b) the Athena Counsel has not acted as legal counsel for any other Person in connection with the Cash Transfer and any of the other transactions contemplated in this Agreement, and (c) the Athena Counsel may continue to represent Athena and its Affiliates (which will no longer include the Group Companies) after the Closing in connection with any post-Closing matters and disputes adverse to Angel and any of its Affiliates (including the Group Companies). In addition, all communications involving attorney-client confidences between Athena, its Affiliates or any of the Group Companies and the Athena Counsel in the course of the negotiation, documentation and consummation of the Cash Transfer and the other transactions contemplated in this Agreement shall be deemed to be attorney-client confidences that belong solely to Athena and its Affiliates (and not to the Group Companies).
r.Angel Counsel
The Parties acknowledge that (a) KLA Advogados and Alston & Bird LLP (collectively, the “Angel Counsel”), before the Closing, acted as legal counsel to Angel and its Affiliates in connection with the Cash Transfer and the other transactions contemplated in this Agreement, (b) the Angel Counsel has not acted as legal counsel for any other Person in connection with the Cash Transfer and any of the other transactions contemplated in this Agreement, and (c) the Angel Counsel may continue to represent Angel and its Affiliates (which will include the Group Companies) after the Closing in connection with any post-Closing matters and disputes adverse to Athena and any of its Affiliates. In addition, all communications involving attorney-client confidences between Angel, its Affiliates and the Angel Counsel in the course of the negotiation, documentation and consummation of the Cash Transfer and the other transactions contemplated in this Agreement shall be deemed to be attorney-client confidences that belong solely to Angel and its Affiliates.
s.Non-Recourse
This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, quotaholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any Action based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

Signature page 1/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020.

LAUREATE EDUCATION, INC.

By: /s/ Jean-Jacques Charhon
Name: Jean-Jacques Charhon
Title: Chief Financial Officer

Signature page 2/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Laureate Netherlands Holdings, B.V.

By: /s/ Aldert Jan de Bruin /s/ Hasan Barut
Name: Aldert Jan de Bruin / Hasan Barut
Title: Director A / Director B

Signature page 3/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

ICE Inversiones Brazil, SL

By: /s/ Aldert Jan de Bruin
Name: Aldert Jan de Bruin
Title: Director

Signature page 4/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA.

By: /s/ Alexandre Braga de Melo /s/ Igor Kojin
Name: Alexandre Braga de Melo / Igor Kojin
Title:

Signature page 5/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

VC NETWORK EDUCAÇÃO S.A.

By: /s/ Átila Simões da Cunha /s/ Rodrigo Rossetto Dias Ramos
Name: Átila Simões da Cunha / Rodrigo Rossetto Dias Ramos
Title: Officers

Signature page 6/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

ÂNIMA HOLDING S.A.

By: /s/ Marina Oehling Gelman / André Tavares Andrade
Name: Marina Oehling Gelman / André Tavares Andrade
Title: Officers

Signature page 7/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Leonardo Barros Haddad

/s/ Leonardo Barros Haddad

Signature page 8/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Ignacio Dauden Martinez

/s/ Ignacio Dauden Martinez

Signature page 9/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Átila Simões da Cunha

/s/ Átila Simões da Cunha

Signature page 10/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Gabriel Ralston Correa Ribeiro

/s/ Gabriel Ralston Correa Ribeiro

Signature page 11/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Fabricio Ghinato Mainieri

/s/ Fabricio Ghinato Mainieri

Signature page 12/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Daniel Faccini Castanho

/s/ Daniel Faccini Castanho

Signature page 13/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Marcelo Battistella Bueno

/s/ Marcelo Battistella Bueno

Signature page 14/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Mauricio Nogueira Escobar

/s/ Mauricio Nogueira Escobar

Signature page 15/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Rodrigo Rossetto Dias Ramos

/s/ Rodrigo Rossetto Dias Ramos

Signature page 16/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Romulo Faccini Castanho

/s/ Romulo Faccini Castanho

Signature page 17/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Ricardo Cançado Goncalves de Souza

/s/ Ricardo Cançado Goncalves de Souza

Signature page 18/18 of the Transaction Agreement executed between Laureate Education, INC, Laureate Netherlands Holdings B.V., Ice Inversiones Brazil, SL, Rede Internacional de Universidades Laureate Ltda., VC Network Educação S.A. and Ânima Holding S.A. on October 30, 2020

Witnesses:

/s/ Talles Ramos Oliveira Xavier            /s/ Andre Augusto Awoki
Name: Talles Ramos Oliveira Xavier        Name: Andre Augusto Awoki
Taxpayer No. (CPF/ME):                Taxpayer No. (CPF/ME):

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